     As filed with the Securities and Exchange Commission on May 28, 1996

Registration No. 333-01270
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          COMMODORE HOLDINGS LIMITED
            (Exact Name of Registrant as Specified in its Charter)

             Bermuda                            4400                       N/A
- ---------------------------------  ----------------------------  ----------------------
 (State or Other Jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)   Identification Number)

                           4000 Hollywood Boulevard
                            Suite 385, South Tower
                           Hollywood, Florida  33021
                                (954) 967-2100

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                            Mr. Frederick A. Mayer
                          Vice Chairman of the Board
                          Commodore Holdings Limited
                           4000 Hollywood Boulevard
                            Suite 385, South Tower
                           Hollywood, Florida  33021
                                (954) 967-2100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  Copies To:

        P. Michael Segal, P.A.                         Jay M. Kaplowitz
         Kathleen L. Deutsch                           Gersten, Savage,
           Broad and Cassel                        Kaplowitz & Curtin, LLP
             Miami Center                            575 Lexington Avenue
     201 South Biscayne Boulevard                 New York, N.Y. 10022-6102
              Suite 3000                                (212) 752-9700
         Miami, Florida 33131
            (305) 373-9400


       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box.                                                [X]

================================================================================

                        CALCULATION OF REGISTRATION FEE
========================================================================================

      Title of                             Proposed
     Each Class                            Maximum         Maximum
    of Securities              Amount      Offering       Aggregate         Amount of
        To Be                  To Be       Price Per        Offering      Registration
     Registered              Registered    Share/(1)/       Price/(1)/          Fee
- ----------------------------------------------------------------------------------------
Units/(2)/                   1,150,000   $   4.60       $ 5,290,000      $    1,824.14

Common Stock
  underlying Units/(2)/      1,150,000   $       /(2)/  $          /(2)/ $        None

Warrants
  underlying Units/(3)/      1,150,000   $   6.00/(3)/  $ 3,450,000/(3)/ $    1,189.66

Common Stock
  underlying Warrants/(4)/     575,000   $       /(4)/  $          /(4)/ $        None

Underwriter's Warrant/(5)/           1   $  10.00       $        10      $           0

Units underlying Under-
  writer's Warrants            100,000  $    6.90       $   690,000      $      237.93

Common Stock
  underlying Under-
  writer's Warrant             100,000  $        /(5)/  $          /(5)/ $        None

Warrants underlying
  Underwriter's Warrant/(3)/   100,000  $    6.00/(3)/  $   300,000/(3)/ $      103.45

Common Stock
  underlying Warrants
  contained in Under-
  writer's Warrant              50,000  $        /(4)/  $          /(4)/ $        None

Common Stock offered
  by Selling Stock-
  holders                    4,331,933  $    4.50       $19,493,699      $     6,721.82

Convertible Series A
  Preference Shares          1,006,979  $    4.50       $ 4,531,406      $     1,562.55

Common Stock reserved for
  Conversion of Convertible
  Series A Preference Shares 1,006,979  $        /(6)/  $          /(6)/ $         None
                                                                         --------------

Total                                                                    $    11,639.55
                                                                         ==============

                                      (ii)

================================================================================
/(1)/ Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.
/(2)/ Units are composed of one share of Common Stock and one Warrant to purchase one-half share of Common Stock. The amount to be registered includes 150,000 shares of Common Stock, 150,000 Warrants and 75,000 shares of Common Stock underlying the Warrants, which may be purchased by the Underwriter to cover over-allotments, if any. This amount includes 500,000 shares of Common Stock being offered by certain Initial Selling Stockholders.
/(3)/ The exercise price of the Warrants has been included for purposes of calculating the registration fee. Each Warrant entitles the holder to purchase one-half share of Common Stock.
/(4)/ Shares of Common Stock issuable upon the exercise of Warrants.  Pursuant to Rule 457(i), no additional registration fee is required.
/(5)/ The Underwriter's Warrant is composed of the option to purchase 100,000
      Units.
/(6)/ Shares of Common Stock issuable upon the conversion of the Series A
      Preference Shares, including such indeterminate number of shares of Common Stock as may be required for issuance upon conversion of the Series A Preference Shares being registered hereunder, and including such additional shares as may be issuable as a result of adjustments to the conversion price. Pursuant to Rule 457, no additional registration fee is required.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     (iii)

                               EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with an offering of 1,000,000 Units (the "Prospectus") and one to be used in connection with the sale of Common Stock by certain selling stockholders (the "Selling Stockholder Prospectus"). The Prospectus and the Selling Stockholder Prospectus will be identical in all respects except for the alternate pages for the Selling Stockholder Prospectus included herein which are labeled "Alternate Page for Selling Stockholder Prospectus."

                                      (iv)

                          COMMODORE HOLDINGS LIMITED

                    CROSS-REFERENCE SHEET SHOWING LOCATION
                         IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

          REGISTRATION STATEMENT                          CAPTION OR
         ITEM NUMBER AND CAPTION                    LOCATION IN PROSPECTUS
         -----------------------                    ----------------------
1.   Forepart of Registration              Outside Front Cover Page
     Statement and Outside Front Cover
     Page of Prospectus

2.   Inside Front and Outside Back         Inside Front and Outside Back Cover
     Cover Pages of Prospectus             Pages of Prospectus

3.   Summary Information, Risk Factors     Prospectus Summary; Summary Financial
     and Ratio of Earnings to Fixed        Information; Risk Factors
     Charges

4.   Use of Proceeds                       Use of Proceeds

5.   Determination of Offering Price       Front Page of Prospectus; Risk
                                           Factors; Underwriting

6.   Dilution                              Dilution

7.   Selling Security Holders              Selling Stockholders

8.   Plan of Distribution                  Underwriting

9.   Description of Securities to be       Description of Securities
     Registered

10.  Interests of Named Experts and        Not Applicable
     Counsel

11.  Information with Respect to the       Risk Factors; Dividend Policy;
     Registrant                            Management; Certain Tax
                                           Considerations; Business; Certain
                                           Foreign Issuer Considerations;
                                           Management's Discussion and Analysis
                                           of Results of Operations and
                                           Financial Condition

12.  Disclosure of Commission              Not Applicable
     Position on Indemnification for
     Securities Act Liabilities

13.  Other Expenses of Issuance and        Other Expenses
     Distribution

14.  Indemnification of Officers and       Indemnification of Directors and
     Directors                             Officers

15.  Recent Sales of Unregistered          Recent Sales of Unregistered
     Securities                            Securities

16.  Exhibits and Financial Statement      List of Exhibits; Financial Statement
     Schedules                             Schedules

17.  Undertakings                          Undertakings

                                      (v)

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   SUBJECT TO COMPLETION, DATED May 28, 1996
                                                    --
PROSPECTUS

                                1,000,000 UNITS

                               [COMMODORE LOGO]
                          COMMODORE HOLDINGS LIMITED

     Commodore Holdings Limited, a Bermuda corporation (the "Company"), hereby offers for sale (the "Offering") 1,000,000 units (the "Units") of the Company. Each Unit consists of one share of Common Stock, $.01 par value per share (the "Common Stock") and one redeemable warrant to purchase one-half share of Common Stock (the "Warrants") for $6.00 per share. The Warrants are exercisable only in pairs, with two Warrants entitling the registered holder to purchase one share of Common Stock. The Warrants are exercisable for a period of four years commencing one year from the date of issuance, subject to prior redemption. The Warrants may be redeemed by the Company on 25 days' notice at any time after one year from the date of issuance for $.05 per Warrant if the closing bid price of the Common Stock exceeds $9.00 per share for 20 consecutive trading days ending not more than 15 days prior to the date of any redemption notice. See "Description of Securities - Warrants." The Common Stock and Warrants will be detachable and separately tradeable at such time as the Underwriter (as hereinafter defined) determines, in its sole discretion. See "Underwriting" and "Description of Securities - Warrants."

     Of the 1,000,000 shares of Common Stock underlying the Units, 500,000 shares are being sold by the Company and 500,000 shares are being sold by certain of the selling stockholders (the "Initial Selling Stockholders"). The Company will not receive any of the proceeds from the sale of Common Stock by the Initial Selling Stockholders. The share of Common Stock underlying each Unit accounts for $4.50 of the $4.60 price of each Unit.

     Prior to the Offering, there has been no public market for the Units, Common Stock or Warrants, and there can be no assurance that any such market will develop. The offering price for the Units has been determined by negotiations between the Company and First Hanover Securities, Inc. (the "Underwriter") and is not necessarily related to the Company's asset value, net worth or other established criteria of value. See "Underwriting." The Company has applied to The Nasdaq National Market for inclusion, respectively, of the Units, Common Stock and Warrants. The proposed trading symbols for the Units, Common Stock and Warrants are __________, __________ and __________,
respectively.  See "Underwriting."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE UNITS.

  THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

==========================================================================================
                                  UNDERWRITING                              PROCEEDS TO
                  PRICE TO         DISCOUNTS                PROCEEDS TO   INITIAL SELLING
                   PUBLIC      AND COMMISSIONS/(1)/        COMPANY/(2)/    STOCKHOLDERS
- ------------------------------------------------------------------------------------------
Per Unit       $       4.60     $         .46          $        4.14/(3)/ $        4.05
Total/(4)/     $  4,600,000     $     460,000          $   2,115,000      $   2,025,000
==========================================================================================

____________________
/(1)/ Does not include additional compensation to the Underwriter consisting of:
      (a) a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering; (b) a five-year warrant, exercisable after one year, to purchase 100,000 Units at $6.90 per Unit; (c) a management and financial consulting agreement for a period of twenty-four months for an aggregate consideration of $48,000 payable on the closing of the Offering; and (d) a right of first refusal with respect to certain public or private sales of securities by the Company during the next one year. The Company has also agreed to pay to the Underwriter, a warrant solicitation fee of 5% under certain circumstances and to indemnify the Underwriter against certain liabilities including those arising under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

/(2)/ After deducting discounts and commissions payable to the Underwriter, but before payment of the Underwriter's non-accountable expense allowance and other expenses of the Offering (estimated at $449,716), payable by the Company. See "Underwriting."

/(3)/ The Company will receive $4.14 in proceeds from the sale of Units in which newly issued shares constitute the underlying Common Stock, and $.09 in proceeds from the sale of Units in which the Initial Selling Stockholders' shares constitute the underlying Common Stock. Such $.09 represents the proceeds from the Warrant underlying each Unit.

/(4)/ The Company has granted the Underwriter an option, exercisable for 30 calendar days after the closing of the Offering (the "Closing"), to purchase up to 150,000 additional Units, upon the same terms and conditions set forth above, solely for the purpose of covering over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to the Company will be $3,040,000, $304,000 and $2,736,000, respectively. All shares of Common Stock underlying the Units comprising the Over-Allotment Option will be sold by the Company. Accordingly, no proceeds from the sale therefrom will be paid to the Initial Selling Stock holders. See "Underwriting."

       The Units are offered by the Underwriter on a firm commitment basis, subject to prior receipt and acceptance, the approval of certain legal matters by counsel and prior sale, when, as and if issued. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order, in whole or in part. It is expected that delivery of the certificates representing the Units will be made against payment therefor at the offices of the Underwriter, 100 Wall Street, New York, New York on or about ____________, 1996.

                        FIRST HANOVER SECURITIES, INC.
                                     LOGO
               The date of this Prospectus is ____________, 1996

[INSIDE FRONT COVER PAGE]

     This Prospectus also relates to the offer and sale by certain persons (the "Selling Stockholders") of up to 5,338,912 shares of Common Stock, which include 1,006,979 shares of Common Stock, which presently may be issued upon the conversion of the Company's Convertible Series A Preference Shares (the "Series A Preference Shares"). All of the Selling Stockholders are prohibited from selling any of such shares for a period of one year without the prior written consent of the Underwriter. See "Concurrent Registration of Common Stock."

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                   ENFORCEABILITY OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAWS

     The Company is a Bermuda company and certain of its directors are residents of jurisdictions outside the United States. All or a substantial portion of the assets of such directors and of the Company are or may be located in jurisdictions outside the United States. Therefore, it ordinarily could be difficult for investors to effect service of process within the United States on any of these parties who reside outside the United States or to recover against them on judgments of U.S. courts predicated upon civil liability under the U.S. federal securities laws.

     The Company has been advised by its legal advisor in Bermuda, Richards, Francis & Francis, that the United States and Bermuda do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in Bermuda. However, a final and conclusive judgment of a state or federal court of the United States under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981 Bermuda) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action for the debt evidenced by the United States court's judgment. On general principles, such proceedings should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, provided that (i) such court had proper jurisdiction over the parties subject to such judgment, (ii) such court did not contravene the rules of natural justice of Bermuda, (iii) such judgment was not obtained by fraud, (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (vi) due compliance was made with the correct procedures under the laws of Bermuda. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce in Bermuda judgments in civil and commercial matters obtained in any federal or state court in the United States. A Bermuda court may impose civil liability on the Company or the Company's directors or officers in a suit brought in the Supreme Court of Bermuda against the Company or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

                              PROSPECTUS SUMMARY

     The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, (i) all references to "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction; (ii) references to a "fiscal" year or references to the Company's operating results and other data in respect of a specific year shall be references to the year ended September 30; and (iii) the source of all industry data except where otherwise indicated is as reported by Cruise Lines International Association ("CLIA"), an industry trade group, without any independent verification. References in this Prospectus to the Company include references to the Company's subsidiaries whenever appropriate.


                                  THE COMPANY

GENERAL

     Commodore Holdings Limited, a Bermuda exempted company (the "Company"), owns two cruise ships, the S/S Enchanted Isle (the "Enchanted Isle") and the S/S Universe Explorer (formerly the S/S Enchanted Seas) (the "Universe Explorer" or the "Enchanted Seas"). The Enchanted Isle offers Caribbean cruises from New Orleans and the Universe Explorer is chartered to Sea-Comm, Ltd., a Liberian corporation ("Sea-Comm"), a joint venture between the Company and Seawise Foundation, Inc. ("Seawise"), which in turn has space-chartered the vessel to Seawise, which operates the educational "Semester at Sea" program during a portion of the year. Sea-Comm will operate cruises to Alaska aboard the Universe Explorer during the balance of the year. The Company acquired the Enchanted Isle and the Enchanted Seas in July 1995 from Commodore Cruise Line Limited, a Cayman Islands Company and certain of its subsidiaries ("Old Commodore").

     Since April 1995, the Enchanted Isle has offered seven day cruises from New Orleans to the Western Caribbean with ports-of-call at Cancun, Cozumel, Grand Cayman and Montego Bay (alternately, Key West). It is a 23,395 gross registered ton cruise vessel, has nine passenger decks, a capacity of approximately 729 passengers in 366 cabins (on a double occupancy basis), is of Panamanian registry and was built in 1958. The Enchanted Isle is designed to be a seagoing resort containing a casino, nightclub, movie theater, swimming pool, restaurants, workout room, sundeck and deck activities. Old Commodore acquired the Enchanted Isle in May 1989, and from May 1989 until May 1993, the Enchanted Isle was operated as a cruise ship. From May 1993 until August 1994, Old Commodore chartered the Enchanted Isle to an entity which operated it as a floating hotel in St. Petersburg, Russia. The ship was then removed from service before being renovated between August 1994 and December 1994 and returned to Caribbean cruise service. In December 1994, while on a cruise to Barbados, the cruise vessel caught fire near San Juan, Puerto Rico and was out of service for repair until February 1995 when it began an itinerary from Barbados to ports-of-call in the Caribbean. In April 1995, the Enchanted Isle was repositioned to New Orleans.

     Revenues from the Enchanted Isle are derived from ticket sales and from certain on-board activities and services operated by the Company including casino gambling, liquor sales in a variety of bars, restaurants, lounges, and a discotheque. Additional revenue is earned from the sale of pre- and post-cruise packages in the vessel's city of embarkation. The Company earns concession revenue from duty-free shops, gift shops, the sale of photographs to passengers, shore excursions and from the beauty salon. See "Business - On-Board and Other Revenues."

     The Universe Explorer is a 23,900 gross registered ton cruise vessel, has nine passenger decks, a capacity of approximately 739 passengers in 363 cabins (on a double occupancy basis), is of Panamanian registry and was built in 1958. The Universe Explorer was designed to be a seagoing resort containing a casino, discotheque, movie theater, library, reading room, restaurants, full service communication facilities, two pools, jogging course, aerobic classes, workout room, sun deck areas and deck activities. Old Commodore acquired the Enchanted Seas in May 1989. The Enchanted Seas operated as a cruise ship on different itineraries between May 1989 and April 1995. The Enchanted Seas was then laid up and placed in drydock for maintenance and refurbishing between April 1995 and January 1996. During this time, the Company renovated portions of it to prepare it for use both as a cruise vessel and for use in the Semester at Sea program. The Company removed the vessel's casino to install a library, and installed various partitions so that certain lounges and dining areas could be easily converted to classrooms when needed for the Semester at Sea program and returned to their prior state when used for cruises. The Company also renamed the vessel the "Universe Explorer." See "Business - The Joint Venture."

     Revenues from the Universe Explorer are derived from charter revenue. Sea-Comm derives revenues from different sources depending on whether the vessel is being used as a cruise vessel or for the Semester at Sea program. Cruise revenues include those from ticket sales and certain on-board activities and services such as beverage sales, shore excursions, and concession revenue. Revenues from the Semester at Sea program are derived from space charter fees and ticket sales to adult (non-student) passengers, who may represent up to 24% of the passengers on each voyage. Seawise has guaranteed ticket sales to 60 adult passengers on each voyage during 1996, which number increases in subsequent years. Additional revenue is earned from beverage and snack bar sales and from other miscellaneous on-board services. See "Business - The Joint Venture", "Business - Ticket Revenues" and "Business - On-Board and Other Revenues."

     Cruises in general are differentiated primarily by cruise cost, length and itinerary. Segments within the cruise industry include the standard, premium and luxury cruises, each of which, the Company believes, appeals to different population segments and attracts varying demographic groups. The standard market, in which the Company competes, is the largest of the three segments, comprising approximately 55% of industry-wide capacity. See "Business - Market Position."

     The Company believes that the Semester at Sea program is unique, and to its knowledge, the Universe Explorer is the only such floating university in the world. The program competes indirectly, however, with land-based semester or year abroad programs offered to college students. See "Business - Competition."

     The Company was incorporated in Bermuda on April 13, 1995. The executive offices of the Company are located at 4000 Hollywood Boulevard, Suite 385, South Tower, Hollywood, Florida 33021, and its telephone number is
(954) 967-2100.

THE COMMODORE ACQUISITION

     The Company and its wholly-owned subsidiaries were established for the purpose of acquiring certain assets (the "Commodore Acquisition") of an existing cruise line operation from Old Commodore. The Commodore Acquisition included the trade names "Commodore" and "Commodore Cruise Line" ("Commodore"), as well as certain related trade names and trademarks (collectively, the "Trademarks"), the Enchanted Isle and the Enchanted Seas, and all of Old Commodore's existing operations with regard to the Enchanted Isle and the Enchanted Seas (together the "Cruise Ships"), including certain advance ticket sales, marketing and sales information, and certain shoreside assets (collectively, the "Commodore Assets").

     The Company closed the Commodore Acquisition on July 14, 1995 (the "Commodore Closing"). The purchase price for the Commodore Assets was $33,500,000. The Company paid $5,000,000 to Old Commodore, which represented the cash portion of the purchase price. In addition, the Company issued 1,000,000 shares of its convertible series A preference shares (the "Series A Preference Shares") at an agreed value of $4.00 per share to EffJohn International B.V. ("EffJohn"), the parent company of Old Commodore, as partial payment of the purchase price. EffJohn International Cruise Holdings, Inc. (the "Lender"), an affiliate of EffJohn, loaned the balance of the purchase price, $24,500,000, to the Company (the "Loan"), which is secured by substantially all of the assets of the Company's wholly-owned subsidiary New Commodore Cruise Line Limited, a Bermuda exempted company ("New Commodore"), including first preferred ship's mortgages on the Cruise Ships. For additional terms of the Commodore Acquisition, see "Business - The Commodore Acquisition." References herein to the operations of the Company are to the historical operations of Old Commodore prior to the Commodore Closing and to those of the Company subsequent thereto.


                                  THE OFFERING

Securities Offered............ 1,000,000 Units. Each Unit consists of one share of Common Stock and one Warrant to purchase one-half share of Common Stock. See "Description of Securities."

Terms of Warrants............  The Warrants are exercisable only in pairs, with two Warrants entitling the holder to purchase one share of Common Stock for an exercise price of $6.00 per share commencing one year after the date of this Prospectus and terminating five years after the date of this Prospectus (the "Expiration Date"), subject, in certain circumstances, to earlier redemption by the Company. The exercise price and number of shares issuable upon exercise of the Warrants are subject to adjustment in certain circumstances. The Warrants will be detachable from the Common Stock and separately tradeable at such time as the Underwriter determines, in its sole discretion. See "Description of Securities - Warrants."

Common Stock Outstanding
Prior to Offering/(1)(2)/..... 4,931,933 shares of Common Stock.

Common Stock to be
Outstanding After the
Offering/(1)(2)(3)/........... 5,431,933 shares of Common Stock and warrants to purchase 1,575,000 shares of Common Stock
                               (assuming the Underwriter does not exercise the Over-Allotment Option.) See "Management," "Principal Stockholders" and "Certain Transactions."

Warrants Outstanding Prior
 to Offering/(4)/............. 1,075,000 warrants.

Warrants to be Outstanding
 After the Offering/(5)/...... 1,000,000 Warrants and 1,075,000 warrants.

Series A Preference Shares
 Outstanding/(6)/............. 1,006,979 shares.

Use of Proceeds............... The net proceeds to the Company from the sale of the Units will be $1,665,284, after deducting commissions and expenses of the Offering estimated at $684,716. The Company intends to use the net proceeds of this Offering for renovations to its vessels and for working capital purposes. See "Use of Proceeds."

Risk Factors.................. An investment in the Units is speculative and involves a high degree of risk and should not be purchased by anyone who cannot afford the loss of his entire investment. See "Risk Factors" and "Dilution."

Proposed Nasdaq National
 Market Symbols/(7)/.......... Units - ____________
                               Common Stock - ____________
                               Warrants - ___________

____________________
/(1)/ Does not include an aggregate of 500,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the Company's stock option plan (the "Plan"). See "Management - Stock Option Plan."

/(2)/ Does not include the Series A Preference Shares, which are currently convertible into shares of Common Stock at the conversion rate of the higher of US$4.00 or eight times the annual primary earnings per share of Common Stock for the previous fiscal year.

/(3)/ Does not include 225,000 shares of Common Stock issuable upon exercise in full of the Over-Allotment Option and the Warrants and underlying shares of Common Stock included therein, or 150,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant and the shares of Common Stock underlying the Warrants contained therein. See "Underwriting."

/(4)/ These warrants do not contain the same terms as the Warrants offered herein. See "Description of Securities."

/(5)/ Does not include 150,000 Warrants underlying the Units in the Over-Allotment Option or 100,000 Warrants underlying the Units in the Underwriter's Warrant.

/(6)/ Convertible into Common Stock at the conversion rate of the higher of US$4.00 or eight times the annual primary earnings per share of Common Stock for the previous fiscal year. See "Description of Securities - Series A Preference Shares."

/(7)/ The proposed symbols do not imply that a liquid and active market will develop or be sustained for the securities upon completion of the Offering.

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information has been extracted from, and should be read in conjunction with, the Consolidated Financial Statements and related Notes thereto of the Company and the Combined Financial Statements of the S/S Enchanted Seas and S/S Enchanted Isle, operating units of EffJohn International B.V. (the "Predecessor") included elsewhere in this Prospectus. Pro forma information is presented assuming the acquisition of the Cruise Ships and the associated secured indebtedness, and the elimination of the redemption feature of the Series A Preference Shares, as of October 1, 1994.


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               New Commodore                                 New
                                                                                  Period       Pro forma   Predecessor    Commodore
                                        Predecessor                                Ended      Year Ended       Six Month Ended
                                  Years Ended December 31,                    September 30,  September 30,         March 31,
                           -----------------------------------------------    -------------  -------------   -----------------------
INCOME STATEMENT DATA:          1991         1992         1993        1994        1995(1)        1995          1995         1996
                             -----------  -----------  ----------  ----------  -------------  -----------  ------------  -----------
                             (Unaudited)  (Unaudited)                                         (Unaudited)  (Unaudited)   (Unaudited)
Total revenues                 $ 60,465     $ 54,368    $ 45,650    $ 41,860      $ 7,256       $ 35,075      $ 17,606     $ 19,174
Operating expenses               45,705       44,229      34,265      28,527        4,941         34,704        18,244       13,955
Selling & administrative
 expenses                        12,261       11,114       6,833       6,484        1,664          9,899         5,609        3,766
Depreciation and
 amortization                     5,139        5,530       4,903       3,599          198          1,693         1,780          620
Interest Expense, net             3,277        1,980       1,682       1,294          133          1,929         1,367          486
Write-off of goodwill                -            -        6,023          -            -              -             -            -

Other Income                         -            -           -           -            -              4             -          (341)

Loss on Vessel Fire                  -            -           -        1,367           -              -          1,367           -

Minority interest in earnings
  of consolidated joint
   venture                           -            -           -           -            -              -             -           412

Net earnings (loss) before
 tax                             (5,917)      (8,485)     (8,056)        589          320        (13,154)      (10,761)         276

Provision for taxes                  -            -           -           -             8             -             -            -

Net earnings (loss) before      $(5,917)     $(8,485)    $(8,056)  $     589      $   312       $(13,154)     $(10,761)     $   276
preferred stock dividend

Provision for preferred
  stock dividend                     -            -           -           -            60            280            -           140

Net earnings (loss) available
  for Common Stockholders       $(5,917)     $(8,485)    $(8,056)  $     589      $   252       $(13,434)     $(10,761)         136
                                =======      =======     =======   =========      =======       ========      ========      =======
Net earnings (loss) per
 share(2)(3)                        --           --          --          --          0.06          (2.59)                       .03
                                =======      =======     =======   =========      =======       ========                    =======

Average shares outstanding
 (000's)                                                                            4,378          5,185                      5,185
                                                                                  =======       ========                    =======



BALANCE SHEET DATA:
Property and equipment,
  net of depreciation                                              $  37,565      $33,085                                   $37,450
Total assets                                                       $  40,232      $44,097                                   $47,751
Total borrowings                                                   $  30,020      $28,500                                   $24,367
Total stockholders' equity (deficit)                              ($   5,585)     $ 8,519                                   $ 8,795

____________________
(1) The period is from April 13, 1995 (date of inception) through September 30, 1995; however, the Company commenced cruise operations on July 15, 1995 when the Company acquired the vessels.
(2) Net earnings (loss) per common equivalent share is based upon the weighted average number of shares and equivalents outstanding during each period after giving effect for dividends on the Series A Preference Shares.
(3) Earnings per share does not apply to fiscal years 1991-1994 and the six months ended March 31, 1995 because during such periods Old Commodore was an operating unit of EffJohn International B.V.

                                  RISK FACTORS


          THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT IN THE COMPANY. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

     1.   LACK OF OPERATING HISTORY OF THE COMPANY; LACK OF EXPERIENCE OF
          MANAGEMENT

          The Company was formed in April 1995 for the purpose of acquiring the Commodore Assets. Although certain members of the Company's management have experience in the operation of cruise ship lines while in the employ of others, a number of members of the Company's management lack such experience, and those members of management with such experience have not necessarily worked together as a management team previously. In addition, although the Cruise Ships have an audited operating history, such operating history may not be indicative of the results of the Company if the Company's cost structure and planned operations vary from that of the Predecessor. Accordingly, prospective investors should recognize that as a new venture, the Company lacks a substantial operating history, as a result of which no assurance can be given as to its ability to operate profitably or to sustain profitability if achieved. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Management," "Consolidated Financial Statements" and "Combined Financial Statements."

     2.   HISTORY OF LOSSES; WORKING CAPITAL DEFICITS

          During the six months ended March 31, 1996, the Company had net income of $275,708 resulting, in large part, from $425,000 in revenue from the cancellation of a charter agreement with an affiliate, as well as $340,000 in other income. Absent such revenue, the Company would have incurred a net loss for this period. During the five and one-half month period ended September 30, 1995, the Company had net income of $311,535, which also resulted, in large part, from $425,000 in revenue from the cancellation of a charter agreement with an affiliate. Absent such revenue, the Company would have incurred a net loss for the five and one-half month period ended September 30, 1995 as well. Moreover, for the six and one-half month period ended July 14, 1995, the Predecessor incurred a net loss of $17,093,049. For the years ended December 31, 1994 and 1993, the Predecessor earned income of $589,151, and incurred a net losses of $8,056,183, respectively. Furthermore, the Company also had a working capital deficiency at March 31, 1996 of $5,078,070. There can be no assurance as to when, if ever, the Company will achieve profitability. See "Business," "Consolidated Financial Statements" and "Combined Financial Statements."

     3.   NEED FOR ADDITIONAL FINANCING

          The Company estimates that the net proceeds of the Offering and operating cash flow from the Cruise Ships will be sufficient to satisfy its anticipated cash requirements for a period of approximately 12 months following the consummation of the Offering. In the event that such proceeds prove to be insufficient, and the Company does not generate sufficient cash flow from operations to satisfy cash requirements, the Company may find itself in a position in which it may be required to seek additional equity or debt financing to support its ongoing operations. No assurance can be given that such funds, if required, will be available on terms that are satisfactory to the Company, if they are available at all. If the Company is unable to obtain such financing when needed, it might default under the Loan, cause the Cruise Ships to be foreclosed upon and cease its operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     4.   SUBSTANTIAL INDEBTEDNESS; EXISTENCE OF LIENS ON ALL ASSETS

          Upon the Commodore Closing, the Company became indebted to the Lender in the amount of U.S. $24,500,000 (the "Acquisition Indebtedness"), which indebtedness is secured by a lien on substantially all of New Commodore's assets. While the Acquisition Indebtedness may increase the potential return on invested capital, it also presents additional elements of risk, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, ship and other acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal and interest on its indebtedness and if such funds are insufficient the Company will be forced to raise additional funds or curtail activities such as marketing; (iii) the Company's degree of leverage may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures; and (iv) the Company's borrowing at variable rates of interest will subject the Company to fluctuations in interest rates. Moreover, to the extent that the Company's assets continue to be pledged to secure the Acquisition Indebtedness, such assets will be unavailable to secure additional debt financing, which may adversely affect the Company's ability to borrow in the future. A substantial portion of the Company's cash flow will be used for debt service. If the Company fails to satisfy obligations with respect to the Acquisition Indebtedness, including without limitation making required payments of principal and interest, the Acquisition Indebtedness could be declared in default and the Company's assets foreclosed upon. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company
- - The Commodore Acquisition."

     5.   EXEMPTION FROM CERTAIN U.S. INCOME TAXES

          The Company is a foreign corporation which is engaged in a trade or business in the United States. The Internal Revenue Code of 1986, as amended (the "Code") provides a complex set of tax rules concerning the taxation of foreign corporations engaged in business in the United States. Under these rules, such a foreign corporation may be subject to various U.S. taxes, including the regular U.S. corporation income tax (or alternative minimum tax); an additional branch profits tax; a gross basis tax on certain gross rentals derived from bareboat charters of ships to affiliated or unaffiliated companies; and branch taxes on certain interest paid or accrued. The Company expects that, unless and except to the extent that it qualifies for the tax exemption provided by Code sec tion 883(a), it will be subject to these U.S. income taxes.

          The Company anticipates that upon completion of this Offering it will qualify for this exemption because Code section 883(c) generally makes eligible for the Code section 883(a) exemption wholly-owned foreign subsidiaries of a foreign corporation, provided that both the country of incorporation of the foreign subsidiary, and the country of incorporation of the foreign parent, reciprocally exempt the international shipping income of U.S. shipping corporations, and the foreign
              ---
parent's stock is primarily and regularly traded on an established securities market in the United States or in certain foreign countries.

          However, there is no assurance that the Company will successfully complete this Offering. Even if this Offering is completed, there are certain events, such as decline in the market value of the Company's Common Stock relative to the value of its Series A Preference Shares, a de-listing from Nasdaq, a change in the Bermuda or Panama tax laws governing shipping income, or a change in Code section 883(a) or regulations issued thereunder, which could cause the Company to not qualify for the reciprocal exemption provided by that section. Therefore there can be no absolute assurance that the corporate tax exemption provided by Code section 883(a) will be available. See "Certain Tax Considerations - Taxation of the Company - Possible U.S. Tax Exemption under
Section 883(a) of the Code."

     6.   COMPETITION

          The cruise line industry is extremely competitive. The Company operates in the Gulf of Mexico, the Caribbean and in Alaska, and competition for passengers in such geographic areas is intense. The Company competes with other cruise ship lines in the standard segment that offer the same type of products in several markets, and land-based resorts, many of which have significantly greater financial resources and experience, and are more well known than the Company. The Company competes with its competitors principally on the basis of quality of service, type and variety of itineraries and price. In particular, since the Company presently has only two vessels, with limited itineraries, it may be disadvantaged in attracting passengers. Fixed costs represent the major portion of a cruise line's operating expenses and cannot be reduced when competition causes a reduction in load factors or ticket prices. In addition, cruise demand declined slightly during 1994 and 1995 for the first time in several years. As a result, there can be no assurance that satisfactory occupancy percentages will be reached and maintained or that the Company will be able to sustain or enhance any penetration and competitive position.

          Recent statistics indicate that the larger cruise lines are increasing existing capacity by acquiring new ships, making it very difficult for smaller operators, such as the Company, to compete with the glamorous new ships for passengers. Industry sources predict that the increase in capacity will not be matched by a sufficient increase in passenger volume and that the older ships will not operate at full capacity. Various articles concerning the cruise line industry note that this trend is expected to continue in the foreseeable future. If this trend continues, the Company's ability to compete with these larger operators may be substantially impaired.

          Although the Company believes that the Universe Explorer offers the only ocean-going accredited educational program, such as the Semester at Sea program, this program competes for student passengers with operators of land-based university programs, such as semesters abroad. Many of these universities have substantially greater experience and resources than the operators of the Semester at Sea program. In addition, the Semester at Sea program competes for adult passengers with extended cruise providers, such as freighters which offer passenger quarters. In the event such programs are not successful, the operator could, in certain circumstances, cancel the charter of the Universe Explorer, and the Company would have to seek another use of this vessel. There can be no assurance that the Company could successfully identify a profitable alternative for such vessel.

     7.   THE CRUISE SHIPS; PURCHASE OF COMMODORE ASSETS "AS IS"

          The Enchanted Isle underwent an overhaul and refitting from August 1994 until December 1994. The Company just completed a substantial overhaul on the Universe Explorer to prepare it for the Semester at Sea program. There can be no assurance, however, that required drydock maintenance will be completed in the future on a timely basis. Delays in completing future maintenance may be caused by technical matters, strikes, acts of God, or negligence. The Cruise Ships were built in 1958. Their age makes them particularly susceptible to this risk. In the event of any such delay, the Company would likely lose substantial revenue while such vessel was out of service. Although the Company has obtained insurance to recover lost revenues when either of the Cruise Ships is out of service due to a covered event for more than two weeks, there can be no assurance that insurance proceeds will be adequate to cover the Company's losses.

          Moreover, the Company acquired the Commodore Assets "AS IS", and thus did not receive any assurances from EffJohn as to the condition of the Commodore Assets. The Company did, however, have a professional surveyor survey the Cruise Ships and EffJohn was obligated to deliver them to the Company in substantially the same condition as each vessel was in at the time of its inspection. In addition, EffJohn was obligated to perform specified maintenance and repairs on the Universe Explorer and deliver this vessel to the Company upon satisfactory completion of such repairs as confirmed by the vessel's classification society. Each vessel was inspected by its respective classification society prior to delivery to the Company and was delivered up to its class standards. Despite these inspections, deficiencies in one or both of the vessels may exist which were not noted by the surveyor. In addition, although management of the Company has attempted to review the operations of Old Commodore and the other assets of Old Commodore which the Company acquired, it may not have uncovered all material problems or defects which exist with respect to the Commodore Assets. If the Company discovers any such defects or deficiencies with respect to the Commodore Assets, including the vessels, in the future, it will not have any recourse against EffJohn or Old Commodore, and will have to bear any such loss without contribution from such entities. See "Business - The Commodore Acquisition."

     8.   GOVERNMENT REGULATION

          The Cruise Ships are registered in Panama, and are subject to regulations issued by Panama, including regulations issued pursuant to international treaties governing the safety of the ships and its passengers.
The country of registry will conduct periodic inspections to verify compliance with these regulations. The United States Coast Guard periodically carries out Port State control verification of the condition of the Cruise Ships and their compliance with international and Panama regulations, as permitted under international treaties. The Company believes that the Cruise Ships are in substantial compliance with all applicable regulations and that they have the licenses necessary to conduct their business; however, there can be no assurance that the Cruise Ships comply with all such regulations.

          The Company is also subject to international treaties prohibiting ocean dumping and to various U.S. laws and regulations relating to environmental protection. Under such laws and regulations, the Company will be prohibited from, among other things, discharging materials, such as petrochemicals and plastics, into the waterways. The Company has obtained insurance against the costs of environmental damage due to oil pollution occasioned at, or in transit to, sea. However, the civil and criminal fines that may be imposed for environmental damage or for illegal ocean dumping are not and cannot be insured against and the Company remains exposed to this risk although the Company does have and expects to continue regular training and to maintain established procedures to prohibit and prevent the discharge or dumping of prohibited substances. Although the financial costs relating to U.S. environmental laws and regulations are not expected to have a material adverse impact on the Company's results of operations, financial condition or liquidity, there can be no assurance that an uninsured loss will not occur.

          The Company believes that it is in substantial compliance with all regulations applicable to the operation of the Cruise Ships and has the licenses necessary to conduct its business, however, there can be no assurance thereof. From time to time, legislation has been introduced and new regulations proposed which could have an impact upon the Company's operations. During recent years, the International Convention on Safety of Life at Sea ("SOLAS") has been amended and will, among other things, require most passenger vessels not fitted with sprinkler systems to install such systems and other safety arrangements, including smoke detection systems, low-location lighting and enclosed escape stairwells, by October 1997. In the event a vessel meets certain requirements under SOLAS as amended through 1974, but without reference to any subsequent amendments thereto ("SOLAS 1974"), it will not be required to be fitted with a sprinkler system or to make other required safety modifications until on or before October 1, 2005. The Cruise Ships are not currently fitted with sprinkler systems. The Company believes that the Cruise Ships meet the necessary requirements under SOLAS 1974 and thus that it will not have to fit them with sprinkler systems or make other modifications until October 1, 2005. Neither the U.S. Coast Guard nor either of the Cruise Ships' classification societies has definitely confirmed that the Cruise Ships meet the SOLAS 1974 requirements. Thus, there is a risk that the Company will have to install such systems and make such modifications aboard the vessels in 1997. The cost of such installation and modifications is presently estimated to be approximately $3,000,000 per vessel. The Company has not set aside or otherwise anticipated where it will obtain such funds if it must meet the 1997 deadline. In addition, the installation of the sprinkler systems could require that the Cruise Ships be out of service for approximately three months with the attendant loss of revenue. The installation of sprinkler systems aboard the Cruise Ships in 1997, if required, could have a material adverse effect on the financial condition of the Company.

          There have been efforts in prior Congresses to adopt bills that would apply United States labor laws to non-resident alien crews of foreign registered ships sailing from U.S. ports and to exclude certain foreign-built ships from U.S. ports if they received construction subsidies of a particular type. With respect to the ship construction subsidies, the Cruise Ships are U.S. built and thus would be at risk to such legislation only if it were to apply to conversion and maintenance work performed on the vessels in foreign countries. The application of U.S. labor laws to foreign-registered passenger ships would have a very substantial impact on the cruise industry as a whole and the Company cannot predict the implications on its operations. Such proposed legislation is not presently under consideration by the 104th Congress, but there can be no assurance that it will not be re-introduced. See "Business - Government Regulation."

     9.   INTERNATIONAL FACTORS

          The Company's itineraries typically include ports outside the U.S. Thus, the Company and its business may be affected by the risks of doing business abroad, including changes in foreign governments, foreign laws and regulations, economic and political conditions, restrictions on currency transfer, exchange fluctuations, currency devaluations, customs duties, tariffs, import quotas and other possible adverse regulations, which could result in increased costs, delayed or reduced revenues from foreign operations, adverse effects on the Company's ability to generate revenue and other adverse consequences. See "Business - Government Regulation."

     10.  NO DIVIDENDS

          To date, the Company has not paid any dividends on its Common Stock and does not expect to declare or pay dividends on the Common Stock in the foreseeable future. The Loan documents and the terms of the Series A Preference Shares contain additional restrictions on the Company's ability to pay a dividend on the Common Stock. See "Business", "Description of Securities - Series A Preference Shares" and "Dividend Policy."

     11.  JOINT VENTURE RISKS

          Pursuant to the agreement governing the joint venture between the Company and Seawise (the "Agreement"), Seawise has the right to terminate the Agreement, and thus the Company's charter of the Universe Explorer for use in the Semester at Sea and Alaska cruise programs, on 15 months' notice at any time after January 14, 1999. In the event Seawise terminates the Agreement, there can be no assurance that the Company will find an acceptable alternate use for the Universe Explorer. See "Business - The Joint Venture."

     12.  DAMAGE TO OR DESTRUCTION OF THE CRUISE SHIPS

          The Company's profitability is dependent on the operation of the Cruise Ships. If either of the Cruise Ships were to be damaged due to a hurricane, storm, or other natural disaster or for some other reason, the Company's operations could be terminated until such Cruise Ship was repaired or replaced. Furthermore, such repairs or replacement could be delayed if funds are not available to pay for such repairs or replacement. The Company maintains hull and machinery insurance as well as increased value insurance on both the Universe Explorer and the Enchanted Isle, as required by the terms of the Loan, as well as loss of hire insurance to cover loss of revenues in certain situations. See "Business - Insurance." Despite such insurance coverage, there can be no assurance that the insurance proceeds will be sufficient to fully compensate the Company for its losses. See "Business - Insurance."

     13.  CERTAIN BUSINESS RISKS

          The Company's operations may be adversely affected by numerous other factors, including, among others, labor disturbances or strikes, either by shipboard employees or land based personnel, government regulatory orders or rules, or the failure of its reservations system. The Company's activities will also be subject to risks generally associated with the operation of a business, including changes in general and local economic conditions, fiscal policies affecting the business and related industries, acts of God and other factors which are beyond the control of the Company. Finally, the Company's business will be faced with risks generally found in the cruise business, such as fluctuations in the cost of fuel, claims for property damage or personal injury to passengers or crew. The Company has obtained insurance to protect it against these types of claims, but there can be no assurance that such insurance will provide coverage for all types of claims or that the amount of coverage will be sufficient in all cases. See "Business-Insurance."

     14.  TRADEMARK PROTECTION

          The Company owns the Trademarks, which include Commodore Cruise Line and the distinctive Commodore logo. The Company believes that the Trademarks are widely recognized and have considerable value, of which no assurance can be given. The Company has not yet recorded the transfer of certain of its foreign Trademarks to it due to the substantial cost involved and the potentially limited value of certain of such Trademarks. The Company is not aware of any actions against its Trademarks and, to the Company's knowledge, no notice or claim of infringement in respect of its Trademarks exists. There can be no assurance that the Company's Trademarks do not violate the proprietary rights of others, that they would be upheld if challenged, that the Company would not, in such an event, be prevented for using the Trademarks or that its failure to record the transfer of certain of its foreign Trademarks will not have an adverse effect on the Company. See "Business - Trademark Protection."

     15.  RELIANCE ON CURRENT MANAGEMENT

          The Company's operations and future success are greatly dependent upon certain members of its senior management, particularly the services of its Vice-Chairman, Frederick A. Mayer, New Commodore's President, James R. Sullivan, and New Commodore's Chief Financial Officer, Alan Pritzker. Mr. Mayer, Mr. Sullivan and Mr. Pritzker have executed employment agreements with New Commodore; however, the Company does not maintain key-man life insurance on any of their lives. The termination of any of their employment or loss of any of their services for any other reason could have a significant adverse effect upon the Company's operations.

          The Company's success is also dependent upon the ability of the Company to hire and retain additional financial and marketing personnel. Competition for qualified employees among cruise line companies is intense, and the inability to attract, retain and motivate additional highly skilled employees, could adversely affect the Company's business and prospects. There can be no assurance that the Company will be able to retain its existing personnel or attract additional qualified employees. See "Business - Employees" and "Management."

     16.  BROAD DISCRETION IN APPLICATION OF PROCEEDS

          A substantial portion of the net proceeds from this Offering will be applied to working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

     17.  CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

          After completion of the Offering, the Company's officers and directors will own, in the aggregate, approximately 29.2% of the issued and outstanding shares of Common Stock of the Company, excluding any Common Stock which may be issued upon the conversion of the Series A Preference Shares, the exercise of the Warrants or the exercise of certain outstanding warrants to purchase Common Stock. Mr. Binder, the Chairman of the Company, and Mr. Mayer, the Vice-Chairman of the Company, will beneficially own approximately 20.3% and 9.7% of the outstanding Common Stock of the Company, respectively, excluding any shares of Common Stock which may be issued upon the conversion of the Series A Preference Shares, the exercise of the Warrants or the exercise of certain outstanding warrants to purchase Common Stock. The foregoing computations assume that none of the Company's officers or directors will purchase any Units in the Offering. In the event that any of such persons purchase Units, such ownership percentages will increase. Accordingly, management will be able to substantially influence the election of the Company's board of directors and have the ability to influence the Company's affairs and the conduct of its business. See "Management" and "Securities Ownership of Principal and Initial Selling Stockholders."

     18. RIGHTS OF SECURITY HOLDERS UNDER BERMUDA LAW MAY BE LESS THAN UNDER U.S. JURISDICTIONS

          The Company's corporate affairs are governed by its Memorandum of Association, Bye-laws, and the corporate law of Bermuda. Principles of law relating to such matters as the validity of company procedures, the fiduciary duties of management and the rights of the Company's security holders may differ from those that would apply if the Company were incorporated in a jurisdiction within the United States. The rights of security holders under Bermuda law are not as extensive as are the rights of security holders under the law or judicial precedent in many United States jurisdictions. Thus, the holders of securities of the Company may have more difficulty in protecting their interests from actions by the Company's Board of Directors than they might have as security holders of a company incorporated in many United States jurisdictions. In addition, there is uncertainty whether the courts of Bermuda would enforce judgments of the courts of the United States and of other foreign jurisdictions. There is also uncertainty whether the courts of Bermuda would entertain actions brought in Bermuda which are predicated upon the securities laws of the United States. See "Enforceability of Civil Liabilities," "Description of Securities" and "Certain Foreign Issuer Considerations."

     19.  AUTHORIZATION OF PREFERENCE SHARES

          The Company's Bye-Laws authorize the issuance of 10,000,000 preference shares, including 9,000,000 "blank check" preference shares with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue additional preference shares with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preference shares could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. The Company issued 1,000,000 Series A Preference Shares to EffJohn in connection with the Commodore Acquisition.
The Series A Preference Shares are convertible into Common Stock and have other rights which could discourage a takeover of the Company and which could dilute the Common Stock. See "Description of Securities -Series A Preference Shares."

     20.  CERTAIN RIGHTS OF SERIES A PREFERENCE SHARES

          The Series A Preference Shares are entitled to a preference with respect to liquidation or the distribution of assets of the Company over any other shares of capital stock of the Company. In the event of any such liquidation or distribution of assets, the holders of the Series A Preference Shares will receive any accrued but unpaid dividends and USD$4.00 per Series A Preference Share before the holders of other series of preferred stock or the Common Stock receive any distribution of the Company's assets. In addition, the holders of the Series A Preference Shares are entitled to receive a dividend equal to seven percent of the issuance price of the Series A Preference Shares per annum before the Company may pay any dividends on the Common Stock. See "Dividend Policy" and "Description of Securities - Series A Preference Shares."

     21.  SUBSTANTIAL AND IMMEDIATE DILUTION

          Purchasers of Units in the Offering will suffer immediate dilution of $2.37 per share, or 52.7%, in the net tangible book value of their Common Stock from the initial public offering price of $4.60 per Unit, or $4.50 per share of Common Stock (assuming that the Warrants are valued at $.10 as of the date hereof). See "Dilution."

     22. DETERMINATION OF OFFERING PRICE AND EXERCISE PRICE; NO ASSURANCE OF PUBLIC MARKET

          Prior to the Offering, there has been no public trading market for the Company's securities. Consequently, the initial public offering price of the Units, and the exercise price of the Warrants was determined through negotiations between the Company and the Underwriter, and bears no relationship whatsoever to the Company's asset value, book value or other such criteria of value. Factors considered in determining the offering price included, among other things, the prospects for the industry in which the Company operates, the Company's management, the general condition of the securities markets and the demand for securities in similar industries. There can be no assurance that an active trading market for any of the Company's securities will develop after the Offering or that, if developed, it will be sustained. The exercise price of the Warrants also has been determined by the Company and the Underwriter and does not relate to any recognized criteria of value. In no event should the exercise price of the Warrants be considered an indication of the future market price of the Common Stock, should a market develop therefor. See "Underwriting."

     23.  UNDERWRITER'S LIMITED UNDERWRITING EXPERIENCE

          While certain of the officers of the Underwriter have significant experience in corporate finance and the underwriting of securities, the Underwriter has previously underwritten only one public offering. Accordingly, there can be no assurance that the Underwriter's limited public offering experience will not affect the Company's Offering of the Units and subsequent development of a trading market, if any, in the Company's securities. See "Underwriting."

     24.  STOCK OPTIONS AND WARRANTS

          As of the date of this Prospectus, there are 500,000 shares of Common Stock reserved for issuance upon the exercise of stock options under the Plan, of which no options have been granted to date, and 1,075,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants. In addition, the Company plans to issue 1,000,000 Warrants in connection with this Offering (an aggregate of 1,150,000 Warrants if the Over-Allotment Option is exercised in full and 100,000 Warrants which will underlie the Underwriter's Warrant). Each two Warrants entitle the holder to purchase one share of Common Stock. Exercise of any such options or warrants could have an adverse effect on the terms upon which the Company may be able to obtain additional equity, since the holders of the options and warrants can be expected to exercise them, if at all, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options or warrants. See "Description of Securities" and "Underwriting."

     25.  SHARES ELIGIBLE FOR FUTURE SALE

          All of the 4,931,933 shares of Common Stock outstanding as of the date of this Prospectus are restricted securities, as that term is defined in Rule 144, promulgated under the Securities Act, and 4,831,933 of such shares have been registered for sale concurrently herewith. Except for the 500,000 shares being offered by the Initial Selling Stockholders herein as part of the Units, such shares may not be sold, transferred or otherwise disposed of for a period of one year without the prior written consent of the Underwriter. Of the 4,931,933 shares, 1,300,000 shares are owned by affiliates of the Company, as that term is defined under the Securities Act. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. In general, under Rule 144, subject to satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above. No prediction can be made as to the effect, if any, that sales of shares or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Shares Eligible For Future Sale."

     26. NASDAQ MAINTENANCE REQUIREMENTS; POSSIBLE DE-LISTING OF SECURITIES FROM NASDAQ SYSTEM; RISKS OF LOW-PRICED STOCKS

          The Securities and Exchange Commission (the "Commission") has approved rules imposing stringent criteria for the listing of securities on Nasdaq, including standards for maintenance of such listing. The Company has applied for listing on The Nasdaq National Market, although it has not yet been accepted for listing on Nasdaq. Assuming the Company's securities are accepted on Nasdaq, it still must meet certain maintenance criteria. If the Company is unable to satisfy Nasdaq's maintenance criteria in the future, its securities will be subject to being de-listed and trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets," or the "electronic bulletin board" of the National Association of Securities Dealers, Inc. ("NASD"). As a consequence of such de-listing, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

          The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market value of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq, and any equity security issued by an issuer that has: (i) net tangible assets of at least $2 million, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5 million, if such issuer has been in continuous operation for less than three (3) years; or (iii) average annual revenue of at least $6 million, for the last three (3) years. Unless an exception is available, the regulations require delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

          In addition, if the Company's securities are not quoted on Nasdaq, or the Company does not have $2 million in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9, promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), for non-Nasdaq and non-Exchange-listed securities. Under such Rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the customer, and receive the purchaser's written agreement to a transaction prior to sale. Securities are also exempt from this Rule if the market price is at least $5.00 per share.

          Although the Company's Common Stock should be, as of the date of this Prospectus, outside the definitional scope of the penny stock rules, as it is proposed to be listed on Nasdaq, in the event the Common Stock is not accepted for listing on Nasdaq, or was subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities, and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

     27.  SELLING STOCKHOLDER RISKS

          The Initial Selling Stockholders will sell their Common Stock pursuant to this Prospectus for $4.50 per share of Common Stock underlying each Unit, less underwriting discounts of approximately $.45 per share of Common Stock.
The other Selling Stockholders may not sell their Common Stock for up to one year in the discretion of the Underwriter. As a result of such timing differences, the price per share of Common Stock received by the Initial Selling Stockholders could be materially higher or lower than that which the other Selling Stockholders receive. See "Selling Stockholders."

     28. REQUIREMENTS TO EXERCISE WARRANTS; ADVERSE EFFECT OF REDEMPTION OF WARRANTS

          The Warrants, which are part of the Units offered hereby, will be detachable from the Units and separately tradeable at such time as the Underwriter determines, in its sole discretion. Although the Units will not knowingly be sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers may buy Units (or the components thereof) in the aftermarket who so reside in or move to jurisdictions in which the securities underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue securities to those persons desiring to exercise their Warrants unless and until the underlying securities could be qualified for sale in the jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdictions. No assurance can be given that the Company will be able to effect any such required registration or qualification.

          Additionally, purchasers of the Units will be able to exercise the Warrants included therein only if a current prospectus relating to the securities underlying the Warrants is then in effect under the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside. Although the Company has undertaken to use reasonable efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the securities issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants then reside.

          The Warrants are also subject to redemption by the Company, commencing on the date one year from the date of this Prospectus, on at least 25 days' prior written notice if the closing bid price of the Common Stock for 20 consecutive business days ending not more than 15 days prior to the date any redemption notice exceeds $9.00 per share. If the Warrants are redeemed, holders of Warrants will lose their right to exercise the Warrants, except during such 25-day notice of redemption period. Upon the receipt of a notice of redemption of the Warrants, the holders thereof would be required to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; sell the Warrants at the then market price (if any) when they might otherwise wish to hold the Warrants; or accept the redemption price, of $.05 per Warrant, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities - The Warrants."


                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Units after deducting underwriting discounts and commissions and other expenses of the Offering (estimated to be

$449,716), are estimated to be approximately $1,665,284. The Company anticipates that the net proceeds of the Offering will be utilized substantially as follows:

Application of Proceeds               Amount    Percentage
- -----------------------               ------    ----------

Renovations to Cruise Ships (1)    $1,500,000      90%

Working capital and general
  corporate purposes(2)            $  165,284      10%

__________________
(1) The Company plans to upgrade its vessels, cosmetically and mechanically, so that they will remain in compliance with applicable law, be more aesthetically pleasing, and operate more efficiently with the intent that they will ultimately be more profitable to the Company.

(2) Working capital includes, but is not limited to, fees and expenses associated with marketing, promotion and advertising.

     The foregoing table represents the Company's best estimate of its allocation of the net proceeds of this Offering based upon the Company's current plans and estimates regarding its anticipated expenditures. Actual expenditures may vary substantially from these estimates, and the Company may find it necessary or advisable to use portions of the net proceeds for other purposes. The foregoing gives effect to the sale of the Units offered hereby, and the receipt of $1,665,284 of net proceeds therefrom.

     Pending utilization, the net proceeds of this Offering will be invested in short-term bank certificates of deposit, interest bearing savings accounts, United States government obligations or other short-term interest bearing investments.

     The Company believes that the net proceeds from the Offering, along with the cash flow from its operations, will be sufficient to meet its anticipated cash requirements for a period of approximately 12 months following the consummation of the Offering.

                                DIVIDEND POLICY

     The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and, among other things, will depend upon the Company's earnings, capital requirements and financial condition, as well as other relevant factors. The Company has not declared any dividends on its Common Stock since its inception, has no present intention of paying any dividends on its Common Stock in the foreseeable future, and intends to use its earnings, if any, to generate increased growth.

     Pursuant to the terms of the Series A Preference Shares, the Company is required to pay the holders of the Series A Preference Shares a cumulative dividend equal to seven per cent per annum before it may pay dividends on the Common Stock. In addition, the terms of the Loan prohibit the Company from paying a dividend that exceeds 50% of the Company's net profits within eighteen months following the Commodore Closing, unless the Common Stock has first been listed on Nasdaq.

                                    DILUTION

     At March 31, 1996, the Company had a net tangible book value of $8,330,216, or approximately $1.61 per share of Common Stock. The net tangible book value per share is equal to the Company's tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding on such date (attributing $4.50 of the Unit purchase price to each share of Common Stock sold as a component of the Unit). Assuming that the 1,006,979/(1)/ Series A Preference Shares were included in stockholders equity, the net tangible book value would be $12,330,216 or $1.99 per share. For purposes of calculating dilution, all Warrants offered hereby were deemed not to have been exercised because exercise would be anti-dilutive. The net tangible book value after the Offering (after deducting the underwriting discount and other expenses of the Offering) will be $14,235,422, or $2.13 per share, representing an immediate increase in net tangible book value of $0.14 per share of Common Stock to the existing stockholders and an immediate dilution of $2.37 per share of Common Stock, or 52.7%, to new investors. "Dilution" is the difference between the initial public offering price and the net tangible book value per share.

     The following table illustrates the per share dilution to the new investors as of March 31, 1996:

     Public offering price per share of Common Stock.....  $           4.50
                                                                       ----

     Net tangible book value.............................   1.61

     Increase attributable to elimination of redemption
      feature of Series A Preference Shares..............   0.38

     Increase attributable to new investors..............   0.14
                                                           -----

     Net tangible book value per share of Common Stock
      after Offering.....................................              2.13
                                                                       ----

     Dilution(to new investors)(2).......................              2.37
                                                                       ====

____________________

(1) Includes 6,979 shares issued on April 1, 1996 as partial payment of the dividend on the Series A Preference Shares.

(2) Does not include; (i) 500,000 shares of Common Stock reserved for issuance under the Plan; (ii) 750,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants; (iii) 225,000 shares of Common Stock received for issuance upon the exercise of the Over-Allotment Option (including the shares of Common Stock underlying the Warrants); (iv) 500,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; and (v) 150,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's

    Warrant and the Warrants underlying the Underwriter's Warrant. The calculation includes 325,000 shares of Common Stock issuable upon exercise of the warrants held by certain executives officers as they are dilutive. See "Management - Stock Option Plan," "Management - Employment Agreements," "Certain Transactions" and "Underwriting."

     The following table summarizes the number of shares of Common Stock purchased from the Company, the total consideration and the average price per share paid to the Company by existing stockholders or their predecessors and to be paid by purchasers in the Offering:

                                               PERCENTAGE OF
                                                OUTSTANDING                           PERCENT OF
                                                 SHARES OF            TOTAL              TOTAL         AVERAGE PRICE
                               SHARES OF          COMMON         CONSIDERATION      CONSIDERATION      PER SHARE OF
                              COMMON STOCK        STOCK               PAID               PAID          COMMON STOCK
Existing                       5,938,912           92.2%          $12,207,895            88.6%             $2.06
Stockholders(1)

New Investors(2)                 500,000            7.8%          $ 1,575,284/(3)/       11.4%             $3.15
                               ---------          -----            ----------           -----
Total                          6,438,912          100.0%          $13,783,179           100.0%             $2.14
                               =========          =====            ==========           =====

____________________
(1) Assumes that the holders of the Series A Preference Shares converted their stock into 1,006,979 shares of Common Stock.
(2) The exercise of the Underwriter's Over-Allotment Option would reduce the dilution to purchasers in the Offering by increasing the net tangible book value after the Offering from $14,235,422 to $14,856,422.
(3) Does not include consideration paid for Warrants.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1996, and as adjusted to give effect to the sale of Units pursuant to the Offering and the application of the net proceeds therefrom and the elimination of the redemption feature of the Series A Preference Shares. See "Use of Proceeds." The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto, included elsewhere in this Prospectus.

                                                                           MARCH 31, 1996
                                                                           --------------
                                                                             (AMOUNTS IN
                                                                          THOUSANDS, EXCEPT
                                                                           PER SHARE DATA)

                                                                          ACTUAL         AS ADJUSTED/(1)(2)/
                                                                          ------         -----------
Current portion of long-term debt..............................     $       201            $     201
                                                                         ======               ======
Long-term debt:
      Total long-term debt.....................................     $    24,166            $  24,166

Series A Preference Shares.....................................     $     4,000                   --

Stockholders' equity:
   Series A Preference Shares ($.01 par value, 10,000,000 shares authorized; 1,006,979 shares of Series A issued and
    outstanding)...............................................     $        --            $      10

   Common Stock ($.01 par value; 100,000,000 shares
    authorized; 4,931,933 shares outstanding,
    actual; 5,431,933 shares outstanding, pro forma)...........     $        49            $      54

   Paid in capital.............................................     $     8,159            $  13,837

   Retained earnings...........................................     $       587            $     587

   Total stockholders' equity..................................     $     8,795            $  14,488

Total capitalization...........................................     $    36,961            $  38,654

____________________
(1) Gives effect to the elimination of the right of the holders of the Series A Preference Shares to require redemption of the Series A Preference Shares. See Note D to the consolidated financial statements.

(2) Gives effect to the sale of the Units offered hereby, and the receipt of $1,665,284 of net proceeds therefrom. Assumes that the Over-Allotment Option is not exercised.

                            SELECTED FINANCIAL DATA

     The following is a summary of the Company's financial information extracted from the indicated year-end audited Combined or Consolidated Financial Statements of the Predecessor and the Company, and is qualified in its entirety by the detailed financial information appearing in the Combined and Consolidated Financial Statements and the Notes thereto. The unaudited Combined and Consolidated Financial Statements of the Predecessor and the Company for the interim periods ended March 31, 1995 and 1996, respectively, have been prepared by management from the books and records of each of the Predecessor and the Company, respectively, and reflect, in the opinion of management, all adjustments (consisting of normally occurring accruals), necessary for a fair presentation of the financial position and results of operations of each of the Predecessor and the Company, as at the periods indicated therein. Results for interim periods are not necessarily indicative of results which can be expected for the entire year.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                Predecessor
                                                         Years Ended December 31,
                                        ---------------------------------------------------------
INCOME STATEMENT DATA:                     1991            1992            1993            1994
                                         --------        --------        --------        --------
                                       (Unaudited)     (Unaudited)
Total revenues                          $ 60,465         $ 54,368        $ 45,650        $ 41,860
Operating expenses                        45,705           44,229          34,265          28,527
Selling & administrative expenses         12,261           11,114           6,833           6,484
Depreciation and amortization              5,139            5,530           4,903           3,599
Interest Expense, net                      3,277            1,980           1,682           1,294
Write-off of goodwill                         -                -            6,023              -

Other Income                                  -                -               -               -

Loss on Vessel Fire                           -                -               -            1,367

Minority interest in earnings
  of consolidated joint venture               -                -               -               -

Net earnings (loss) before tax            (5,917)          (8,485)         (8,056)            589

Provision for taxes                           -                -               -               -

Net earnings (loss) before              $ (5,917)        $ (8,485)       $ (8,056)       $    589
preferred stock dividend

Provision for preferred stock dividend        -                -               -               -

Net earnings (loss) available
  for Common Stockholders               $ (5,917)        $ (8,485)       $ (8,056)       $    589
                                          =======          =======         =======         ======

Net earnings (loss) per share(3)(4)          --               --              --              --
                                          =======          =======         =======         ======

Average shares outstanding (000's)

OPERATING DATA (Unaudited):
Sailings                                      94               98              64              53
Traffic days(5)                              715              673             466             371
Passenger days(6)                        461,672          452,394         316,157         271,075
Load factor(7)                            88.57%           92.21%          92.67%         100.22%
BALANCE SHEET DATA:
Property and equipment,
  net of depreciation                                                                     $37,565
Total assets                                                                              $40,232
Total borrowings                                                                          $30,020
Total stockholders' equity (deficit)                                                     ($ 5,585)

                                     New  Commodore                                           New
                                         Period           Pro forma      Predecessor       Commodore
                                         Ended           Year Ended            Six Months Ended
                                      September 30,    September 30,              March 31,
                                      -------------    -------------    ----------------------------
INCOME STATEMENT DATA:                   1995 (2)         1995(1)           1995            1996
                                        ---------         -------         --------        --------
                                                      (Unaudited)      (Unaudited)     (Unaudited)
Total revenues                          $   7,256         $35,075         $ 17,606         $19,174
Operating expenses                          4,941          34,704           18,244          13,955
Selling & administrative expenses           1,664           9,899            5,609           3,766
Depreciation and amortization                 198           1,693            1,780             620
Interest Expense, net                         133           1,929            1,367             486
Write-off of goodwill                           -               -                -               -

Other Income                                    -               4                -            (341)

Loss on Vessel Fire                             -               -            1,367               -

Minority interest in earnings of
 consolidated joint venture                     -               -                -             412

Net earnings (loss) before tax                320         (13,154)         (10,761)            276

Provision for taxes                             8               -                -               -

Net earnings (loss) before              $     312        $(13,154)        $(10,761)        $   276
preferred stock dividend

Provision for preferred
  stock dividend                               60             280                -             140

Net earnings (loss) available
 for Common Stockholders                $     252        $(13,434)        $(10,761)            136
                                         ========         ========         ========       ========

Net earnings (loss) per share(3)(4)          0.06           (2.59)                             .03
                                         ========         ========                        ========

Average shares outstanding (000's)          4,378            5,185                           5,185
                                         ========         ========                        ========
OPERATING DATA (Unaudited):
Sailings                                       11               64              34              26
Traffic days(5)                                77              444             234             239
Passenger days(6)                          53,221          271,171         137,065         163,833
Load factor(7)                             94.81%           83.78%          80.35%          94.03%

BALANCE SHEET DATA:
Property and equipment,
  net of depreciation                     $33,085                                          $37,450
Total assets                              $44,097                                         $ 47,751
Total borrowings                          $28,500                                          $24,367
Total stockholders' equity (deficit)      $ 8,519                                          $ 8,795

__________________
(1) Assumes the Commodore Acquisition occurred and the redemption feature of the Series A Preference Shares was eliminated.
(2) Such period begins April 13, 1995 (date of inception) and terminates on September 30, 1995; however, the Company commenced cruise operations July 15, 1995, immediately following the Commodore Closing.
(3) Net earnings (loss) per common equivalent share is based upon the weighted average number of shares and equivalents outstanding during each period after giving effect for dividends on the Series A Preference Shares.
(4) Earnings per share does not apply to fiscal years 1991-1994 and the six months ended March 31, 1995 because during such periods Old Commodore was an operating unit of EffJohn International B.V.
(5) Represents the number of sailings, multiplied by the number of days per cruise.
(6) Represents the number of passengers, multiplied by the number of days of their respective cruises.
(7) In accordance with cruise industry practice, total capacity is calculated based on double occupancy per cabin even though some cabins accommodate three or four passengers. A percentage in excess of 100% indicates that more than two passengers occupied some cabins.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the Company's Consolidated Financial Statements and the Predecessor's Combined Financial Statements and the related matters thereto contained elsewhere in the Prospectus.

GENERAL

     With respect to the Company's cruise operations, the Company earns revenues primarily from: (i) the sale of passenger tickets, which include accommodations, meals, substantially all shipboard activities, and airfare and hotel packages, if applicable; and (ii) the sale of goods and services on board the Cruise Ships including, but not limited to, casino gambling, liquor sales and concession income.

     The Company's operating expenses include travel agency commissions, shipboard costs of goods sold and all shipboard operating expenses, including food, fuel, port charges, crew wages and benefits, cabin consumables, entertainment, ship insurance, ship maintenance expenses, vessel management fees and transportation and lodging (airfare, hotel, and transfer costs), if applicable. Travel agency commissions, passenger food, port charges and air transportation and hotel lodging expenses generally vary directly with the number of passengers while most of the shipboard operating expenses are fixed per voyage.

     The Company's marketing, selling and administrative expenses include media advertising, brochures and promotional materials, costs of the Company's direct sales force and related selling activities, all shoreside activities such as reservations, inventory control, air transportation coordination, human resources, finance and information technology. Other income (expense) includes interest expense and interest income. The majority of the Company's transactions are in U.S. dollars.

     With respect to Sea-Comm's (as hereafter defined) operations, the Company earns revenue primarily from: (i) reimbursements from Sea-Comm for all operating costs, food costs and all of the principal and interest due on the portion of the Loan attributable to the Universe Explorer during the approximately 320 days each year the vessel is used in the Semester at Sea and Alaska programs; and
(ii) approximately 50% of Sea-Comm's net profits, which Sea-Comm net distributes to its shareholders. See "Business - The Joint Venture."

     The following table presents statements of operations data as a percentage of total revenues:

                                                                 Predecessor                                                  New
                                   Predecessor                 and the Company       New Commodore       Predecessor       Commodore
                                           For the Year Ended                           For the               Six Months Ended
                             ---------------------------------------------------
                                  December 31,                      Pro Forma         Period Ended               March 31,
                             ----------------------                                                      --------------------------
                             1993              1994           September 30, 1995   September 30, 1995      1995             1996
                             ----              ----           ------------------   ------------------    --------         --------
                                                                  (Unaudited)                           (Unaudited)      (Unaudited)
Revenues                    100.00%          100.00%                100.00%              100.00%           100.00%          100.00%

Expenses:
  Operating                  75.06            68.15                  98.94                 68.1             111.4             72.8%
  Selling and
  Administrative             14.97            15.49                  28.22                 22.9              31.9             19.6%
  Depreciation and
  Amortization               10.74             8.60                   4.83                  2.7               4.8              3.2%
  Loss on Vessel-fire                          3.27
                             ------          ------                 ------                -----             -----            ----
    Total                    100.77           95.51                 131.99                 93.7             148.1            95.6%
                                                                                          =====             =====            ====

Operating Income (loss)        (.77)           4.49                 (31.99)                 6.3             (48.1)            4.4%

Other Income (Expenses)      (16.88)          (3.09)                 (5.51)                (2.0)             (5.2)            (.8%)

Minority Interest
    in Earnings                                                                                                              (2.2%)

Net Earnings (Loss)
before Provision for Pre-
ferred Stock Dividend        (17.65)%          1.40%                (37.50)                 4.3%            (53.3)            1.4%
                             =======           ====                  =====                 ====              ====             ===

   Due to its New Orleans point of embarkation, the Company's revenues are more seasonal than other cruises with similar itineraries that depart from Florida ports. The greatest demand for the Company's cruises occurs in June through August, and demand from February through May and November through December is also very good. The Company's slowest months are January, September and October.

     The Company's operations began on July 15, 1995, following the Commodore Closing. For the two and one-half months ended September 30, 1995, revenues from the operation of one cruise vessel were $7,256,000 including charter cancellation fees of $425,000. In January 1996, the Company placed its second vessel into service. As a result, for the six months ended March 31, 1996, revenues from the operation of two cruise vessels increased to $19,174,089, which included charter cancellation fees of $425,000.

     The results of operations for the years ended December 31, 1993 and December 31, 1994 are of the Predecessor. The Company's fiscal year ends on September 30. As a result, the results of operations for the pro forma year ended September 30, 1995 include the fourth calendar quarter of 1994, which is also included in the December 31, 1994 fiscal year. The pro forma 1995 fiscal year includes results of operations of the Predecessor from September 30, 1994 until July 14, 1995, and those of the Company for the balance of such fiscal year. Old Commodore operated two vessels during the 1995 fiscal year. Old Commodore operated the Enchanted Seas primarily on the New Orleans itinerary during fiscal 1995 and placed this vessel in drydock just prior to the Commodore Closing. Concurrently therewith, Old Commodore placed the Enchanted Isle on the New Orleans itinerary.

     Prior to such time in fiscal 1995, Old Commodore operated the Enchanted Isle for 73 days on a Barbados itinerary, and before that, chartered the vessel to a company that operated it as a floating hotel in St. Petersburg, Russia. All of these activities occurred during fiscal 1995. The Company, however, operated only one vessel on the New Orleans itinerary during the 1995 fiscal year. As a result of the differences in the number of ships operated, the itinerary served, and the use of each ship by each of Old Commodore and the Company, a comparison of the 1995 fiscal year to the 1994 and 1993 fiscal years may not be representative of the Company's future performance. The historical operating results for the Predecessor were prepared by management from the books and records of Old Commodore. Revenues and ship operating expenses are specifically those of the Cruise Ships. However, Old Commodore operated up to five ships during the period since January 1, 1993. As a result, administration and marketing expenses were commingled and have been allocated to the Predecessor based on the number of traffic days of all of Old Commodore's ships. This may not be indicative of actual expenses which would have been incurred in connection with the operation of one ship by the Company. In addition, the Predecessor's depreciation expenses vary from those of the Company primarily due to its higher cost basis on the vessels. Accordingly, such expenses are not comparable.


RESULTS OF OPERATIONS

SIX MONTHS ENDED MARCH 31, 1996, COMPARED TO SIX MONTHS ENDED MARCH 31, 1995

     Revenues increased by $1,568,133, or 8.9%, for the first half of fiscal 1996 compared to the first half of fiscal 1995, primarily due to the Company's profitable joint venture for the Universe Explorer in fiscal 1996 as compared to the unprofitable Barbados cruise operation, which commenced during the first half of 1995. Included in the fiscal 1996 revenues are non-recurring charter cancellation fees of $425,000. See "Business - The Commodore Acquisition - Settlement Agreement."

     The Company's operating expenses decreased by $5,655,767, or 28.8%, for the first half of fiscal 1996 compared to the first half of fiscal 1995. This decline was due in part to the termination of the Barbados itinerary in April 1995, as well as the impact of the fire aboard the Enchanted Isle in December 1994, which resulted in a loss of $1,367,347, and which also had a negative impact on the selling and marketing of this itinerary.

     Marketing, selling and administrative expenses decreased by $1,842,009, or 32.8%, for the first six months of fiscal 1996 compared to the first six months of fiscal 1995 due to the introduction of the Barbados program in February 1995.

     The foregoing results may not be representative of the Company's future performance due to the different manner in which Old Commodore and the Company report expenses. In addition, in the first half of fiscal 1995, Old Commodore operated the Enchanted Seas on the New Orleans itinerary. In the first half of fiscal 1996, the Company operated the Enchanted Isle on this route. Although these two ships were built as "sister ships," and are similar, they are not identical either with respect to number of cabins or costs of operation. As a result, a comparison of their results from operations may not be meaningful.

PRO FORMA FOR THE YEAR ENDED SEPTEMBER 30, 1995, COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

     Revenues decreased by $6,785,649, or 16.2%, for fiscal 1994 compared to pro forma 1995 primarily due to (i) an 11.9% reduction in the number of passengers carried as well as a reduction in the average rate per passenger on the Company's New Orleans itinerary, and (ii) low load factors and average rates on Old Commodore's Barbados itinerary. This decrease was partially offset by the receipt of $425,000 in pro forma 1995 from the cancellation of a charter agreement. The Company received an additional cancellation fee of $425,000 in fiscal 1996, but does not anticipate that it will receive such fees in future years. See "Business - The Commodore Acquisition - Settlement Agreement." The load factor for the New Orleans itinerary decreased to 89.54% in pro forma 1995 from 100.23% in 1994.

     The Company's operating expenses increased by $6,176,847, or 21.7%, in pro forma 1995 compared to fiscal 1994. This increase was due to a fire on the Enchanted Isle on December 28, 1994, the termination of Old Commodore's Barbados itinerary, which operated for only 73 days in 1995, as well as increased competition in the New Orleans market. The Barbados itinerary was cancelled in April 1995, in connection with the Commodore Acquisition.

     Marketing, selling and administrative expenses increased by $3,414,416, or 52.7%, in pro forma 1995 to fiscal 1994 due to a variation in the way Old Commodore and the Company attribute such expenses. Given that the Company acquired the vessels in the fourth quarter of pro forma 1995, the full effect of such variations is not reflected herein.

     Depreciation and amortization decreased by $1,905,975, or 53.0%, in pro forma 1995 compared to fiscal 1994 due to the difference in cost basis of the assets acquired by the Company as compared to Old Commodore. Interest expenses increased by $635,960 from fiscal 1994 to pro forma 1995 due to the Company's acquisition of Commodore Cruise Line and the financing procured to consummate the acquisition.

FOR THE YEAR ENDED DECEMBER 31, 1994, COMPARED TO THE YEAR ENDED DECEMBER 31,
1993

     Total revenues decreased by $3,789,643, or 8.3%, in fiscal 1994 compared to fiscal 1993. This decrease is attributable primarily to the Enchanted Isle being out of cruise service for most of 1994 while under charter as a floating hotel in St. Petersburg, Russia. Old Commodore received charter income of $10,000 per day from an affiliate during such period. This decline was offset in part by an increase in revenues related to the New Orleans itinerary of $4,710,908, or 14.4%, from fiscal 1993 to fiscal 1994. This increase is attributable primarily to an increase in the number of passengers on that itinerary as well as higher ticket prices. The load factor for the New Orleans itinerary increased to 100.2% in 1994 from 95.4% in 1993. In 1994, New Orleans passenger loads totaled 271,075 passenger days, 12.4% above the volume who sailed from New Orleans in 1993.

     Operating expenses decreased by $5,738,041, or 16.7% in fiscal 1994 compared to fiscal 1993, due to the Enchanted Isle's withdrawal from cruise service. On the New Orleans itinerary, operating expenses increased by $1,158,517, or 4.7%, from 1993 to 1994. This increase in costs was due to increases in the variable costs of the Company, such as food and port charges, which increase when the number of passengers aboard a vessel increases.

     Marketing, selling and administrative expenses decreased by $348,982, or 5.1%, in fiscal 1994 compared to fiscal 1993 resulting from a decrease in marketing expenses.

     Depreciation and amortization decreased by $1,303,253, or 26.6%, in fiscal 1994 compared to fiscal 1993 in part due to a one-time write-off of goodwill in the amount of $6,023,118 during 1993. In connection with the anticipated sale of the vessels, the Predecessor determined that the goodwill was not recoverable and accordingly wrote-off the remaining goodwill balance.

     Interest expenses decreased by $388,930, or 23.1%, in fiscal 1994 compared to fiscal 1993 due to a reduction in the principal amount due by the Predecessor. In addition, other income increased in fiscal 1994 since the Predecessor had a one-time write-off of goodwill, described previously, during 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's working capital deficiency was $5,078,070 and $916,161 at March 31, 1996 and September 30, 1995, respectively. The Company's working capital deficit at March 31, 1996 and September 30, 1995 was primarily due to the inclusion, in non-current assets, of a $4,629,000 deposit securing the Company's FMC bond. The corresponding liability, customer deposits, is included in current liabilities. The other increases in working capital at March 31, 1996 and September 30, 1995 were the result of cash flow provided by operations, and particularly the $425,000 in income from the cancellation of the charter agreement. The Company also received working capital from the proceeds of its Private Offering (as hereinafter defined) during its 1995 fiscal year. See "Business - The Private Offering."

     Cash flows from operations provided $3,451,324 and $661,137, for the first half of fiscal 1996, and fiscal 1995, respectively. Cash flows for the first half of fiscal 1996 consisted primarily of increases in customer deposits, accounts payable and accrued liabilities.

     At March 31, 1996, the Company owed $24,366,985 to the Lender in connection with the Commodore Acquisition. The Loan is secured by substantially all of the assets of New Commodore, including preferred ships mortgages on both Cruise Ships, and bears interest at LIBOR plus 2%. The Loan must be repaid in 12 semi-annual installments of principal and interest beginning January 14, 1997. Interest which accrues during the first year following the Commodore Closing will be paid to the Lender on a monthly basis. See "Business - The Commodore Acquisition." On November 15, 1995, the Company and the Lender amended the terms of the Loan to require the Company to remit monthly installments of principal and interest toward the January 14, 1997 payment. Such monthly payment schedule will end on January 14, 1997. See "Business - The Commodore Acquisition." In the event that the Company is required to withhold income tax on any amounts due to the Lender, the Company has agreed to pay the required amount to be withheld and pay the Lender the full amount of interest due under its agreements with the Company.

     The terms of the Loan place certain restrictions on the Company. First, the Company is not permitted to place any additional liens on any of its assets (including the Cruise Ships) without the prior consent of the Lender. Second, the Company is prohibited from paying any dividends on its Common Stock until the earlier of such time as its Common Stock becomes traded on Nasdaq or a U.S. stock exchange, or 18 months after the Commodore Closing and, after such time, the Company may not pay more than 50% of its net profits as dividends. Third, beginning in February 1997, the Company must make monthly payments into a restricted retention account in an amount estimated to pay the next installment of principal and interest under the Loan, divided by the number of months before the next installment is due. In addition to the foregoing, New Commodore must maintain a minimum cash balance in its operating accounts of $1 million, after deducting amounts of principal and interest due to the Lender.

     The Universe Explorer was in drydock between the Commodore Closing and January 1996. Because the Company received charter cancellation fees for charters scheduled between the Commodore Closing and December 1995, the time the vessel was out of service is not expected to have an adverse effect on the Company's fiscal 1996 revenues. In November 1995, the Company began to prepare the vessel for use in the Semester at Sea program. See "Business - the Joint Venture." The Company used approximately $535,000, which it received from EffJohn, to repair certain technical items aboard the vessel. The Company also paid the first $200,000 of renovations to the ship to convert it for use in the Semester at Sea program. Any excess amounts which the Company requires for such conversion will be paid by Seawise. The vessel departed on its first Semester at Sea voyage in January 1996.

     The Enchanted Isle was sent to drydock in February 1996 for approximately two weeks to repair its propeller and complete certain other repairs. EffJohn reimbursed the Company for approximately $140,000 of such costs. See "Business-The Commodore Acquisition - The Settlement Agreement." The time the vessel was out of service for such repairs is not expected to have a material adverse effect on the Company's fiscal 1996 net income.

INFLATION

     The impact on the Company's operations has not been significant to date. There can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operations.

                                   BUSINESS

GENERAL

     The Company owns two Cruise Ships. The Enchanted Isle offers Caribbean cruises from New Orleans and the Universe Explorer is chartered to Sea-Comm, which in turn has space-chartered the vessel to an organization which operates the educational "Semester at Sea" program during a portion of the year. Sea-Comm will operate cruises to Alaska aboard the Universe Explorer during the balance of the year.

THE COMMODORE ACQUISITION

     The Acquisition Agreements.  The Company entered into definitive agreements
     --------------------------
with EffJohn, Old Commodore, and its subsidiaries on April 28, 1995 (the "Acquisition Agreements"). Pursuant to the Acquisition Agreements, the Company acquired the Trademarks, two cruise vessels known as the Enchanted Seas (now known as the "Universe Explorer") and the Enchanted Isle, substantially all of Old Commodore's existing operations, certain advance ticket sales, marketing and sales personnel and information and certain shoreside assets from EffJohn and its subsidiaries. The Commodore Acquisition closed on July 14, 1995. The Company purchased all of the Commodore Assets "AS IS", and thus did not receive any assurances from, EffJohn as to the condition of the Commodore Assets. See "Risk Factors - The Cruise Ships;" and "Risk Factors -Purchase of Commodore Assets "AS IS"." The Company did, however, have a professional surveyor survey the Cruise Ships and EffJohn was obligated to deliver them in substantially the same condition as each vessel was in at the time of its inspection. In addition, EffJohn was obligated to perform specified maintenance and repairs on the Enchanted Seas and deliver this vessel to the Company following the satisfactory completion of such repairs, as confirmed by the vessel's classification society. Each vessel was inspected by its respective classification society prior to delivery to the Company and was delivered up to its class standards.

     The purchase price (the "Purchase Price") for the Commodore Assets was $33,500,000 payable at the Commodore Closing as follows: $5,000,000 in cash; $4,000,000 through the Company's issuance of 1,000,000 redeemable Series A Preference Shares at an agreed value of $4.00 per share; and $24,500,000 in promissory notes issued by the Company. The promissory notes are secured by substantially all of the assets of New Commodore, including first preferred ships mortgages on the Cruise Ships.

     Pursuant to the Acquisition Agreements, Old Commodore and EffJohn agreed not to compete with the Company for up to ten years with respect to all routes in and out of the Port of New Orleans, and for up to eight years with respect to all routes commencing and terminating in any North American port at which port the Company operates or has publicly announced an intention to operate.

     Customer Deposits and the FMC Certificates of Financial Responsibility.  As
     ----------------------------------------------------------------------
part of the Commodore Assets, the Company received customer deposits for future cruises and related items such as hotel and airfare packages. The Company placed $4,629,000 on deposit with a bank to secure the U.S. Federal Maritime Commission ("FMC") Certificate of Financial Responsibility in the Event of Non-Performance of Obligations to Passengers as required by the FMC (the "Certificate of Financial Responsibility"). The FMC requires companies to establish a Certificate of Financial Responsibility in amounts and through methods set by the FMC. Since the Universe Explorer does not depart from any U.S. port, the Company presently needs to post a bond with the FMC only with respect to the Enchanted Isle's customer deposits. See "Business - The Joint Venture."

     Consumable Items.  The Commodore Assets included consumable items intended
     ----------------
for use on board the Cruise Ships, regardless of where such items were stored or located as of the Commodore Closing. At the Commodore Closing, Old Commodore supplied consumables for use on the Enchanted Isle to the Company in the amount of $500,000, calculated by reference to the cost thereof to Old Commodore. Subsequent to the Commodore Closing, Old Commodore provided the Company with an adjustment to the Purchase Price in exchange for the cancellation of its obligation to provide consumables for use on the Enchanted Seas to the Company in an amount not less than $500,000. The Company did not pay any additional consideration for such consumables.

     Drydock of Enchanted Seas.  As of April 15, 1995, EffJohn caused the
     -------------------------
Enchanted Isle to discontinue its cruises from Barbados and delivered the Enchanted Isle to New Orleans to replace the Enchanted Seas so that the Enchanted Seas could undergo maintenance while at drydock. EffJohn bore all costs relating to the termination of the Barbados itinerary as well as all costs associated with the Enchanted Seas while it remained out of service during drydock, including the costs of insurance. EffJohn paid for maintenance and repairs to the Enchanted Seas while it was in drydock up to certain agreed upon limits. The required repairs are set forth in detail in the Acquisition Agreements. Once the repairs were completed, the vessel was returned to New Orleans. The Company then refitted the vessel to prepare it for the Semester at Sea program.

     The Loans.  The Lender loaned the Company $24,500,000 for purposes of
     ---------
acquiring the Cruise Ships. The Loan is secured by substantially all of the assets of New Commodore including first preferred ships mortgages on both Cruise Ships. The Loan bears interest at LIBOR plus 2% (currently 7.875%) and must be repaid in 12 semi-annual installments of principal and interest beginning on January 14, 1997. On November 15, 1995, the Company and the Lender amended the terms of the Loan to require the Company to remit monthly installments of principal and interest toward the January 14, 1997 payment. Such monthly payment schedule will end on January 14, 1997. In connection with the Loan, the Company also paid, at the Commodore Closing, $50,000 of duties, stamp fees and attorneys' fees rendered in connection with the Commodore Acquisition and the Loan, and an arrangement fee of $100,000 to the Lender. In the event that the Company is required to withhold income tax on any interest due to the Lender, the Company has agreed to pay the required amount to be withheld and pay the Lender the full amount of interest due under its agreements with the Company.

     The terms of the Loan place certain restrictions on the Company. First, the Company is not permitted to place any additional liens on any of the Commodore Assets (including the Cruise Ships) without the prior consent of the Lender. Second, the Company is prohibited from paying any dividends on its Common Stock until the earlier of such time as its Common Stock becomes traded on Nasdaq or a U.S. Stock Exchange, or 18 months after the Commodore Closing and, after such time, the Company cannot pay more than 50% of its net profits as dividends. Third, the Company was required to make a monthly payment into a restricted retention account, in an amount estimated to pay the next installment of principal and interest under the Loan, divided by the number of months before the installment is due. In November 1995, the Company and the Lender amended the Loan to temporarily eliminate the segregated account and require the Company to pay the monthly retention amount directly to the Lender until January 1997. In February 1997, the Company must resume setting aside monthly payments in the retention account. Fourth, in addition to the foregoing requirement, New Commodore must maintain a minimum cash balance in its operating accounts of $1 million throughout the term of the Loan. If the Company fails to meet any of the foregoing requirements or cure any defaults within the permitted time periods, the Lender could declare the Company in default under the Loan, and potentially foreclose upon the Cruise Ships and the Company's other assets.

     Series A Preference Shares.  As part of the consideration for the Commodore
     --------------------------
Assets, the Company issued EffJohn 1,000,000 of its Series A Preference Shares. The Series A Preference Shares are entitled to a cumulative 7% dividend on an annual basis. This dividend is payable from a maximum of 10% of New Commodore's net profits for such year. EffJohn, as holder of the Series A Preference Shares, is entitled to elect one member of the Board of Directors of the Company, as long as it owns at least 125,000 Series A Preference Shares.
EffJohn may convert its Series A Preference Shares into Common Stock of the Company at any time at a conversion rate equal to the greater of USD$4.00 per share or a price per share equal to 8 times the Company's earnings per share for its prior fiscal year. EffJohn may sell to third parties up to a maximum of approximately 45,000 Series A Preferred Shares in any 90 day period at any time after the Commodore Closing, subject to compliance with applicable securities laws. The Company has the option to redeem all or any part of the Series A Preference Shares at USD$4.00 per share at any time commencing three years after their issuance. EffJohn may not sell, transfer, or otherwise dispose of shares of Common Stock issued upon conversion of the Series A Preference Shares for a period of one year from the date of this Prospectus without the prior consent of the Underwriter, except that EffJohn may sell, transfer or dispose of up to 45,454 of such shares without the Underwriter's consent. See "Description of Securities - Series A Preference Shares."

     Settlement Agreement.  At the Commodore Closing, the Company and EffJohn
     --------------------
entered into a settlement agreement (the "Settlement Agreement") to resolve certain issues with respect to repairs to the Cruise Ships and with respect to EffJohn's prior agreement to charter the Enchanted Seas. EffJohn agreed to pay the Company a total of $535,000 for repairs to be made to the Enchanted Seas, which amount was paid in two installments: $460,000 on July 31, 1995, and $75,000 on September 15, 1995. Of this amount, $189,000 was allocated to specific repairs to the vessel. EffJohn further agreed to pay the Company $50,000 to offset insurance costs from July 14, 1995 until December 14, 1995, while the Enchanted Seas was to be under charter by EffJohn.

     Pursuant to the Settlement Agreement, EffJohn also paid $140,000 for damage to the propeller of the Enchanted Isle, the costs associated with the initial damage survey and temporary repairs, and the cost of agreed repairs to shafting, bearings, and struts. EffJohn also paid $53,750 to the Company for the cost of additional fuel required as a result of the lost efficiency due to the damaged propeller. The Enchanted Isle was placed in drydock for two weeks in February 1996 for such repairs.

     With respect to the charter of the Enchanted Seas, EffJohn agreed that if it did not enter into a bareboat charter for the vessel by September 1, 1995, it would pay the Company $425,000 within 15 days thereafter. EffJohn did not charter the vessel, and paid this sum in fiscal 1995. EffJohn further agreed that if it did not enter into a bareboat charter for the vessel by October 15, 1995, it would pay the Company an additional $425,000. EffJohn paid this additional sum to the Company in October 1995.

THE PRIVATE OFFERING

     Contemporaneously with the Commodore Closing, the Company consummated a private offering of 1,500,000 shares of the Company's Common Stock at a price of $4.00 per share (the "Private Offering"). The Company used the proceeds of the sale of Common Stock in the Private Offering primarily to consummate the Commodore Acquisition.

     Pursuant to the terms of the Private Offering, the Company agreed to effect an initial public offering of its Common Stock as soon as possible after the Commodore Closing. The Company also agreed to register in such public offering the sale of the Common Stock purchased by investors in the Private Offering. As a result, the Company has registered such shares, subject to a 12 month "lock-up" period. Thus, the investors may not sell such Common Stock prior to the expiration of such period without the consent of the Underwriter. See "Concurrent Registration of Common Stock."

INDUSTRY OVERVIEW

     Cruise lines compete intensely for consumer disposable leisure time dollars with other vacation alternatives, such as land based resort hotels and sightseeing destinations. Public demand for such activities is influenced by general economic conditions.

     The Company believes that the modern passenger cruise industry has experienced substantial growth over the past 25 years. The industry has evolved from a trans-ocean carrier service into a vacation alternative to land-based resorts and sightseeing destinations. According to CLIA, an industry trade group, in 1982 approximately 1.5 million North American passengers took cruises for two days or more. In comparison, the following table sets forth data regarding industry growth over the past five years.

     CALENDAR YEAR                 NORTH AMERICAN CRUISE PASSENGERS/(1)/
     -------------                 --------------------------------
                                             (IN MILLIONS)
         1990                                    3.6
         1991                                    4.0
         1992                                    4.1
         1993                                    4.5
         1994                                    4.4
         1995                                    4.5

______________________
/(1)/  SOURCE:  CLIA


     The North American cruise industry accounts for approximately 80% of the world market. According to CLIA, the number of overall industry North American cruise passengers in 1994 was

 .7% below the 1993 figure, with demand increasing only slightly during 1995. The average growth rate for North American cruise passengers from 1980 through 1994 was approximately 9.2% per year.

     The Company believes that "repeat cruising" is a large source of business in the cruise industry. Of all passengers who have cruised in the past five years, CLIA estimates that the average number of cruises per person is 2.4.

     CLIA has estimated that, in 1982, the capacity of Cruise Ships serving the North American markets offering voyages of two or more days was approximately 43,848 berths. According to CLIA's most recent estimate, in 1995, the North American market was served by 39 cruise lines, operating 133 vessels. Aggregate 1995 market capacity is estimated at 112,869 berths, an increase of 7.4% over the previous year. In addition, according to an article in Lloyd's List dated
                                                            ------------
February 22, 1996, an estimated 29 new cruise vessels offering 50,000 additional berths will be added to the market by 1998.

     Numerous industry analysts, as reported in various newspaper articles, predict a trend toward the continued growth of the large cruise lines and decline of the smaller ones in the North American cruise industry. The larger lines such as Carnival Cruise Lines, Royal Caribbean Cruise Lines and Princess Cruises, with whom the Company competes, have been purchasing new vessels and thereby adding to their fleets. These larger lines benefit from increased economies of scale and have historically operated at higher capacity than the smaller lines. In addition, the smaller lines, such as the Company, own older ships with fewer amenities. Such ships will require costly renovations and retrofitting in order to meet new industry safety guidelines. See "Risk
Factors - Regulation." Industry analysts predict that discounting of fares will play a large part in cruise ticket sales in response to the relatively flat growth of the North American market and the substantial increases in capacity planned over the next few years. Despite the recent softening in demand and future increase in capacity, the Company believes that the cruise industry should continue to represent an attractive growth segment of the leisure market.


MARKET POSITION

     The cruise industry is generally viewed as the composite of three partially overlapping segments, differentiated primarily by cruise cost, length and itinerary. The standard, premium and luxury segments provide a wide assortment of cruise experiences, appeal to different population segments and attract varying demographic groupings. CLIA's luxury segment of the cruise industry represents 10% of the total industry capacity. With list per diem rates in excess of $400, the Company believes this market caters to the most affluent segment of the population. Luxury market cruises are generally ten nights or more. CLIA's premium segment is somewhat more up-scale than the standard market, but not as up-scale as the luxury segment, and represents 32% of the total cruise capacity. The Company believes this market attracts an older, more affluent and experienced clientele, with list per diem rates in the range of $291-$399 and itineraries which typically range from seven to 14 days. CLIA's standard market, in which market the Company competes, is the largest segment within the cruise industry, comprising 55% of industry-wide capacity. The remaining 3% can be attributed to non-CLIA member lines. The Company believes the standard market is characterized by affordable, shorter cruises primarily serving first-time passengers with list per diem rates generally of $290 or less. Standard market cruises range from three to ten days in the most popular cruising areas. The Company believes that the standard segment represents the greatest opportunity for growth, although no assurance can be given that this will prove to be correct.

     The Company seeks to position itself within the standard market to capture the first-time cruising passenger with list per diem rates for its Caribbean cruises that range from $84-$208. In accordance with industry practice, such prices may be discounted by the Company. The Company believes that the Commodore name appeals to both first-time cruising passengers and repeat passengers due to its presence in the Gulf of Mexico, Caribbean and embarkation from the Port of New Orleans. The Port of New Orleans is a port offering many alternatives, particularly for those who prefer to drive, rather than fly, to begin their cruise vacation.


OPERATING STRATEGIES

     The Company believes that Old Commodore consistently delivered an innovative, value-oriented standard market cruise product. The Company seeks to maintain such standard by providing maximum value, emphasizing "old world" tradition and a friendly and informal atmosphere combined with value and service.

     Fleet configuration is a primary distinguishing variable in the cruise industry, differentiating competitors serving a common passenger base. The Company's vessels are older and smaller than those of most of its competitors. The Company believes that these smaller vessels will enable it to provide value-oriented service and a more personalized maritime environment than the Company's giant vessel competitors. The Company believes that good service, coupled with a reputation for more personalized attention, will enable the Company to command prices comparable to its competitors. Although the Company's older vessels will probably cost more to operate than new vessels, the Company believes that its cost savings in debt service payments will more than offset the higher maintenance and operating expenses. There can be no assurance, however, that the Company can operate its vessels profitably.

     Both the Universe Explorer and the Enchanted Isle were constructed in the United States. As a result, the Company may, in the future, be able to change the flag of the Cruise Ships from that of a foreign country to the U.S. A U.S. flag vessel may carry passengers between U.S. ports, an option which is unavailable to foreign flag vessels. If the Company is able to change the flags of its fleet, and chooses to do so, it could offer seminars at sea and other off-shore activities between U.S. ports. Companies who choose to provide seminars or meetings aboard the Company's ships could, under current tax laws, deduct a portion of the cost of such seminars or meetings, and individual participants could, under current tax laws and subject to certain limits, deduct the cost of attending such seminars. The Company has not yet determined whether it wishes to incur the additional costs associated with operating a U.S. subsidiary and U.S. flag vessels, which include potential additional labor, insurance and income tax costs. Accordingly, there can be no assurance that the Company will change the flags of any of its vessels.

CRUISE OPERATIONS

     FACILITIES, ON-BOARD SERVICES AND PROGRAMS

     The Enchanted Isle was originally constructed by Ingals Shipbuilding Corporation in the United States in 1958 and was most recently refurbished in 1994. The Enchanted Isle is designed to be a seagoing resort with restaurants, discotheques, movie theaters, libraries, reading rooms, full service communication facilities, jogging courses, aerobic classes, workout rooms, numerous bars, two pools, sun deck areas and deck activities. The Enchanted Isle has a complete casino with various gaming opportunities. Entertainment is provided nightly and includes shipboard productions of Broadway show tunes and Las Vegas-style revues, as well as performances by a variety of celebrity entertainers. In addition, all passengers may take shore excursions provided at various ports-of-call, including guided tours, visits to local attractions and free time to explore on their own. Although the Enchanted Isle may not be as modern, as large or contain all the amenities of newer ships, the Company believes that it provides the cruise environment that its passengers expect.

     MARKETING AND PROMOTION

     The Company has committed significant resources to marketing and promotion through advertising, public relations, and additional sales personnel. To enhance the Company's awareness in, and coverage of travel agents and consumer marketplaces, the Company employs a variety of complementary marketing and promotional programs incorporating media, direct marketing and sales aids, public relations, special events and strategic business alliances, with special emphasis on trade and consumer advertising. The Company has initiated a new advertising campaign to reestablish its image as a provider of value-oriented cruises with high quality service at sea in a larger geographic region than Old Commodore has solicited in the past few years. This new advertising campaign is based upon travel agent and consumer research and is placed in media reaching a wider audience than those historically employed. In the past, Old Commodore advertised mainly in the five-state area around Louisiana, including Texas. The Company's new marketing plan extends such advertis ing to at least five additional states in which residents have historically purchased the most cruises. These states are California, New York, Pennsylvania, New Jersey and Florida.

     The Company focuses on consumer and trade advertising, particularly through the use of newspaper advertising. The Company believes that this media is equally effective in reaching both consumers and the travel agency trade. In addition, the Company places advertisements on radio stations and television. Developing a strong cooperative marketing programs directly links travel agent marketing and promotional efforts to those of the Company.

     The Company places a strong emphasis on collateral development and distribution to key producing travel agents for the Company. The Company believes that detailed descriptions of the Company's ships, services, itineraries and activities, pre- and post-cruise land package opportunities and various elements of the product programs, are a significant factor in converting the initial interest of consumers into actual cruise sales. The Company may use direct marketing to target past passengers and various affinity organizations. The Company views past Commodore passengers and leisure travelers using travel organizations as persons with a high propensity to cruise with the

Company. The Company may also place travel trade advertising via the most popular trade publications, expanding the awareness of the Company's product and services.

     The foregoing marketing strategy requires a significant amount of the Company's cash resources. In the event that the Company is short on working capital, the Company may delay or cancel certain components of the foregoing marketing plan.

     TRAVEL AGENCY RELATIONSHIPS

     The Company sells cruise vacations in the United States and Canada almost exclusively through the travel agency distribution system. According to CLIA, an estimated 95% of cruise packages are sold with the assistance of travel agents, who normally receive commissions in the range of 10-15% of the sale. Additional commission incentives are made available for volume producers that consistently support the cruise line. In order to maintain personal contact with travel agency owners, managers and front-line retail agents, the Company maintains a field sales staff of at least eight, supported by an in-house service staff.

     The Company's cruises, consistent with industry trends, are marketed to passengers via travel agents in the United States. Well informed travel agencies are therefore crucial to the Company's effort in maintaining and expanding its customer base. Accordingly, the Company places considerable emphasis on its contacts with travel agencies and fostering goodwill towards the Company's products, maximizing this efficient and productive relationship although there can be no assurance that the Company will succeed in its efforts.

     RESERVATIONS AND PASSENGER SERVICES

     Reservations are taken by trained reservations sales agents on a computer and software system, capable of accepting reservations for a fleet of at least 10 vessels. The Company purchased this reservations system and software from EffJohn as part of the Commodore Assets. Staffing levels are maintained per industry standards to ensure that calls are taken promptly. Reservations are the first point of contact for most travel agents and, as such, play a key role in the sales process. A full time staff of approximately 18 people assist agents in securing passenger reservations, arranging flights for air/sea passengers, coordinating ground transportation and pre- and post-cruise tour hotel packages. In the event the Company does not have sufficient working capital to implement the foregoing plan, it may reduce the number of people it employs in reservations. Accordingly, there can be no assurance that the Company will be able to maintain optimum staffing levels.

     INTERNATIONAL SALES

     The Company intends to devote a portion of its sales resources to developing sales from the European and Latin American marketplaces. Although the North American market is static, the European cruise market has been growing. According to industry publications, in 1995 the European cruise market reached 1 million passengers, up from 300,000 in 1988. Europe is, by far, the largest market outside of North America, with Germany and the U.K. comprising the largest constituent parts. Management has begun discussions with several major European travel operators. The Company's president, Mr. Sullivan, has substantial previous experience developing the cruise market in England. See "Management." The Company is also considering expanding its sales to Latin

America, which is also a significant resource for potential passengers to the Company due to an established network of tour operators.

     MARKET PRESENCE

     The Company intends to continue to expand Commodore's image as an operator of value-oriented cruises in the standard market. The selection of a cruise line for travel agents and passengers depends upon the reputation of the line and recommendations. The Company believes that Commodore has a 28-year history of serving travel agents and passengers with friendly service and consistent quality. The Company believes that the Caribbean itinerary, intimacy and grace of "old world" service, combined with a Port of New Orleans embarkation are significant factors supporting a strong foundation for attracting passengers seeking an affordable cruise vacation product. The Company's choice of New Orleans as its point of embarkation will allow it access to passengers who might not otherwise choose to take a cruise. Although not considered a traditional cruise port, both the allure of New Orleans as a vacation destination, and the convenience for local residents make New Orleans an attractive alternative to Florida and New York based cruises. However, since Commodore provides one of only three regularly scheduled cruises from New Orleans, New Commodore will continue to devote significant resources to develop consumer awareness and acceptance.

     FACILITIES, ON-BOARD SERVICES AND PROGRAMS

     The Enchanted Isle was originally constructed by Ingals Shipbuilding Corporation in the United States in 1958 and was most recently refurbished in 1994. The Enchanted Isle is designed to be a seagoing resort with restaurants, discotheques, movie theaters, libraries, reading rooms, full service communication facilities, jogging courses, aerobic classes, workout rooms, numerous bars, two pools, sun deck areas and deck activities. The Enchanted Isle has a complete casino with various gaming opportunities. Entertainment is provided nightly and includes shipboard productions of Broadway show tunes and Las Vegas-style revues, as well as performances by a variety of celebrity entertainers. In addition, all passengers may take shore excursions provided at various ports-of-call, including guided tours, visits to local attractions and free time to explore on their own. Although the Enchanted Isle may not be as modern, as large or contain all the amenities of newer ships, the Company believes that it provides the cruise environment that its passengers expect.

     TICKET REVENUES

     New Commodore's cruises are list-priced per person per day (based on double occupancy) from $84 to $208, excluding commissions to travel agents. The Company offers discounts, particularly during off-season periods, as is the practice in the industry. Prices vary depending on size and location of cabin and the time of year in which the trip occurs. The cruise price includes shipboard accommodations, use of all of the shipboard amenities and all meals.

     ON-BOARD AND OTHER REVENUES

     Revenues from the Enchanted Isle are derived from certain on-board activities and services operated by the Company including, casino gambling, liquor sales in a variety of bars, restaurants, lounges and discotheques. Additional revenue is earned from pre- and post-cruise packages in each vessels' point of embarkation. The Company also earns concession revenue from sales at duty-free shops, gift shops, the sale of photographs to passengers, shore excursions and from the beauty salon.

     COMPETITION

     Competition in the industry in which the Company competes is intense. The Company competes with other cruise ship lines in the standard segment that offer the same type of products in several markets and land-based resorts, many of which have significantly greater financial resources and experience, and are more well known than the Company. The Company also competes for consumer disposable leisure time dollars with other vacation alternatives such as land based resort hotels and sight-seeing destinations, in addition to approximately 25 other cruise lines operating in the standard segment. In addition, public demand for such activities is influenced by general economic conditions. The Company operates in the Caribbean where its principal competitors are Carnival Cruise Lines, Royal Caribbean Cruise Lines, Norwegian Cruise Lines and Dolphin Cruise Line. However, the Enchanted Isle is currently one of only three regularly scheduled cruise vessels, including one Carnival Cruise Lines ship, that embarks passengers from the Port of New Orleans.

     According to CLIA, prior to the end of 1996, eight additional ships (representing approximately 14,040 berths) will be placed in service by the Company's competitors and eight additional ships (representing approximately 10,114 berths) will be placed in service by other cruise lines in the North American market. The number of ships which will be retired from service during the next two years cannot accurately be predicted. In addition, CLIA reported that cruise demand declined by .7% during 1994 and increased only slightly in 1995. While there can be no assurance that the cruise ship industry will not experience an imbalance between supply and demand following the introduction of such additional capacity, the aforementioned currently known level of capacity increases through 1996 is lower on a percentage increase basis than the industry experienced over the past 12 years.

     Competition in the standard cruise market is highly concentrated, with three companies accounting for an estimated 71% of the available berths. Recent statistics indicate that the large cruise lines are growing increasingly larger and running at full capacity while the smaller lines, such as the Company's, are forced to discount and run at approximately 70% of capacity. The three largest cruise operators in the North American cruise industry are increasing market share by adding new vessels to their fleets. Various articles concerning the cruise line industry note that this trend is expected to continue for at least the next few years. If this trend continues, the Company's ability to compete with these larger operators may be substantially impaired.

THE JOINT VENTURE

     On October 30, 1995, the Company entered into the Agreement with Seawise establishing Sea-Comm. Pursuant to the Agreement, the Company purchased 50.005% of Sea-Comm's Common Stock, and 50% of Sea-Comm's outstanding Preferred Stock. Seawise purchased 49.995% of Sea-Comm's Common Stock and 50.0% of Sea-Comm's Preferred Stock.

     The purpose of Sea-Comm is to space charter the Universe Explorer to an entity who operates the Semester at Sea program, an educational program conducted by the Institute for Shipboard Education, a Delaware not-for-profit corporation ("ISE"), and the University of Pittsburgh. Seawise has a contract with the ISE pursuant to which it has operated the Semester at Sea program aboard its own vessel for the last 20 years. In addition, Sea-Comm will operate cruises to Alaska (the "Alaska Program") through World Explorer Cruises and Tours Inc. ("WEC") and Hemisphere Cruises & Tours, Inc. ("Hemisphere"), during summer periods when the Universe Explorer is not being used for the Semester at Sea program. Seawise is party to a tripartite agreement with WEC and Hemisphere pursuant to which it has operated the Alaska Program for the past 19 years (the "Alaska Agreement"). As part of the joint venture, Seawise has assigned its rights under the Alaska Agreement to Sea-Comm.

     Pursuant to the Agreement, the Company has chartered the Universe Explorer to Sea-Comm. Sea-Comm, in turn, has chartered the Universe Explorer to Seawise so that it may operate the Semester at Sea program exclusively aboard the vessel. In return for such charter, Seawise reimburses Sea-Comm for 76% of its operating costs, 100% of food costs and 76% of the principal and interest due on the portion of the Loan attributable to the Universe Explorer. Sea-Comm also earns revenue from the sale of the other 24% of the cabins on the vessel, which hold approximately 176 persons, to non-student passengers. Seawise has guaranteed the sale of tickets to 60 non-student passengers on each voyage at pre-determined rates during 1996. The number of guaranteed non-student passengers increases in subsequent years.

     During a portion of the year when the Semester at Sea program is not operating (approximately 49 days), Sea-Comm operates the Universe Explorer under the Alaska Agreement. WEC enjoys certain permits issued by the U.S. Parks Service to cruise in the Glacier Bay, Alaska area. Pursuant to the Alaska Agreement, Sea-Comm will earn revenues from ticket sales for all cabins and pay license fees to WEC and Hemisphere for providing certain services to Sea-Comm.

     For the use of the Universe Explorer in both the Semester at Sea and Alaska programs, Sea-Comm has agreed to reimburse the Company for all of its operating costs, all food costs and all of the principal and interest due on the portion of the Loan attributable to the Universe Explorer which is incurred during the approximate 320 days each year that the Universe Explorer is under charter to Sea-Comm. Seawise also reimbursed the Company for $250,000 in expenses it incurred due to the cancellation by the Company of other arrangements for the use of the vessel. The Company used approximately $535,000, which it received from EffJohn pursuant to the Settlement Agreement, to repair certain technical items aboard the vessel. The Company also paid the first $200,000 of renovations to the ship to convert it for use in the Semester at Sea program. Any excess amounts which the Company requires for such conversion will be paid by Seawise.

     Sea-Comm is managed by a board of directors, which consists of five people, three of which are appointed by the Company and two of which are appointed by Seawise. Two of the Company's executive officers, Messrs. Frederick A. Mayer and Alan Pritzker, the Company's Chief Executive officer and Chief Financial Officer, respectively, act as directors of Sea-Comm. Mr. Mayer and Mr. Pritzker also act as Sea-Comm's President and Secretary, respectively. Sea-Comm's Treasurer was appointed by Seawise.

     Pursuant to the Agreement, the Company granted Seawise warrants to purchase 250,000 shares of the Company's Common Stock. The warrants are presently exercisable at $6.00 per share and expire on January 7, 2001.

     THE SEMESTER AT SEA PROGRAM

     The Semester at Sea, which is administered by the ISE and academically sponsored by the University of Pittsburgh, is a program that takes approximately 500 students from colleges and universities across the United States and abroad around the world each fall and spring semester. Since 1963, over 28,000 students have studied and traveled to 60 countries around the world through this program. Seawise is operating the Semester at Sea program for the first time beginning in the Spring of 1996 aboard the Universe Explorer. The first Semester at Sea voyage operated by Seawise sailed on February 3, 1996 on a 100-day around the world voyage with approximately 580 students. Semester at Sea gives students an opportunity to broaden their horizons through educated travel. Students will travel around the world aboard the Universe Explorer and participate in a unique and dynamic learning environment. A limited number of "non-student passengers" will also participate in each Semester at Sea voyage.

     Students can choose from approximately 50 lower and upper division courses in a variety of disciplines, including such offerings as anthropology, biology, English, geology, history, fine arts, music, political science, religious studies and theater arts. A number of one-credit courses are also available. Non-student passengers may also attend courses. Courses are accredited by the University of Pittsburgh and are fully transferable to most institutions. Students are required to enroll in a minimum of 12 semester credits during the fall and spring semesters and two courses, or 6 credits, during the summer semester. Each program includes a mandatory three-credit core course which provides an overview of the culture, environment, geography, history and politics of the regions visited.

     The fall and spring Semester at Sea programs last approximately 100 days. The spring semesters begin in late January or early February and end in early May, and fall voyages depart in mid-September and return in mid-December. A new summer session will be offered in 1996 and will last approximately 56 days. The Universe Explorer will stop at approximately nine ports during the regular semesters and seven ports during the summer session. The summer 1996 itinerary includes the ports of Ensenada, Mexico; Papeete, Tahiti; Auckland, New Zealand; Sydney, Australia; Suva, Fiji; Hilo, Hawaii; and San Diego, California. Ports change with each voyage.

     While in port, students take advantage of field trips which provide both structured and informal activities enabling them to observe, interact and participate in the local culture. Students may also choose to travel independently. Excursions typically include university visits, cultural performances, visits to archeological sites, museums, orphanages and rural areas. Students are also frequently given opportunities to interact with students and faculty at local universities. Stays in port typically range from two to six days.

     THE ALASKA PROGRAM

     Sea-Comm plans to operate one 7-day and three 14-day Alaska cruises in the summer of 1996 onboard the Universe Explorer. All Alaska cruises will begin and end in Vancouver, British Columbia. Ports of call for the 7-day cruise are Ketchikan, Juneau, Wrangell, and Glacier Bay. The 14-day cruises will call at the same ports as well as Sitka, Yakutat Bay/Hubbard Glacier, Seward, Skagway, and Victoria.

     WEC has been operating Alaska cruises for 19 years. The Company believes that Sea-Comm's operation of WEC's established program will offer a unique opportunity to cruise to Alaska due to its unmatched educational seminars and over 40 optional shore excursions. Although the Alaska program is not part of the Semester at Sea program, the 15,000 volume library will remain on board the Universe Explorer in place of a casino. The passengers are free to use the library to enhance the presentations by guest lecturers or simply to relax and enjoy a quiet place to read. Passengers are also offered unique presentations and educational lectures by guest professors and nature experts from around the world. These presentations provide information about the art, culture, geology and history of the ports-of-call and the region in general. The Company believes that Sea-Comm will be the only operator of Alaska cruises that offers educational seminars in conjunction with a cruise experience.

     MARKETING AND PROMOTION

     The ISE promotes the Semester at Sea program through its own network. The ISE recruits campus volunteers on over 200 campuses in the United States and abroad and such volunteers distribute brochures and respond to questions from interested students. In addition, the ISE maintains a list of Semester at Sea alumni and encourages such persons to recruit students for the program. Because of the way Sea-Comm earns revenue from the Semester at Sea program (through a charter), its revenue will not vary materially based on the number of students aboard the vessel. As a result, marketing to student passengers is not of material importance to Sea-Comm.

     Seawise, on behalf of Sea-Comm, markets Semester at Sea voyages, primarily through the ISE, to non-student passengers through college alumni associations and other education-related groups. Of the 176 berths available for non-student passengers, Seawise has guaranteed that it will procure at least 60 non-student passengers for each voyage during 1996 at pre-set rates. This number will increase in subsequent years.

     With respect to the Alaska program, Sea-Comm anticipates that WEC will market its cruises through travel agents, and, in general, through the same avenues that the Company markets its Caribbean cruises.

     WEC's cruise experience can be differentiated from that of its competitors both based on the length of the cruise and on its focus. Although WEC's Alaska cruises will feature all of the cuisine, entertainment and services that cruise passenger have come to expect, they will offer a unique educational undercurrent, which WEC promotes as a unique adventure for the body and soul. The

Universe Explorer will feature an extensive library in place of the casino and allow passengers to study the ports the ship visits in depth if they so desire.

     FACILITIES, ON-BOARD SERVICES AND PROGRAMS

     The Universe Explorer is a 23,900 gross ton registered vessel, which has nine passenger decks and a capacity for approximately 860 passengers in 363 cabins (based on double occupancy). During the Semester at Sea program, the shipboard campus consists of classrooms with closed circuit television capabilities, a student union, a theater, a 15,000 volume core library, study lounges, and a cafeteria, in addition to standard facilities of any oceangoing vessel. Living areas are supervised by a support team which includes a complete student life staff. The physical set-up on the Universe Explorer has been specifically designed for academic ventures and includes classrooms with blackboards, not substantially different from land-based campuses. A closed-circuit video system further supports classroom instruction. At the students' disposal are also a computer lab, exercise room, swimming pool, campus store, snack bar, and a sports deck for volleyball, basketball and aerobics. Laundry facilities and satellite phone calls and faxes are also available on board. Cabins are available in double, triple and quadruple occupancy for students and single and double occupancy for non-students.

     The amenities on the Universe Explorer during the Semester at Sea program; however, are not necessarily the same as those aboard the Enchanted Isle. There are no formal dinners (except on a few special occasions), no ballroom and no professional entertainers. However, the program staff includes an adult coordinator who organizes a program of activities specifically geared for the student/adult community. Cabin stewards provide daily limited cleaning and linen services and all meals are served cafeteria-style for students, faculty and staff. Attire is generally casual. The Universe Explorer houses 4 lounges and 2 bars available for students, with alcoholic beverage service limited to beer and wine, and an additional 2 lounges for faculty, staff and adult passengers, which serve a full range of alcoholic beverages.

     During the months when the Universe Explorer sails on its Alaska itinerary, it is easily transformed back into a luxury cruise chip. Classrooms are restored to lounges and dining areas, and the crew resumes formal meals, maid service and room service. In addition, the ship features all of the amenities and entertainment offered by the Company's other Cruise Ship, the Enchanted Isle, except for casino gambling. Even during the Alaska program, the Universe Explorer retains its substantial library offering passengers the opportunity to learn all about the ports they will visit during their voyage.

     TICKET REVENUES

     The cost of Semester at Sea tuition ranges from $12,580 to $14,880 for standard accommodations during the full semesters, and ranges from $6,775 to $8,275 for standard accommodations during the summer semester. Such rates are per person and include tuition, passage fare, room, board, and student fees. Travel to and from ports of embarkation and debarkation, text books, in-country travel, personal expenses and incidental fees are additional. Financial aid is available to some students. Because the Semester at Sea is operated by Seawise, neither the Company nor Sea-Comm earn revenue from student ticket sales. Sea-Comm does, however, earn revenue from ticket sales to non-student passengers.

     WEC's Alaska cruises are list-priced per person (based on double occupancy) from $1,145 to $1,995 for the 7-day cruise and $2,295 to $3,995 for the 14 day cruises, excluding commissions to travel agents, which will be paid by Sea-Comm. Prices vary depending on size and location of cabin. The cruise price includes shipboard accommodations, use of all the shipboard amenities and all meals.

     ON-BOARD AND OTHER REVENUES

     Sea-Comm earns revenues from the Universe Explorer during the Semester at Sea program from beverage and snack bar sales and miscellaneous services. While the vessel is used in the Alaska program, Sea-Comm earns on-board revenue from certain on-board activities and services including beverage sales in a variety of bars, restaurants and lounges, and shore excursions. Additional concession revenue is earned from gift ship sales and the sale of photographs to passengers.

     COMPETITION

     Seawise is the exclusive operator of the Semester at Sea program. To the Company's knowledge, there is no other entity which operates a similar shipboard educational program. Seawise competes for student passengers with operators of land-based international educational programs, such as semesters abroad. With respect to adult passengers, Sea-Comm competes with long cruise providers, such as freighters with passenger accommodations and world cruises, and to a lesser degree with traditional world cruises and land-based vacation alternatives.

     With respect to the Alaska program, Sea-Comm competes with other cruise operators who operate cruises to this region. Some of these operators carry passengers from Canadian ports to Alaska and then return them by air, while other operators carry passengers on a round trip voyage. Sea-Comm also competes for consumer disposable leisure time dollars with other vacation alternatives.

SHIP MAINTENANCE AND OPERATION

     In addition to routine maintenance and repairs performed on an ongoing basis, a vessel is generally taken out of service once every two or three years for a period ranging from one to two weeks, during which time more substantial maintenance work, repairs and improvements are performed in drydock. The Universe Explorer was last taken out of service for maintenance in April 1995 and the Enchanted Isle was last taken out of service for maintenance in February 1996. This work typically is performed during non-peak periods to minimize disruption of the Company's operations and any adverse effect on revenues. To the extent practicable, the ship's crew, catering and hotel staff remain with the ship during such period and assist in performing maintenance and repair work.

     The Company placed the Universe Explorer in drydock for the purpose of carrying out the repairs detailed in the Settlement Agreement at the Commodore Closing. All such repairs were performed at EffJohn's expense. While the Universe Explorer was in drydock, the Enchanted Isle operated on the itinerary previously served by the Universe Explorer. Following the completion of the repairs, the Universe Explorer commenced operations for Sea-Comm.

     Due to the age of the Cruise Ships, they are expected to require more maintenance than new vessels. In addition, they are more likely to break down and be removed from service at unscheduled times, which could result in loss of revenue for the Company. During 1994, however, the Universe Explorer was not out of service for unscheduled maintenance. Because the Enchanted Isle was used as a floating hotel during most of 1994, comparable statistics for this vessel are unavailable.

SUPPLIERS

     The Company purchases air transportation, bunker and diesel fuel, food and related products and hotel supplies from independent suppliers and does not expect difficulties in obtaining adequate supplies of these items. The Company is not dependent upon any one supplier for its needs.

EMPLOYEES

     The Company employs approximately 562 people, of whom 505 serve as officers and crew on the Cruise Ships and approximately 57 are employed shoreside in various sales and marketing, as well as administrative and management positions. Pursuant to the terms of the Commodore Acquisition, the Company renewed Old Commodore's contract with the employees who work aboard the Enchanted Isle and Universe Explorer for three month renewable terms.

INSURANCE

     The Company has procured protection and indemnity coverage and oil pollution coverage, as well as other coverage through its insurers for the Cruise Ships. The Company maintains insurance on the hull and machinery of the Cruise Ships in an amount equal to the greater of 100% of the market value of the ship, as such value is agreed upon with the insurer and the mortgage holder of the vessel, or 120% of the outstanding amount of the Loan on the vessel. Coverage for hull and passenger interests (which includes earnings and increased value) is maintained in amounts related to the value of the ship and its anticipated revenues. In addition, the Company maintains war risk insurance on the ship in amounts in excess of the market value of the ship as agreed upon with the insurer. War risk insurance includes protection against liability claims by passengers and crew, as well as other indemnity risks for which coverage would be excluded under the Company's protection and indemnity coverage by reason of war exclusion clauses.

     The Company also maintains coverage on the Cruise Ships in various amounts for the loss of revenue in the event that either such vessel is unable to operate during scheduled cruise periods as a result of an accident, mechanical failure, or certain additional covered perils. In such event, the Company's insurance would pay up to $53,000 and $60,000 per day of lost service for the Enchanted Isle and Universe Explorer, respectively, up to a maximum of 90 days, subject to a 14-day waiting period. The Company, as required by the FMC, has established insurance coverage in connection with liability for death or injury to passengers with respect to the Enchanted Isle. Such coverage has no limitation, but is subject to a deductible equal to $50,000 per occurrence. The Company also provides a guaranty in respect of liability for non-performance of transportation as required by the FMC with respect to the Enchanted Isle. The Universe Explorer does not sail from U.S. ports, and as such, the Company is not required to maintain such coverages for this vessel.

GOVERNMENT REGULATION

     The Company's vessels are registered in Panama, and are subject to regulations issued by Panama, including regulations issued pursuant to international treaties governing the safety of the ships and its passengers. The country of registry conducts periodic inspections to verify compliance with these regulations.

     Every five years, the Cruise Ships are subject to an inspection of the hull structure and plating. In addition, ships operating out of U.S. ports are subject to control verification by the U.S. Coast Guard for compliance with international treaties, and by the U.S. Public Health Service for sanitary conditions. The Universe Explorer and The Enchanted Isle will be inspected at least annually by the Panamanian authorities and quarterly by the U.S. Coast Guard, and on a regular basis by the U.S. Public Health Service. The Company believes that the Cruise Ships are in substantial compliance with all applicable regulations and that they have the licenses necessary to conduct their business.

     The Company has obtained certificates from the FMC relating to its ability to meet obligations to passengers for non-performance of cruises. The Company received certain passenger deposits as part of the Commodore Assets necessary to obtain this certificate. In the future, the Americans with Disabilities Act ("ADA") may be applied to the Cruise Ships to make the Cruise Ships more accessible to disabled persons. The Company cannot project how the ADA will be applied to the Cruise Ships or the costs of compliance.

     The Company is also subject to various U.S. laws and regulations relating to environmental protection. Under such laws and regulations, the Company will be prohibited from, among other things, discharging materials, such as petrochemicals and plastics, into the waterways. The Company has obtained insurance against the costs of oil pollution occasioned at, or in transit to, sea. The financial costs relating to U.S. environmental laws and regulations are not expected to have a material adverse impact on the Company's results of operations, financial condition or liquidity.

     The Company believes that it is in compliance with all regulations applicable to the Cruise Ships and has the licenses necessary to conduct its business, however, there can be no assurance thereof. From time to time, legislation and proposed regulations have been introduced which could have an impact upon the Company's operations. During recent years, SOLAS has been amended and will, among other things, require most passenger vessels not fitted with sprinkler systems to install such systems and other safety arrangements, including the addition of smoke detector systems, low-location lighting and enclosed escape stairwells by October 1997. In the event a vessel meets the SOLAS 1974 requirements (without reference to any subsequent amendments thereto), it will not be required to be fitted with a sprinkler system and other safety equipment until on or before October 1, 2005. The Cruise Ships are not currently fitted with any sprinkler systems. The Company believes that the Cruise Ships comply with the SOLAS 1974 requirements, and thus that it will not have to fit them with sprinkler systems and other safety equipment until 2005. Neither the U.S. Coast Guard nor either of the Cruise Ships' classification societies has definitely confirmed that the Cruise Ships meet the SOLAS 1974 requirements. Thus, there is a risk that the Company will have to install such systems aboard the vessels in 1997. The cost of such installation is presently estimated to be approximately $3,000,000 per vessel. The Company has not set aside or otherwise anticipated where it will obtain such funds if it must meet the 1997 deadline. In addition, the installation of the sprinkler systems could require that the Cruise Ships be out of service for as long as three months.

     There have been efforts in prior Congresses to adopt bills that would apply United States labor laws to non-resident alien crew of foreign registered ships sailing from U.S. ports and to exclude certain foreign-built ships from U.S. ports if they received construction subsidies of a particular type. With respect to the ship construction subsidies, the Cruise Ships are U.S. built and thus would be at risk to such legislation only if it were to apply to conversion and maintenance work performed on the vessels in foreign countries. The application of U.S. labor laws to foreign-registered passenger ships would have a very substantial impact on the cruise industry as a whole and the Company cannot predict the implications on its operations. Such proposed legislation is not presently under consideration by the 104th Congress.

     The Cruise Ships have been built and they maintain the standards of design, construction and maintenance appropriate to their trades and they are operated and maintained under the continuous maintenance survey system of the American Bureau of Shipping and Lloyds Register of Shipping, respectively. In order for the Company to insure the Cruise Ships, it must comply with the survey and maintenance requirements of each ship's respective classification society. The cost of such required maintenance for older vessels, such as the Cruise Ships, could be high.

LEGAL PROCEEDINGS

     Except as described herein, neither of the Cruise Ships nor the Company is a party to any material legal proceedings, whether pending or known to be contemplated, and the Company knows of no material legal proceedings, pending or threatened, or judgments entered against any director or officer of the Company in his capacity as such.

     In October 1995, Kristian Stensby filed an action in the Circuit Court in Dade County, Florida against EffJohn, the Lender, the Company, Mr. Mayer and others, alleging that due to the tortious acts or breaches of agreements by various defendants, he did not receive certain fees and/or commissions to which he was allegedly entitled upon the consummation of the sale of the Commodore Assets or use of such assets in a joint venture. Mr. Stensby has not alleged the amount of damages to which he believes he is entitled as a result of the alleged behavior of the various defendants. Recently, the court denied the motion of the Company and its subsidiaries to dismiss this action; however, the Company does not believe that the ultimate resolution of this action will have a material adverse effect on its financial condition.

     The Company anticipates that it will be subject to claims and suits in the ordinary course of its business in the future, including those arising from personal injury to its passengers. The Company believes that it has obtained insurance in the proper types and amounts to cover such anticipated claims. See "Risk Factors - Certain Business Risks."

DESCRIPTION OF PROPERTY

     New Commodore subleases from EffJohn, on a pass thru basis, approximately 16,000 square feet of office space in Hollywood, Florida. The sublease terminates in June 2000. The Company uses such space for its administrative and management operations. The annual lease payment of approximately $13.50 per square foot does not include taxes, utilities, or certain other operating costs. The base rent will increase by 4% each year during the term of the lease. Taxes, utilities and operating costs amount to approximately an additional $8.22 per square foot.

     The Company also utilizes a pier at the Port of New Orleans, pursuant to a written agree ment, from which one of its Cruise Ships will depart, and port facilities at various Caribbean locations, pursuant to oral agreements with the respective authorities, as is the custom in the Caribbean. The agreement with the Port of New Orleans, which was assigned to the Company, permits the Company to operate a vessel from New Orleans for six years. The Company has priority use of the terminal on weekends. In the event the Company does not complete 300 sailings during such period (or 50 sailings per year), the Company may extend the agreement for one year, pay a predetermined cancellation fee, or place another vessel in service in New Orleans. No assurance can be given that the Company will be able to continue to use the Caribbean ports under oral agreements, or that if such oral agreements are terminated, the Company will be able to locate acceptable substitute ports.

TRADEMARK PROTECTION

     At the Commodore Closing, the Company acquired domestic and foreign trademark registrations relating to the name "Commodore" and the distinctive Commodore logo. Pursuant to the Acquisition Agreement, the Company has agreed to allow EffJohn to use the name Commodore in connection with a class of ferry service it provides. The Company does not believe that such use will materially interfere with its proposed use of the Trademarks. The Company believes such trademarks are widely recognized throughout North America, although it has not independently verified this belief. The Company has not yet recorded the assignment of certain of the foreign Trademarks due to the costs involved and the potentially limited benefit of certain of such Trademarks, and has not yet determined whether it will do so. As a result, there can be no assurance that the Trademarks do not or will not violate the proprietary rights of others, that the Trademarks would be upheld if challenged or that the Company would not be prevented from using the Trademarks, any of which could have an adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial resources necessary to enforce or defend the Trademarks. The Company is not aware of any actions against the Trademarks and has not received any notice or claims of infringement in respect of the Trademarks.

                           CERTAIN TAX CONSIDERATIONS

     The following discussion summarizes certain U.S. Federal income tax consequences to the Company and to U.S. persons holding the Company's Common Stock. This discussion is a summary for general information only, and is not a complete analysis of the tax considerations that may be applicable to the Company or to a prospective investor. This discussion also does not address the tax consequences that may be relevant to income of the Company other than from the international operation of ships, as defined in the Code, nor to particular categories of Company stockholders subject to special treatment under certain Federal income tax laws, such as dealers in securities, tax-exempt entities, banks, insurance companies and foreign individuals and entities. In addition, it does not describe any tax consequences arising out of the tax laws of any state, locality or foreign jurisdiction. The discussion is based upon currently existing provisions of the Code, existing and proposed regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. In connection with the foregoing, investors should be aware that the Tax Reform Act of 1986, as amended (hereinafter, the "1986 Tax Act") changed significantly the U.S. Federal income tax rules applicable to the Company and, in certain cases, to certain holders of its Common Stock (including the Principal Stockholders). Although the relevant provisions of the 1986 Tax Act are discussed herein, those provisions have not yet been the subject of extensive administrative or judicial interpretation. Accordingly, there can be no assurance that such interpretation will not have an adverse impact on an investment in the Company's Common Stock.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ANY INVESTMENT IN THE COMPANY'S COMMON STOCK, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

TAXATION OF THE COMPANY - POSSIBLE U.S. TAX EXEMPTION UNDER SECTION 883(A) OF THE CODE.

     Code section 883(a) generally exempts from U.S. corporate tax the shipping income derived by a foreign corporation whose country of incorporation reciprocally exempts from foreign tax the income of U.S. corporate shipping companies. The Company anticipates that substantially all its income will be from its subsidiaries', that is from New Commodore's, Almira's and Azure's, international operation of ships, as described in Code section 883(a).

     The Company and New Commodore are incorporated in Bermuda, and New Commodore's subsidiaries, Almira and Azure, are incorporated in Panama. With respect to New Commodore's separate income, Bermuda counsel has advised that there is no corporate income tax in Bermuda. U.S. Treasury regulations indicate that countries that do not impose a corporate income tax such as Bermuda, are viewed as providing a reciprocal exemption. With respect to the bareboat charter income of Almira and Azure from their leases of the vessels to New Commodore, Panama counsel has advised the Company that Panama's exemption from corporate income tax for income earned by a U.S. corporation from maritime activities is broad enough to cover both charter income and operating income. Based upon this advice from Bermuda and Panamanian counsel, the Company believes that Bermuda and Panama will be viewed as providing a reciprocal exemption. Because substantially all the Company's income is anticipated to be derived from foreign corporations whose countries of incorporation, Bermuda and Panama, reciprocally exempt from U.S. tax the income of U.S. corporate shipping companies, the Company would qualify under Section 883(a) for an exemption from U.S. corporate tax on substantially all its income.

     Section 883(c), however, generally provides that the corporate tax exemption provided by Section 883(a) does not apply unless the stock of the foreign corporate parent or grandparent of the foreign corporation earning the shipping income is "primarily and regularly traded on an established securities market...in the United States" or the corporation is a "Controlled Foreign Corporation" ("CFC") as described below in the section "Taxation of the Company's Stockholders," or certain other criteria are met. Prior to the completion of this Offering, the Company Common Stock has not been "primarily and regularly traded on an established securities market...in the United States"; nor has any of the alternative methods of avoiding the restrictions of
Section 883(c) been met. Therefore, since its formation, the Company has been subject to U.S. taxation, although it believes its U.S. tax liability to date has not been material.

     The Company anticipates, however, that upon completion of this Offering, its Common Stock will be viewed as "primarily and regularly traded on an established securities market...in the United States." In that case, the restrictions of Code section 883(c) would be avoided, and Code section 883(a), which generally exempts from U.S. corporate tax the shipping income derived by a foreign corporation whose country of incorporation reciprocally exempts from its foreign tax the income of U.S. corporate shipping companies, should apply to exempt the shipping income of the Company's subsidiaries.

     Although no Treasury regulations have been promulgated that explain when a foreign corporation's stock will be considered "primarily and regularly traded on an established securities market" for purposes of Code section 883(c), Treasury regulations have been promulgated interpreting a similar phrase under
Section 884 of the Code which, like the phrase in Code section 883, was enacted in the Tax Reform Act of 1986. Under these regulations, the stock exchange must be a U.S. over-the-counter market, such as Nasdaq, or meet certain other criteria. In addition, the stock listed on the exchange must represent 80 percent or more of the total combined voting power and value of the corporation's stock. Thus, for example, if the Series A Preference Shares were to represent more than 20% of the Company's total stock value (due to a decline in value of the listed Common Stock relative to the Series A Preference Shares) during a year, the Company would not be viewed as meeting the "primarily and regularly traded on an established securities market" test. The regulation further generally requires that the stock is regularly quoted by brokers or dealers holding themselves out to buy or sell the stock at the quoted prices, or that trades in the shares take place on at least 60 days during the year and that the annual trading volume is at least 10 percent of the average number of shares outstanding. The regulations further require that 50% or more of the outstanding shares of the listed stock are not owned, directly or indirectly, for more than 30 days during the relevant year by persons who each own 5% or more of the value of the outstanding shares of stock and (a) are not "qualifying stockholders" for purposes of Code section 884 or (b) fail to provide to the Company the required proof of their qualifying status.

     The Company believes that upon completion of this Offering and the trading of its Common Stock on Nasdaq NMS, its Company Stock will meet the requirements set forth in Code section 883(c) that it be "primarily and regularly traded on an established securities market...in the United States." This will qualify the Company for the tax exemption provided by Code section 883(a), if the quoted phrase in Code section 883(c) is interpreted similarly to the way it is interpreted in the regulations under Code section 884. However, because there are no regulations to date interpreting Code section 883(c), and because satisfying the Regulations under Code section 884 depends upon meeting certain factual tests (e.g., that the Company's Common Stock represents at least 80 percent of the combined value of the Company's Common Stock and Series A Preference Shares) there is no assurance that the Company will qualify for the tax exemption provided by Code section 883(a). Also, other factors could lead to a loss of the reciprocal exemption, such as a de-listing of the Common Stock from Nasdaq (NMS and the Small Cap Market), a change in foreign corporate tax law on shipping income, or a change in Code section 883.

     In the event that the Company were not eligible for the Code section 883(a) exemption, its international shipping income would be subject to a complex set of tax rules concerning the taxation of foreign corporations engaged in business in the United States. Under these rules, such a foreign corporation may be subject to various U.S. taxes, including the regular U.S. corporation income tax (or alternative minimum tax); an additional branch profits tax; a gross basis tax on certain gross rentals derived from bareboat charters of ships to affiliated or unaffiliated companies; and branch taxes on certain interest paid or accrued. The Company expects that, unless and except to the extent that the Company qualifies for the tax exemption provided by Code section 883(a), it will be subject to these U.S. income taxes.

     Sea-Comm, the Company's majority owned subsidiary, is incorporated in Liberia. Counsel familiar with Liberian law has advised that Liberia provides a corporate income tax exemption for income earned by a U.S. corporation from the international operating and chartering of ships, including passenger operations, and chartering on a bareboat, time or voyage basis. Based on this advice from counsel familiar with Liberian law, the Company believes that Liberia will be viewed as providing a reciprocal exemption. The Company therefore believes that under Section 883(a) it will be eligible for the exemption from U.S. corporate income tax based on its income from international shipping income. The Section 883(a) exemption should extend to the payments received from Seawise, in the nature of time-charter payments, and also to the passenger revenue derived by Sea-Comm with respect to non-student passengers, during the approximately 258 days per year that the Universe Explorer is used in connection with the Semester at Sea Program. The Section 883(a) exemption should also extend to the passenger revenues from the Universe Explorer's Vancouver to Alaska route.

     Under Section 883(c), however, the U.S. corporate tax reciprocal exemption otherwise provided to Sea-Comm for its international shipping income under
Section 883(a), will not be available unless either the Common Stock of the Company, which is the indirect majority shareholder of Sea-Comm, is "primarily and regularly traded on an established securities market in the United States," or certain alternative tests, which may not be met here, are satisfied. The Company believes that, to date, Sea-Comm's potential U.S. corporate tax liability is not material. Moreover, as discussed above, the Company believes that, upon completion of this Offering and the trading of its Common Stock on Nasdaq NMS, its stock will be viewed as being "primarily and regularly traded on an established securities market in the United States," thereby permitting Sea-Comm to qualify for the U.S. corporate tax exemption under Section 883(a). Nevertheless, as discussed above, there are certain risk factors concerning the ability of the Company's stock to be qualified as "primarily and regularly traded on an established securities market in the United States." If the Company's stock is unable to qualify as being "primarily and regularly traded on an established securities market in the United States," then the Company expects that Sea-Comm, like the Company itself, could be liable for significant U.S. taxes on its international shipping income.

     Moreover, the Internal Revenue Service has ruled that, in any case, the tax exemption provided under Section 883(a) does not include income from voyages that begin and end in the U.S. and do not stop at any foreign ports. Therefore, the income of Sea-Comm from the approximately 49 days that it is on the Alaska route, which route involves stops only at U.S. ports, will be subject to full U.S. corporate tax as well as U.S. branch tax, even if the Company's stock does qualify as being "primarily and regularly traded on an established securities market in the United States. As a consequence, Sea-Comm's effective U.S. corporate tax rate on such income may be very high.

FOREIGN INCOME TAXATION

     The Company and New Commodore are incorporated in Bermuda. Bermuda counsel has advised the Company that Bermuda does not impose a corporate income tax. Almira and Azure are incorporated in Panama. Panama counsel has advised the Company that Panama does not impose a corporate income tax on the non-Panamanian source income of a Panamanian corporation. The Company does not expect that itself or any of its subsidiaries will have an office in Panama, or that its ships will visit ports in Panama. In that case, Panama counsel has advised that the Company and its subsidiaries will have no Panama source income, and therefore not be subject to Panamanian corporate income tax.

     Panama counsel has also advised that dividends and interest paid by a Panamanian corporation with no Panamanian source income are not subject to Panamanian withholding tax. Accordingly, New Commodore should not be subject to Panama withholding tax on dividends and interest received from Almira or Azure.

     Counsel familiar with Liberian law has advised that the Company will not be subject to Liberian tax on its charter payments from Sea-Comm, if, as the Company expects, the Universe Explorer does not make any trips between two Liberian ports. Liberian counsel has also advised that Sea-Comm will not be subject to Liberian tax on its either its direct passenger revenue, or on the receipt of its charter payments from WEC, Hemisphere, or Seawise, if, as the Company expects, the Universe Explorer does not make any trips between two Liberian ports. Counsel familiar with Liberian law has also advised that the Company will not be subject to Liberian tax on any preferred or common dividends received from Sea-Comm, if, as the Company expects, the Universe Explorer does not make any trips between two Liberian ports.

     The vessels leased by Almira and Azure, and operated or chartered by New Commodore, may visit ports in different foreign countries. In addition, New Commodore may have some incidental business contacts in those or other foreign countries. When the Company is finalizing its routes and related business plan, it will then review the corporate tax laws of those foreign countries to determine how much, if any, corporate income tax liability may be imposed on the Company and its subsidiaries by reason of activities in the those foreign countries. At present, such corporate tax liability cannot be estimated.

TAXATION OF THE COMPANY'S STOCKHOLDERS

     Dividends; Undistributed Income of the Company.  A United States person
     ----------------------------------------------
whose holdings of the Company's Common Stock (including shares such person is considered to own under applicable constructive ownership rules) are less than ten percent of the Company's outstanding Common Stock generally is not required to recognize income by reason of the Company's earnings until such earnings are distributed. Dividends paid by the Company to such a stockholder will be taxable to such stockholder as dividend income to the extent of the Company's current or accumulated earnings and profits. Such dividends generally will not be eligible for any dividends-received deduction. The Company's ability to pay dividends to the holders of its Common Stock is restricted by the terms of the Series A Preference Shares and the Loan. See "Description of Securities Series A Preference Shares" and "Business - the Commodore Acquisition." Regardless of such restrictions, the Company does not anticipate that it will pay dividends on the Common Stock in the foreseeable future.

     The Company also does not anticipate that it will be a CFC. This is because the Company does not believe that, at any time, United States Ten Percent Stockholders will own a majority in vote or value of its stock. However, due to inter-stockholder purchases and sales, it is conceivable that at some future time the Company will become a CFC.

     If, contrary to its expectation, the Company is a CFC for an uninterrupted period of 30 days during any taxable year of the Company, a United States Ten Percent Stockholder who owns (or is considered to own) 10% or more of the Company's voting power on the last day of such taxable year on which the Company is a CFC, will generally be required to include in ordinary income his pro rata share of the Company's "subpart F income" for that taxable year and, in addition, certain other items, including, under certain circumstances, the Company's increase in earnings invested in United States property, and amounts of previously excluded subpart F income withdrawn by the Company from investment in certain shipping and related assets, whether or not any amounts are actually distributed to stockholders. Even if, contrary to the Company's expectations, the Company is a CFC, Company stockholders who are not United States Ten Percent Stockholders will not be affected by the CFC and subpart F income provisions. "Subpart F income" includes, among other things, "foreign base company shipping income," which is defined to include income derived from using or chartering a vessel in foreign commerce or from the sale, exchange or other disposition of a vessel. Accordingly, if the Company is a CFC, all but an insubstantial part of the Company's earnings is expected by the Company to be "subpart F income," which will be taxable currently to the Company's United States Ten Percent Stockholders to the extent of their pro rata share. Earnings and profits of the Company already included in income by a United States Ten Percent Stockholder by reason of the CFC provisions discussed above are not again included in income by such United States Ten Percent Stockholder or his assignee when an actual distribution is made. Other distributions by the Company by way of dividends with respect to the Common Stock out of current or accumulated earnings and profits will be taxed to United States Ten Percent Stockholders as ordinary income. In the event that a United States Ten Percent Stockholder is required to include his pro rata share of the Company's "subpart F income" in his ordinary income, the Company will declare a dividend on its Common Stock, if permitted to do so, equal to the highest U.S. income tax rate multiplied by the Company's "subpart F income" for such year. The dividend will be paid pro rata to all Common Stock holders, whether they are United States Ten Percent Stockholders or not. The ability of the Company to pay any such dividend could be limited by the Company's obligations to pay dividends to the holders of the Series A Preference Shares. See "Description of Securities - Series A Preference Shares."

     Dispositions of Company Common Stock.  In general, any gain or loss on the
     ------------------------------------
sale or exchange of Common Stock of the Company by a stockholder will be capital gain or loss, provided such stock is held as a capital asset. However, if, contrary to the Company's expectations, the Company has been a CFC, any person who was a United States Ten Percent Stockholder of the Company at any time during the five-year period ending on the date of sale or exchange (or a distribution liquidation) when the Company was a CFC may be required to treat all or a portion of the gain from a sale or exchange of Common Stock as ordinary income (to the extent of his proportionate share of certain earnings and profits of the Company) rather than as capital gain. Any capital gain or loss recognized on a sale or exchange of Common Stock will be long-term capital gain or loss if the stockholder has held the Common Stock for more than one year.

     Other Anti-Deferral Rules. The U.S. also imposes various anti-tax-deferral
     -------------------------
rules to passive foreign investment companies, personal holding companies, foreign personal holding companies, foreign investment companies, and foreign corporations unreasonably accumulating taxable U.S. earnings. These rules can apply to the foreign corporation, and to U.S. stockholders of a foreign corporation, even if the foreign corporation is not a CFC, and even if the foreign corporation is publicly traded. Where applicable, these rules can directly cause the stockholder to be taxed on the undistributed income of the foreign corporation, or they can impose an interest charge on a U.S. stockholder's deferred tax liability when dividends are actually received or the foreign corporation's stock is sold; or they can impose an additional tax on the foreign corporation on its undistributed income, thereby practically forcing current dividend distributions. However, these rules generally do not apply where substantially all the foreign corporation's activities consist of conducting an active business rather than earning passive income. The Company therefore does not believe that any of these rules will apply to the Company. However, these rules are quite technical and depend heavily on factual determinations, and thus conceivably could apply at some time in the future.

ABSENCE OF BERMUDA TAXATION

     Bermuda counsel has advised that Bermuda does not impose a dividend withholding tax, a capital gains tax, or other type of income tax. Therefore dividends received on the Company's Common Stock will not be subject to any Bermuda dividend withholding tax, and gains on sales of the Company's Common Stock will not be subject to Bermuda capital gains tax. Bermuda counsel has also advised that Bermuda does not impose a gift tax, inheritance tax, or estate tax.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

                                                                                         Term as
Name                                    Age               Position                    Director Expires
- ----                                    ---               --------                    ----------------
Jeffrey I. Binder                       49           Chairman of the Board                  1998

Frederick A. Mayer                      62           Vice Chairman of the Board             1998

James R. Sullivan                       59           President                              N/A

Alan Pritzker                           41           Chief Financial Officer                N/A

Arnold Adolphus Francis, Q.C./(1)/      74           Director                               1996

A. Robert Miller/(1)/                   55           Director                               1996

Hon. Wayne L. Furbert, C.P.A.,
  J.P., M.P./(1)/                       40           Alternate Director                     1996

Robin L. Todd/(1)/                      29           Alternate Director                     1996

__________________
/(1)/ Under Bermuda law, the Company must have two directors who reside in Bermuda. Accordingly, Messrs. Francis and Miller are Bermuda residents who were appointed to satisfy the requirements of the Companies Act 1981 of Bermuda, and Hon. Furbert and Ms. Todd are their respective alternates. Neither of them nor their alternates has expertise in U.S. law or in the cruise line industry.

     Jeffrey I. Binder has been Chairman of the Board of the Company since its inception. Since 1991, he has also been Chairman of the Board and a director of TelMed, Inc., a publicly traded company which develops medical products and provides medical related services. From 1989 to the present, he has been the Chairman of the Board and a director of JeMJ Financial Services, Inc., a private holding company. Mr. Binder also served as a director of NAL Financial Group, Inc., a publicly traded company that acquires and services auto leases and loans, from November 1994 until July 1995. Between March 1989 and October 1993, he was the President and a director of Sector Associates, Ltd., a public company engaged, at the time, in the furniture retail business. Due to Mr. Binder's involvement with TelMed, Inc., he will not devote his full time to the Company.

     Frederick A. Mayer has been Vice-Chairman of the Board and Chief Executive Officer of the Company since its inception. Mr. Mayer has 40 years of experience in the travel and cruise industry. He was a co-founder and Vice Chairman of Regency Cruises, Inc. ("Regency"), which was a publicly traded cruise line company between 1985 and 1993, until March 1995 when he joined the Company. Beginning in 1955, and concurrently with his association with Regency, Mr. Mayer was also President of Exprinter International USA, a travel organization affiliated with Exprinter Panama. He has developed and marketed over 200 theme cruises. Mr. Mayer is also Chairman of the Board and President of Marmara Marine, Inc., which owns the S/S United States. In November 1995, Regency filed for Chapter 11 bankruptcy protection.

     James R. Sullivan was appointed President of the Company in May 1995. Prior to such time he was President of the Sullivan Group, a marketing consulting company located in Weston, Connecticut, which he formed in 1993. Prior to 1993, Mr. Sullivan was a senior executive with Cunard Line Ltd. ("Cunard") for 20 years in the company's cruise and hotel/resort sectors. He joined Cunard as Vice President of Marketing and Sales of Cunard's hotels and resorts in 1973, and became Vice President of Sales for Ships and Hotels in 1977. In 1981, he became Senior Vice President of Marketing and Sales and was named to Cunard's Board of Directors in London. During this period, Cunard acquired Norwegian American Cruises and Sea Goddess Cruises. He also served two different terms as Vice Chairman of CLIA, the national cruise industry trade group, during the 1980's, and was Chairman of CLIA's marketing committee during this period. From 1989 to 1993, Mr. Sullivan was Senior Vice President, Director of Cunard's Eastern Hemisphere, headquartered in London.

     Alan Pritzker was appointed Chief Financial Officer of the Company in May 1995. Prior to such time, Mr. Pritzker was employed by Regency. Mr. Pritzker acted as Regency's Controller between 1985 and 1989, and then as its Senior Vice President Finance, until joining the Company. While at Regency, he was responsible for all accounting and financing functions, information filings as well as the quarterly filings with the Securities and Exchange Commission. In November 1995, as described previously, Regency filed for Chapter 11 bankruptcy protection. Prior to joining Regency, Mr. Pritzker was employed by Holland America Line and Vacation Travel Concepts, a travel wholesaler, in various positions.

     Arnold Adolphus Francis, CBE, Q.C., J.P. has been a Director of the Company since its formation. Mr. Francis has been a partner in Richards, Francis & Francis, a law firm based in Bermuda since 1980. Richards, Francis & Francis acts as Bermuda counsel to the Company.

     A. Robert Miller has been a Director of the Company since its formation. Mr. Miller has been an associate in Richards, Francis & Francis. Prior to 1992, Mr. Miller was self-employed as an attorney.

     Robin L. Todd was appointed as an Alternate Director for Mr. Miller upon the Company's formation. Ms. Todd has been an associate in Richards, Francis & Francis. From 1993 until 1994, she was an attorney with Jacques & Lewis in London. Prior to 1993, Ms. Todd was a student.

     Honorable Wayne L. Furbert, C.P.A., J.P., M.P. was appointed as an Alternate Director for Mr. Francis upon the Company's formation. Mr. Furbert has been the financial controller of Richards, Francis & Francis, since 1983. He has also been Chairman of the Finance Committee of the Bermuda Hospitals Board since 1982 and is Minister of Community and Cultural Affairs in Bermuda.

     For as long as it holds at least 125,000 Series A Preference Shares, EffJohn has the right to designate one member of the Company's Board of Directors. To date, EffJohn has not exercised that right. The Company has also agreed to appoint a representative of the Underwriter as an advisor to, or in lieu thereof, as a member of, the Company's Board of Directors for three years after the date of this Prospectus. In addition to the foregoing, the Company plans to appoint up to three additional directors, including two non-employee directors, to its Board. The identities of such persons are unknown as of the date of this Prospectus.

CLASSIFIED BOARD OF DIRECTORS

     The Board of Directors is divided into three classes. One class holds office initially for a term expiring at the annual meeting of stockholders to be held in 1996, a second class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997 and a third class holds office initially for a term expiring at the annual meeting of stockholders to be held in 1998. Each Director will hold office for the term to which he is elected and until his successor is duly elected and qualified. Messrs. Francis and Miller have terms expiring in 1996, the directors to be appointed will have terms expiring in 1997, and Messrs. Binder and Mayer have terms expiring in 1998. At each annual meeting of the stockholders of the Company, the successors to the class of Directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Board of Directors elects officers annually and such officers serve at the discretion of the Board of Directors. At present the Board of Directors has not established any committees. After the completion of this Offering, the Board of Directors plans to establish both an audit committee and a compensation committee. The majority of the members of each such committee will be outside directors.

COMPENSATION OF DIRECTORS

     Members of the Company's Board of Directors currently do no receive any compensation for service as members of the Board. Directors, however, are entitled to reimbursement for reasonable expenses incurred in connection with attending any Board meeting.

COMPENSATION OF EXECUTIVE OFFICERS

                          Summary Compensation Table

     The following table sets forth information with respect to total compensation earned or paid by the Company to the Chief Executive Officer of the Company during the fiscal year ended

September 30, 1995. Because the Company was only formed in April 1995, none of the Company's other executive officers earned cash compensation in excess of $100,000 during such fiscal year.

                                                                         Long Term
                                                                       Compensation
                                         Annual Compensation(1)           Awards
                                       --------------------------      -----------
                                                                         Number of
Name and Principal Position  Year      Salary               Bonus        Warrants
- ---------------------------  ----      ------               -----        --------
Frederick A. Mayer, Vice-    1995      $37,019(2)           $  --         200,000
 Chairman of the Board and
 Chief Executive Officer

____________________
(1) The Company was formed in April 1995. As a result, the compensation shown in this table reflects amounts paid to the Company's executive officers for only a portion of a fiscal year. If the Company's current executive officers had been employed for a full fiscal year as of September 30, 1995, the following additional officers would have been included in this table at the following annualized salaries: Jeffrey I. Binder, Chairman of the Board, $150,000; and James A. Sullivan, President, $150,000. See "Employment Agreements" below.

(2) Reflects amounts earned by Mr. Mayer since he began his employment with the Company in May 1995. Mr. Mayer's annualized salary is $175,000. See "Employment Agreements" below.


WARRANT GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding the grant of stock warrants to the Chief Executive Officer in fiscal 1995. In addition, hypothetical gains of 5% and 10% are shown for these stock warrants. These hypothetical gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the stock warrants were granted over the full warrant term. No stock warrants were exercised in fiscal year 1995.

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                           % OF TOTAL                                          ANNUAL RATES OF STOCK
                          NUMBER OF      WARRANTS GRANTED      EXERCISE                          APPRECIATION FOR
                          WARRANTS       TO EMPLOYEES IN       PRICE PER        EXPIRATION       WARRANTS TERM(3)
                                                                                               ---------------------
NAME(1)                  GRANTED(2)      FISCAL YEAR 1995      SHARE(3)           DATE           5%           10%
- -------                  ----------      ----------------      --------           ----           --           ---
Frederick A. Mayer         200,000             24%               $1.00         May 4, 2002     $81,420      $189,743

_________________________
(1) If the Company's current executive officers had been employed for a full fiscal year as of September 30, 1995, the following additional officers would have been included in this table: Jeffrey I. Binder and James A. Sullivan. See "Compensation of Executive Officers." The terms of the stock warrants granted to such officers are summarized elsewhere herein. See "Employment Agreements."

(2) All warrants are fully vested.

(3) If the 5% or 10% annual compound stock price appreciation shown in the table were to occur, the per share price of the Common Stock would be $1.40, and $1.95, on May 4, 2002, respectively.

FISCAL YEAR-END WARRANT VALUES

     The following table provides information regarding the warrants held by the named executive officer as of September 30, 1995. The named executive officer did not exercise any warrants in fiscal 1995.

                        Number of Securities                    Value of
                       Underlying Unexercised           Unexercised in-the-Money
                         Warrants at Fiscal                Warrants at Fiscal
Name(1)                     Year-End(2)                         Year-End
- ----                        --------                            --------
Frederick A. Mayer           200,000                            $600,000

____________________
(1) If the Company's current executive officers had been employed for a full fiscal year as of September 30, 1995, the following additional executive officers would have been included in this table: Jeffrey I. Binder and James A. Sullivan. Mr. Binder and his affiliates own warrants to purchase 500,000 shares of Common Stock. All of such warrants are presently exerciseable, but none of such warrants is in-the-money. Mr. Sullivan owns warrants to purchase 100,000 shares of Common Stock. None of Mr. Sullivan's warrants is exercisable but their value at 1995 fiscal year-end was $300,000.

(2) All warrants are presently exercisable.


EMPLOYMENT AGREEMENTS

     As of May 3, 1995, the Company entered into a five year employment agreement with its Chairman of the Board, Mr. Jeffrey I. Binder. Pursuant to such employment agreement, Mr. Binder receives an annual salary of $150,000, to be increased 4% annually, and certain perquisites. Mr. Binder's employment agreement is renewable, at the option of the Company, for two additional years. Upon termination of Mr. Binder's employment, he has agreed not to compete with the Company for one year under certain circumstances described therein. In the event a change of control of the Board of Directors of the Company occurs, he shall receive compensation for the greater of one year or the remainder of his employment term.

     As of May 3, 1995, the Company entered into a two year employment agreement with Mr. Frederick A. Mayer, its Chairman of the Board of Directors, and Chief Executive Officer. Pursuant to the employment agreement, Mr. Mayer receives an annual salary of $175,000, to be increased 4% annually, and certain perquisites. Mr. Mayer also received a seven year warrant to purchase 200,000 shares of Common Stock at an exercise price of $1.00 per share. Mr. Mayer has certain rights to demand registration of the shares of Common Stock underlying his warrant;

however, the sale of such shares is subject to a 12 month lock-up period. The Company has the option to renew Mr. Mayer's employment agreement for two additional years. Upon termination of Mr. Mayer's employment, he has agreed not to compete with the Company for one year under certain circumstances described therein. In the event a change of control of the Board of Directors of the Company occurs, he shall receive compensation for the greater of one year or the remainder of his employment term.

     As of May 3, 1995, the Company entered into a two year employment agreement with Mr. James A. Sullivan, its President. Pursuant to the employment agreement, Mr. Sullivan receives an annual salary of $150,000 and certain perquisites. Mr. Sullivan also received a seven year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.00 per share. The Company has the option to renew Mr. Sullivan's employment agreement for two additional years. Upon termination of Mr. Sullivan's employment, he has agreed not to compete with the Company for one year under certain circumstances described therein. In the event a change of control of the Board of Directors of the Company occurs, he shall receive compensation for the greater of one year or the remainder of his employment term.

     As of May 3, 1995, the Company entered into a two year employment agreement with Mr. Alan Pritzker, its Vice President, Finance and Chief Financial Officer. Pursuant to the employment agreement, Mr. Pritzker receives an annual salary of $99,000. Mr. Pritzker also received a seven year warrant to purchase 25,000 shares of Common Stock at an exercise price of $1.00 per share. The Company has the option to renew Mr. Pritzker's employment agreement for two additional years. Upon termination of Mr. Pritzker's employment, he has agreed not to compete with the Company for one year under certain circumstances described therein.

STOCK OPTION PLAN

     In April 1995, the Company adopted the Plan pursuant to which 500,000 shares of Common Stock have been reserved for issuance upon exercise of options designated as "incentive stock options" or "non-qualified options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Plan is to encourage stock ownership by certain officers and employees of the Company, and give them a greater personal interest in the success of the Company. The Plan is administered by the Board of Directors of the Company, or a committee appointed by the Board of Directors, which determines among other things, the persons to be granted options under the Plan, the number of shares subject to each option and the option price.

     The exercise price of any stock option granted under the Plan may not be less than the fair market value of the shares subject to the option on the date of grant, provided, however, that the exercise price of any incentive option granted to an eligible employee owning more than 10% of the outstanding Common Stock may not be less than 110% of the fair market value of the shares underlying such option on the date of grant.

     The term of each option and the manner in which it may be exercised is determined by the Board of Directors, or a committee appointed by the Board of Directors, provided that no option may be exercisable more than 10 years after the date of grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the Common Stock, such option shall be exercisable no more than five years after the date of grant. Options may be granted to officers and employees. In the event of death or disability, options may be exercised during a twelve month period following such event. In the event of retirement of an option holder who is an officer or employee of the Company, an option must be exercised within three months of the date of termination. In the event that an option holder is terminated other than pursuant to death, disability or retirement, all options must be exercised by the date of termination. Options will not be transferable, except upon death of the optionee.

     As of the date of this Prospectus, there were no outstanding options under the Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors sets the compensation for the Company's executive officers. At present, the Board has not appointed a separate committee to perform this function. Two executive officers of the Company, Messrs. Binder and Mayer, are members of the Company's Board of Directors. Each of Mr. Binder and Mr. Mayer, respectively, abstains from voting on issues concerning his own proposed compensation.


                            SECURITIES OWNERSHIP OF
                  PRINCIPAL AND INITIAL SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock, as of the date of this Prospectus, and as adjusted to reflect the sale of all the Common Stock offered by the Initial Selling Stockholders as part of the Units offered hereunder, by:
(i) each of the Company's directors and named executive officers, (ii) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (iii) all of the Company's directors and executive officers as a group, and (iv) each Initial Selling Stockholder. Except as indicated below, the address for each 5% stockholder is c/o Commodore Holdings Limited, 4000 Hollywood Boulevard, Suite 385, South Tower, Hollywood, Florida 33021.

                                                                     SHARES
                                            BENEFICIAL OWNERSHIP     BEING       BENEFICIAL OWNERSHIP
                                            PRIOR TO OFFERING(2)    OFFERED      AFTER THE OFFERING(2)
                                           ---------------------    -------      --------------------
NAME AND ADDRESS OF
BENEFICIAL OWNER                           NUMBER        PERCENT                 NUMBER         PERCENT
- ----------------                           ------        -------                 ------         -------
Eff-Shipping, Ltd./(1)/                1,006,979           17.0%    0         1,006,979           15.6%
  c/o EffJohn North America
  Suite 108, The Atrium Center
  1515 N. Federal Highway
  Boca Raton, Florida 33432
Jeffrey I. Binder,                     1,000,000           20.2%    0         1,000,000           18.4%
  Rosalie Binder and
  JeMJ Financial Services, Inc./(3)/
Frederick A. Mayer/(4)/                  500,000            9.7%    0           500,000            8.8%
Arnold Adolphus Francis, Q.C.                  0              0%    0                 0              0%
Hon. Wayne L. Ferbert,                         0              0%    0                 0              0%
  C.P.A., J.P., M.P.
A. Robert Miller                               0              0%    0                 0              0%
Robin L. Todd                                  0              0%    0                 0              0%
[ADD INITIAL SELLING STOCKHOLDERS]
Directors and Officers as a            1,500,000           29.2%    0         1,500,000           26.6%
Group/(5)/
  (6 persons)

____________________
/(1)/ Represents Series A Preference Shares, which Eff-Shipping may convert into
      1,006,979 shares of Common Stock. In the event the Company's earnings per share increase, this number may decrease accordingly. See "Description of Securities - Series A Preference Shares."

/(2)/ Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The percentages beneficially owned assume that none of the Series A Preference Shares has been converted into Common Stock and that the Over-Allotment Option is not exercised.

/(3)/ Mr. Binder owns 500,000 shares of Common Stock together with his wife, as tenants-by-the-entireties. JeMJ Financial Services, Inc., a company controlled by Mr. Binder, owns 500,000 shares of Common Stock. This amount excludes 500,000 shares of Common Stock which Mr. Binder, his wife and JeMJ have a right to purchase at $6.00 per share pursuant to warrants, which warrants are presently exercisable.

/(4)/ Includes a warrant to purchase 200,000 shares of Common Stock, which is presently exercisable.

/(5)/ Excludes 500,000 shares of Common Stock which such persons may acquire pursuant to warrants which are presently exercisable at $6.00 per share.

                             CERTAIN TRANSACTIONS

     In April 1995, the Company issued 12,000 shares of its Common Stock to Jeffrey I. Binder, the Company's Chairman, for $12,000 in conjunction with the organization of the Company. On April 26, 1995, the Company authorized the split of its Common Stock, and each share of its outstanding Common Stock was exchanged for 100 shares of Common Stock. Subsequent to such date, Mr. Binder contributed approximately an additional $988,000 for such Common Stock and transferred half of such Common Stock to an affiliate. On May 12, 1995, the Company repurchased 200,000 shares of Common Stock from Mr. Binder for par value.

     On May 4, 1995, the Company issued warrants at what it considered present market value to purchase a total of 325,000 shares of Common Stock to Messrs. Mayer, Sullivan and Pritzker, who are executive officers of the Company and/or its subsidiaries. Such warrants were issued pursuant to each such officer's respective employment agreement and are exercisable at $1.00 per share, at varying vesting periods. The Company also issued 300,000 shares of Common Stock to Mr. Mayer on May 12, 1995 for $200,000.

     On July 14, 1995, the Company issued warrants to its Chairman, Mr. Jeffrey
I. Binder and his wife, Rosalie Binder, as well as to JeMJ Financial Services, Inc., a company controlled by Mr. Binder (the "Binder Warrants"). The Binder Warrants entitle the holders to purchase collectively up to 500,000 shares of Common Stock at an exercise price of $6.00 per share. The Binder Warrants expire seven years after the date of their issuance. The Binder Warrants became exercisable upon issuance, and contain certain anti-dilution and registration rights provisions and other terms as were determined by the Board of Directors of the Company. The sale of the Common Stock underlying the Binder Warrants is subject to a 12 month lock-up period.

     As part of the Purchase Price for the Commodore Assets, the Company paid $5,000,000 to EffJohn and issued it 1,000,000 Series A Preference Shares. In addition, the Lender loaned the Company $24,500,000 pursuant to the Loan. The Loan is secured by substantially all of the assets of the Company, including first preferred ship's mortgages on the Cruise Ships. See "Business -The Commodore Acquisition."

     Several of the Company's stockholders are principals in International Marine Carriers ("IMC"), a vessel manager employed by the Company. The Company has entered into an agreement with IMC to act as manager for the Cruise Ships for two years, subject to successive one year renewals at the written request of the Company. The Company paid IMC $130,235 for services rendered during the partial fiscal year ended September 30, 1995 and has agreed to pay IMC $585,000 during the 1996 fiscal year for the management of the Enchanted Isle and $219,000 for the management of the Universe Explorer.

     During fiscal 1995, the Company used several bank facilities, primarily for credit card processing and deliveries of cash to and from the Company's vessels, that belonged to affiliates of EffJohn. The Company has since arranged for its own processing services.

     On July 14, 1995, the Company and EffJohn entered into the Settlement Agreement related to the Commodore Acquisition. In this agreement, EffJohn agreed to fix certain technical deficiencies in both the Universe Explorer and the Enchanted Isle and to pay the Company charter fees if EffJohn did not charter the Universe Explorer. EffJohn paid the Company $425,000 pursuant to this agreement in fiscal 1995 and paid the Company an additional $425,000 in fiscal 1996.

     As part of the Commodore Acquisition, the Company entered into a sublease agreement with Old Commodore to lease an IBM AS/400 computer system. The lease is treated as a capital lease for financial statement purposes, and the Company owed $223,960 at September 30, 1995.


                           DESCRIPTION OF SECURITIES

GENERAL

     The Company is a Bermuda "exempted company," which means that it is exempt from the requirement of the Companies Act 1981, as amended (the "Companies Act"), that "local" companies be at least 60% owned and controlled by Bermudans. The following summary is a description of certain provisions of the Company's Memorandum of Association ("Memorandum") and Bye-laws. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Memorandum and Bye-laws, including the definitions therein of certain terms.

UNITS

     Each Unit consists of one share of Common Stock and one redeemable Warrant to purchase one-half share of Common Stock for $6.00 per share. The Warrants are exercisable only in pairs, with each two Warrants entitling the registered holder to purchase one share of Common Stock. The Common Stock and Warrants, which constitute a Unit, will be detachable and separately tradeable at such time as the Underwriter determines, in its sole discretion. The Units will not be quoted on any stock exchange or automated quotation system.

COMMON STOCK

     The Company is authorized to issue 100 million shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the shares who vote in the election of directors can elect all of the directors except the director that may be elected by EffJohn during the time it owns at least 125,000 Series A Preference Shares. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor and after payments to holders of the Series A Preference Shares and any other series of preferred stock outstanding. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities and payments to holders of the Company's Series A Preference Shares and any other series of preferred stock outstanding. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

     The Company's Bye-laws provide that the quorum required for a meeting of stockholders is stockholders representing more than 50% of the total votes able to be cast. An amalgamation of the

Company, which includes a merger or consolidation, requires the approval of stockholders representing more than 50% of the total votes cast at a meeting at which a quorum is established. The Company's Bye-laws further provide that the approval of stockholders representing more than 50% of the total votes able to be cast is required to amend the Memorandum and Bye-laws with respect to certain matters, including, without limitation, the voting provisions and other matters set forth above.

     The outstanding shares of Common Stock are, and the Shares of Common Stock offered by the Company in this Offering, when issued and paid for, will be, fully paid and non-assessable. Prior to the Offering, there were 4,931,933 shares of Common Stock outstanding held by 130 stock holders of record.

WARRANTS

     The Company proposes to issue an aggregate of 1,000,000 Warrants to purchase up to an aggregate of 500,000 shares of Common Stock in this Offering. The Warrants are exercisable only in pairs, with each two Warrants entitling the registered holder to purchase one share of Common Stock. The Warrants will be issued pursuant to an agreement (the "Warrant Agreement") between the Company and Stock Trans, Inc., as warrant agent (the "Warrant Agent"). None of the Warrants have been issued prior to the Offering. The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement and the Warrant certificates, the forms of which have been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     Each two Warrants entitle the holder to purchase one share of Common Stock at an exercise price of $6.00 per share. The Warrants may be exercised at any time commencing one year after the date of this Prospectus until they expire five years after the date of this Prospectus. The Warrants may be redeemed by the Company at any time, commencing one year after the date of this Prospectus, at a redemption price of $.05 per Warrant upon 25 days prior written notice, provided the average closing bid price of the Common Stock for 20 consecutive trading days ending not more than 15 days prior to the date of any redemption notice is in excess of $9.00 per share. Warrant holders shall have exercise rights until the close of the business day preceding the date fixed for redemption.

     In order for a holder to exercise a Warrant, and as required in the Warrant Agreement, there must be a current registration statement on file with the Securities and Exchange Commission pertaining to the shares of Common Stock underlying the Warrants, and such shares must be registered or qualified for sale under the securities laws of the state in which such Warrant holder resides or such exercise must be exempt from registration in such state. The Company will be required to file post-effective amendments to the Registration Statement, of which this Prospectus forms a part, during the nine-month period from the date hereof, when events require such amendments. In addition, the Company has agreed with the Underwriter to use its best efforts to keep the Registration Statement covering the shares underlying the Warrants current and effective. There can be no assurance however, that such Registration Statement (or any other Registration Statement filed by the Company to cover shares of Common Stock underlying the Warrants) can be kept current. If a Registration Statement covering such shares of Common Stock is not kept current for any reason, of if the shares underlying the Warrants are not registered in the state in which a holder resides, the Warrants will not be exercisable and will be deprived of any value.

     Holders of the Warrants will be protected against dilution upon the occurrence of certain events, including, but not limited to the issuance of any Common Stock or other securities convertible or exercisable for Common Stock at a price per share less than the exercise price or the market price of the Common Stock, or in the event of any stock dividend, stock split, reclassification, recapitalization, stock combination or similar transaction. However, holders of the Warrants will have no voting rights and will not be entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of Warrants will not be entitled to participate in any distribution of the Company's assets.

     The purchase price payable upon exercise of the Warrants is to be paid in lawful money of the United States. The Company is not required to issue certificates representing fractions of shares of Common Stock upon the exercise of Warrants, but with respect to any fraction of a share, it will make payment in cash based upon the market price of the Common Stock as determined by the Warrant Agent.

TRANSFER AGENT AND WARRANT AGENT

     The transfer agent and registrar for the Common Stock and the Warrants is Stock Trans, Inc., 7 East Lancaster Avenue, Ardmore, Pennsylvania 19003.

PREFERRED STOCK

     The Company is authorized to issue 10 million shares of preferred stock. The Bye-laws authorize the Board of Directors (without stockholder approval), among other things, to issue such preferred stock, with such rights and limitations as the Board of Directors may subsequently determine. Among other designations, the Board of Directors may determine (i) the dividend rate and conditions and the dividend preferences, if any; (ii) whether dividends would be cumulative and, if so, the date from which dividends on such series would accumulate; (iii) whether, and to what extent, the holders of such series would enjoy voting rights, if any, in addition to those prescribed by law; (iv) whether, and upon what terms, such series would be convertible into or exchangeable for shares of any other class of capital stock or other series of preferred shares; (v) whether, and upon what terms, such series would be redeemable; (vi) whether or not a sinking fund would be provided for the redemption of such series and if so, the terms and conditions thereof; and (vii) the preference, if any, to which such series would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company. Any particular series of preferred shares may rank junior to, on a parity with or senior to any other class of the Company's capital stock, including any other series of preferred shares, except that no such series of preferred stock may rank senior to or on a parity with the Series A Preference Shares, without the approval of the holders of the Series A Preference Shares. Thus, the Board of Directors, without the approval of the holders of Common Stock, could authorize the issuance of a series of preferred shares with voting, conversion and other rights that could affect the voting power and other rights of the holders of Common Shares or that could have the effect of delaying, deferring or preventing a change in control of the Company.

SERIES A PREFERENCE SHARES

     In July 1995, the Company issued 1,000,000 Series A Preference Shares to EffJohn at the Commodore Closing in partial payment for the Commodore
Assets. On April 1, 1996, the Company issued an additional 6,979 Series A Preference Shares to EffJohn in satisfaction of a dividend obligation. The following is a summary of the principal features of the Series A Preference Shares. This summary does not address all of the rights and preferences of the Series A Preference Shares.

     The Series A Preference Shares are entitled to a preference with respect to dividends, liquidation or a distribution of assets of the Company over any other shares of capital stock of the Company. In the event of any such liquidation or distribution of assets, the holders of the Series A Preference Shares will receive any accrued but unpaid dividends and USD$4.00 per Series A Preference Share before the holders of other series of preferred stock or the Common Stock receive any distribution of the Company's assets.

     The holders of the Series A Preference Shares are entitled to receive a dividend equal to seven (7) percent of the issuance price of the Series A Preference Shares prior to the payment of dividends on the Common Stock. Unpaid dividends will accumulate from year to year, and the maximum amount which may be paid to the holders of the Series A Preference Shares in any year is 10 percent of the net profits of the Company for such year. Dividends in excess of this amount may be paid in additional Series A Preference Shares or Common Stock.

     The Series A Preference Shares are not entitled to vote except on the following matters: (i) matters relating to the winding up of the Company, (ii) matters relating to the alteration of the terms of the Series A Preference Shares, or (iii) in the event that the Company has not paid any part of the dividend on the Series A Preference Shares for two consecutive years, on all matters on which holders of Common Stock would be entitled to vote. When voting, each Series A Preference Share receives one vote.

     The holders of the Series A Preference Shares shall have the option, at any time, to convert any or all of their Series A Preference Shares into Common Stock of the Company at a conversion rate equal to the greater of USD$4.00 per share or a price per share equal to 8 times the Company's earnings per share for its prior fiscal year. In addition, the holders of the Series A Preference Shares may sell up to approximately 45,000 such shares in any 90-day period to third parties at any time after the Commodore Closing and prior to the date upon which the Common Stock becomes listed on Nasdaq, subject to compliance with applicable securities laws.

     The Company has the option to redeem all or any part of the Series A Preference Shares at USD$4.00 per share at any time commencing three years after their issuance subject to the right of EffJohn to convert its Series A Preference Shares upon receipt of the notice. As long as EffJohn holds at least 125,000 Series A Preference Shares, it has the nontransferable right to appoint one person to the Company's Board of Directors.

DIFFERENCES IN CORPORATE LAW

     The Companies Act of Bermuda differs in certain respects from laws generally applicable to U.S. corporations and their stockholders. Set forth below is a summary of certain significant provisions of the Companies Act (including any modifications adopted pursuant to the Company's Bye-laws) applicable to the Company, which differ in certain respects from provisions of Delaware corporate law. The comparison of the Companies Act to Delaware law provides only a basis of comparison and in no way means that the corporate law of Delaware is the same as that of other U.S. states. The following statements are summaries of some of the provisions of the Companies Act, and do not purport to deal with all aspects of Bermuda law that may be relevant to the Company, its officers, directors and its stockholders. See "Risk Factors - Rights of Security Holders Under Bermuda Law May Be Less Than Under U.S. Jurisdictions."

     Interested Directors. The Bye-laws provide that any transaction entered into by the Company in which a director has an interest is not voidable by the Company nor can such director be liable to the Company for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity: (i) at a meeting of directors or in writing to the directors, and (ii) to the Company's auditors, upon their request. Under Delaware law no such transaction would be voidable if (i) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

     Loans to Directors. The Companies Act generally forbids loans to directors without the prior approval of stockholders who hold 90% of the Common Stock of the Company at a general meeting of stockholders. Delaware law does not contain a similar provision.

     Mergers and Similar Arrangements. The Company may acquire the business of another Bermuda company similarly exempt from Bermuda taxes or a company incorporated outside Bermuda and carrying on such business when it is within the objects of its Memorandum. The Company may "amalgamate" (merge or consolidate) with another Bermuda company or a foreign corporation if such amalgamation is approved by the board of directors and the holders of a majority of the Common Stock at a meeting at which a quorum is established. While a dissenting stockholder may have the right to express to a Bermuda court his view that the transaction sought to be approved would not provide the stockholders with the fair value of their shares, the court ordinarily would not disapprove the transaction on such ground absent evidence of fraud or bad faith. The Bermuda court would, however, assess the fair value of such dissenting stockholder's Common Stock, and the dissenting stockholder would be entitled to receive this amount, in cash, in lieu of the consideration such dissenting stockholder would otherwise receive in the transaction. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the outstanding stock of the corporation to be acquired or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

     Takeovers. Bermuda law provides that where an offer is made for shares of another company and, within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering stockholders to transfer their shares on the terms of the offer. Dissenting stockholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting stockholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out a minority stockholder. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

     Acquisition of Minority Shares. The holders of at least 95% of the Common Stock (the "Majority Stockholders") may force the holders of 5% or less of the Common Stock (the "Remaining Stockholders") to sell their Common Stock to the Majority Stockholders under Bermuda law. If the Remaining Stockholders are dissatisfied with the price offered by the Majority Stockholders, they may apply to a Bermuda court for an appraisal of their shares. The appraisal is binding on the Remaining Stockholders.

     Stockholder's Suit. Class action and derivative actions are generally not available to stockholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a stockholder to commence an action in the name of the Company to remedy a wrong done to the Company where the act complained of is alleged to be beyond the corporate power of the Company or is illegal or would result in the violation of the Memorandum and Bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority stockholders or where an act requires the approval of a greater percentage of the Company's stockholders than actually approved it. The winning party in such an action generally would be able to recover a portion of its attorney fees incurred in connection with such action. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorney fees incurred in connection with such action.

     Indemnification of Directors. The Company has agreed to indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the Company other than in respect of his own wilful default, wilful neglect, fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited. Both Bermuda and Delaware law allow a company to obtain directors and officers liability insurance. The Company has not yet decided whether it will purchase such insurance.

     Inspection of Corporate Records. Members of the general public have the right to inspect the public documents of the Company available at the office of the Registrar of Companies in Bermuda, which will include the Memorandum (including its objects and powers) and any alteration to the Memorandum, and documents relating to an increase or reduction of authorized capital. The stockholders have the additional right to inspect the Bye-laws, minutes of general meetings and audited financial statements of the Company, which must be presented to the annual meeting of stockholders. The register of stockholders of the Company is also open to inspection by stockholders without charge, and to members of the public for a fee. The Company is required to maintain its share register in Bermuda but may establish a branch register outside of Bermuda. The Company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge.

     Local Directors. The Companies Act requires that a quorum of a company's directors be residents of Bermuda unless a company's common shares are listed on an appointed stock exchange (including Nasdaq), in which case a company may have a resident representative in Bermuda instead of resident directors. Accordingly, at this time, two of the Company's directors, Messrs. Francis and Miller, are Bermuda residents and the Company's Bye-Laws establish a quorum for meetings of directors at two members.

     Warrants. Under the provisions of the Companies Act, it is unlawful for any company to issue "bearer" shares of stock, which are defined as shares that may be transferred by delivery of the warrant or certificate relating thereto. The term "warrant" is used in Bermuda law only in this bearer stock context. Accordingly, under Bermuda law, any reference to "warrant" must be construed as an option, which is an instrument entitling the holder to subscribe to the Common Stock in accordance with the terms of the instrument. References herein to either the Binder Warrant or the Warrants should not be construed as enabling the underlying Common Stock to be transferred upon delivery of such certificate alone.


ANTI-TAKEOVER PROVISIONS

     Although the Board of Directors is not presently aware of any takeover attempts, the Bye-laws of the Company contain certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by the Board of Directors and approved by the stockholders of the Company.

     Authorized but Unissued Shares. The Company has authorized 100 million shares of Common Stock and ten million shares of preferred stock. These shares of Common Stock were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible to issue additional shares for proper corporate purposes including equity financing, acquisitions (including the Commodore Acquisition), stock dividends, stock splits, the Plan, stock options (including the Binder Warrants and the Warrants), and other purposes. The Company has no agreements, commitments or plans at this time for the sale or use of the additional shares of Common Stock or preferred stock except for potential conversion of the Series A Preference Shares into Common Stock. The issuance of shares of preferred stock may have an adverse effect on the Company's stockholders. See "Preferred Stock." Stockholders of the Company do not have preemptive rights with respect to the purchase of these shares. Therefore such issuance could result in a dilution of voting rights and book value per share as to Common Stock of the Company. See "Business - Commodore Acquisition" and "Description of Securities - Series A Preference Shares."

     No Cumulative Voting. The Company's Bye-laws do not contain any provisions for cumulative voting. Cumulative voting entitles stockholders to as many votes as equal the number of shares owned by such holder multiplied by the number of directors to be elected. A stockholder may cast all these votes for one candidate or distribute them among any two or more candidates. Thus, cumulative voting for the election of directors allows a stockholder or group of stockholders who hold less than 50 percent of the outstanding shares voting to elect one or more members of a Board of Directors. Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a Board of Directors and would be sufficient to elect all the members of the board being elected.

     Classified Board of Directors. The Board of Directors is divided into three classes. One class holds office initially for a term expiring at the annual meeting of stockholders to be held in 1996, a second class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997 and a third class holds office initially for a term expiring at the annual meeting of stockholders to be held in 1998. Approximately one-third of the total number of directors will serve as members of each such class. As a result, it would take a person who wanted to gain control of the Company a minimum of two annual meetings of stockholders before he could gain control of the Company's Board of Directors.

     General Effect of Anti-Takeover Provisions. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interest as the offer might include a premium over the market price of the Company's Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some stockholders may want to make if dissatisfied with the conduct of the Company's business.

                        SHARES ELIGIBLE FOR FUTURE SALE

     All of the 4,931,933 shares of Common Stock of the Company outstanding as of the date of this Prospectus are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act and 4,831,933 shares have been registered for sale concurrently herewith. Except for the 500,000 shares being sold by the Initial Selling Shareholders herein, such shares may not be sold, transferred or otherwise disposed of for a period of one year without the prior consent of the Underwriter. Of the 4,931,933 shares, 1,300,000 shares are owned by affiliates of the Company, as that term is defined under the Securities Act. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.


                     CERTAIN FOREIGN ISSUER CONSIDERATIONS

     The Company has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority, Foreign Exchange Control.

     THE BERMUDA MONETARY AUTHORITY AND THE REGISTRAR OF COMPANIES IN BERMUDA WILL ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY SCHEMES OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED WITH REGARD TO THEM.

     There are no limitations on the rights of non-Bermuda owners of the Company's Common Stock to hold or vote their voting shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds into and out of Bermuda or to pay dividends to United States residents who are holders of the Company's Series A Preference Shares or Common Stock, other than in respect of local Bermuda currency.

     In accordance with Bermuda law, share certificates are only issued in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. The Company will take no notice of any trust applicable to any of its securities whether or not it had notice of such trust.

     As an "exempted company," the Company is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted company, the Company may not participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature; (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (3) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or securities of another "exempted company," partnership or other corporation resident in Bermuda but incorporated abroad; or (4) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

     The Bermuda government actively encourages foreign investment in "exempted" entities like the Company that are based in Bermuda, but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, the Company is subject neither to taxes on its income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and profits can be accumulated by the Company, as required, without limitation under Bermuda law.

     The Company is required to pay certain annual government fees based upon its assessable capital (i.e., its authorized share capital and share premium). The fees are based upon a sliding scale. The maximum fee payable by an exempt company is USD$25,000 based upon an assumed capital of USD$500,000,000 or more.


                                 UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Underwriter has agreed to purchase 500,000 Units and 1,000,000 Warrants from the Company and 500m000 shares of Common Stock from the Selling Stockholders, less the underwriting discounts set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the Underwriter will be obligated to purchase all of the Units offered on a "firm commitment" basis, if any are purchased.

     The Underwriter has advised the Company that it proposes initially to offer the Units to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such prices less concessions not in excess of $__________ per Unit. After the Offering, the offering price and the concessions may be changed at the discretion of the Underwriter.

     The Company has granted to the Underwriter an option exercisable during the 30-day period after the Closing, to purchase from the Company at the initial public offering price less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 150,000 additional Units, for the sole purpose of covering over-allotments, if any.

     The Company has agreed to pay to the Underwriter a non-accountable expense allowance of 3% of the gross proceeds of the Offering. Further, the Company has agreed to reimburse the Underwriter and its counsel for certain accountable expenses relating to the Offering.

     All of the Company's current stockholders, except for the Initial Selling Stockholders, have agreed not to sell or otherwise dispose of any of their shares of Common Stock, or shares of Common Stock issuable upon conversion or exercise of securities convertible into Common Stock, for a period of 12 months from the date of this Prospectus without the prior written consent of the Underwriter. Notwithstanding these lock-up agreements, such persons may make intra-family transfers. An appropriate legend will be marked on the face of stock certificates representing all such shares of Common Stock.

     In connection with the Offering, the Company has agreed to sell to the Underwriter, for nominal consideration, non-redeemable warrants to purchase from the Company 100,000 Units (the "Underwriter's Warrants"). The Underwriter's Warrants are exercisable at a price of $6.90 per Unit (150% of the initial public offering price per Unit) for a period of four years commencing one year from the date of this Prospectus. The Units contained in the Underwriter's Warrants will be identical to the Units being offered hereby. The Underwriter's Warrants contain anti-dilution provisions providing for adjustment of the exercise price upon the occurrence of certain events, including the issuance of any Common Stock or other securities convertible into or exercisable for Common Stock at a price per share less than the exercise price or the market price of the Common Stock, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The Underwriter's Warrants provide that for a period of four years commencing one year from the date of this Prospectus, at the request of the holders of a majority of the total Underwriter's Warrants, the Company will register, in whole or in part, at the Company's sole cost and expense, the Underwriter's Warrants and/or the underlying Common Stock and Warrants. In addition, the holders of the Underwriter's Warrants have the right to "piggyback" all or any part of the Underwriter's Warrants, or the underlying Common Stock or Warrants, on any registration statement filed by the Company or its principal stockholders at any time during the stated term of the Underwriter's Warrants.

     During the term of the Underwriter's Warrants, the holders of the Underwriter's Warrants are given the opportunity to profit from a rise in the market price of the Units, the Common Stock or the Warrants. To the extent that the Underwriter's Warrants are exercised, dilution of the interest of the Company's stockholders will occur. Furthermore, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on the terms more favorable to the Company than those provided in the Underwriter's Warrants. See "Risk Factors - Stock Options and Warrants."

     The Company has agreed to retain the Underwriter for two years as a management and financial consultant for a fee of $48,000, which is payable at the Closing of the Offering. The Company has also agreed to appoint a representative of the Underwriter as an advisor to, or in lieu thereof, as a member of, the Company's Board of Directors for three years.

     The Company has granted the Underwriter a right of first refusal for two years to underwrite any public or private securities offering of the Company which does not exceed $5,000,000. The

Company has also agreed to pay the Underwriter a commission of five percent (5%) of the exercise price of any Warrants offered herein which are exercised more than one year after the date of this Prospectus.

     The Underwriting Agreement provides for reciprocal indemnification among the Company, the Underwriter and the Initial Selling Stockholders against certain liabilities in connection with the Registration Statement of which this Prospectus forms a part, including liabilities under the Securities Act. To the extent this section may purport to provide exculpation from possible liabilities arising under the federal securities laws, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy and is therefore unenforceable.

     The foregoing is a summary of the principal terms of the Underwriting Agreement and the Underwriter's Warrants, and does not purport to be complete. Reference is made to the copies of the Underwriting Agreement and the Underwriter's Warrant Agreement, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     Prior to the Offering, there has been no public market for the Company's securities offered hereby. Consequently, the initial public offering price of the Units has been determined by the Company and the Underwriter and is not related to the Company's asset value, earnings, book value or other such criteria of value. Factors considered in determining the initial public offering price of the Units include principally, the prospects for the industry in which the Company operates, the Company's management, the general condition of the securities markets and the demand for securities in similar industries. The exercise price of the Warrants also has been determined by the Company and the Underwriter and does not relate to any recognized criteria of value.

     Although certain of the officers of the Underwriter have significant experience in corporate finance and the underwriting of securities, the Underwriter has previously acted as the principal underwriter in only one "firm commitment" offering. Such limited experience could adversely affect the Offering as well as the future development of a trading market for the Common Stock and Warrants. See "Risk Factors - Underwriter's Limited Underwriting Experience."


                    CONCURRENT REGISTRATION OF COMMON STOCK

     Concurrently with this Offering, 4,331,933 shares of Common Stock have been registered under the Securities Act. Such shares may not be sold, transferred or otherwise disposed of for a period of one year without the prior written consent of the Underwriter.


                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon for the Company by Broad and Cassel, a partnership including professional associations, Miami Center, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131 and, with respect to Bermudan law, by Richards, Francis & Francis. Gersten, Savage, Kaplowitz & Curtin, LLP has acted as counsel for the Underwriter in connection with the Offering.

                                    EXPERTS

     The financial statements of the Company from April 13, 1995 (date of inception) through September 30, 1995 are included herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The combined financial statements of the S/S Enchanted Seas and the S/S Enchanted Isle (operating units of EffJohn International B.V.) for each of the two years in the two-year period ended December 31, 1994, and for the period from January 1, 1995 through July 14, 1995, are included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.


                            ADDITIONAL INFORMATION

     The Company has filed with the Commission, a Registration Statement on Form S-1 with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in such Registration Statement, as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits and schedules filed herewith. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The Registration Statement, including exhibits thereto, may be inspected, without charge, by anyone at the principal office of the Commission in Washington, D.C. and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

                         INDEX TO FINANCIAL STATEMENTS

Commodore Holdings Limited and Subsidiaries

    Report of Independent Certified Public Accountants                     F-2

    Consolidated Balance Sheets - September 30, 1995 and
      March 31, 1996 (Unaudited)                                           F-3

    Consolidated Statements of Earnings - April 13, 1995 through
      September 30, 1995, Six Months Ended March 31, 1995 (Predecessor
      Company, Unaudited), Six Months Ended March 31, 1996 (Unaudited)     F-4

    Consolidated Statements of Stockholders' Equity - April 13, 1995
      through September 30, 1995, Six Months Ended March 31, 1996
      (Unaudited)                                                          F-5

    Consolidated Statements of Cash Flows - April 13, 1995 through
      September 30, 1995, Six Months Ended March 31, 1995 (Predecessor
      Company, Unaudited), Six Months Ended March 31, 1996 (Unaudited)     F-6

    Notes to consolidated financial statements                             F-8

S/S Enchanted Seas and S/S Enchanted Isle (Predecessor Company)

    Report of Independent Certified Public Accountants                    F-19

    Combined Balance Sheet December 31, 1994                              F-20

    Combined Statements of Operations Years Ended December 31,
      1993, 1994, Period from January 1 through July 14, 1995             F-21

    Combined Statements of Operating Units Equity
      Year Ended December 31, 1994                                        F-22

    Combined Statements of Cash Flows Years Ended December 31,
      1993, 1994, Period from January 1 through July 14, 1995             F-23

    Notes to Combined Financial Statements                                F-25

Pro forma Condensed Financial Statement

    Pro forma Condensed Statement of Earnings                             F-30

    Notes to Pro forma Condensed Statement of Earnings                    F-31

                        REPORT OF INDEPENDENT CERTIFIED
                              PUBLIC ACCOUNTANTS



Board of Directors
Commodore Holdings Limited and Subsidiaries

We have audited the accompanying consolidated balance sheet of Commodore Holdings Limited and Subsidiaries as of September 30, 1995 and the related consolidated statements of earnings, stockholders' equity, and cash flows from April 13, 1995, (date of inception), through September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Commodore Holdings Limited and Subsidiaries as of September 30, 1995 and the consolidated results of their operations and their consolidated cash flows from April 13, 1995 through September 30, 1995 in conformity with generally accepted accounting principles.



Miami, Florida
November 28, 1995

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                ASSETS
                                                 September 30,   March 31,
                                                     1995           1996
                                                 -------------  ------------
                                                                (Unaudited)
Current assets
 Cash and cash equivalents                         $ 3,274,993   $ 1,937,805
 Restricted cash                                       363,462       252,076
 Trade and other receivables, net                       79,069       264,941
 Due from Affiliate                                    456,878       166,541
 Inventories                                           691,001       935,101
 Prepaid expenses                                      592,664     1,690,549
 Other current assets                                  700,000             -
                                                   -----------   -----------
        Total current assets                         6,158,067     5,247,013

Property and equipment, net                         33,085,209    37,450,152

Investments restricted                               4,629,000     4,629,000

Other assets                                           225,000       425,000
                                                   -----------   -----------

                                                   $44,097,276   $47,751,165
                                                   ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities
 Current portion of long-term debt                 $         -   $   201,301
 Accounts payable                                    1,868,415     4,026,674
 Accrued liabilities                                   219,683       892,149
 Customer and other deposits                         4,344,657     5,035,652
 Accrued interest                                      412,672        72,603
 Income taxes payable                                    4,841         4,841
 Capital lease obligations                             223,960        91,863
                                                   -----------   -----------
        Total current liabilities                    7,074,228    10,325,083

Long-term debt                                      24,500,000    24,165,684

Deferred income taxes                                    3,618         3,618

Minority interest in subsidiary                              -       461,642

Preferred stock                                      4,000,000     4,000,000

Stockholders' equity
 Preferred stock - authorized 10,000,000 shares
   of $.01 par value; issued 1,000,000                       -             -
 Common stock - authorized 100,000,000 shares
   of $.01 par value; issued 4,931,933                  49,319        49,319
 Paid-in capital                                     8,158,576     8,158,576
 Retained earnings                                     311,535       587,243
                                                   -----------   -----------
        Total stockholders' equity                   8,519,430     8,795,138
                                                   -----------   -----------

                                                   $44,097,276   $47,751,165
                                                   ===========   ===========

The accompanying notes are an integral part of these statements.

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                       (Predecessor
                                                                         Company)
                                                         April 13,      Six Months     Six Months
                                                        1995 through       Ended         Ended
                                                       September 30,     March 31,     March 31,
                                                            1995           1995           1996
                                                       --------------  -------------  ------------
                                                                        (Unaudited)   (Unaudited)
Revenues                                               $   7,255,830   $ 17,605,955   $19,174,089

Expenses
   Operating                                               4,940,637     18,243,713    13,955,294
   Marketing, selling and administrative                   1,664,478      5,608,586     3,766,577
   Depreciation and amortization                             197,926      1,780,141       620,099
   Loss on Vessel Pire                                             -      1,367,347             -
                                                       -------------   ------------   -----------
                                                           6,803,041     26,999,787    18,341,970
                                                       -------------   ------------   -----------

Operating income (loss)                                      452,789     (9,393,832)      832,119

Other income (expense)
   Other income                                                    -              -       340,641
   Interest income                                            79,054         40,836       194,130
   Interest expense                                         (211,849)    (1,408,105)     (679,535)
   Minority interest in earnings of
     consolidated joint venture                                    -              -      (411,647)
                                                       -------------   ------------   -----------
                                                            (132,795)    (1,367,269)     (556,411)
                                                       -------------   ------------   -----------

               Earnings (loss) before provision for
                  income taxes and provision for
                  preferred stock dividend                   319,994    (10,761,101)      275,708

Provision for income taxes                                     8,459              -             -
                                                       -------------   ------------   -----------

               Net earnings (loss) before provision
                  for preferred stock dividend               311,535    (10,761,101)      275,708

Provision for preferred stock dividend                        60,000              -       140,000
                                                       -------------   ------------   -----------

               Net earnings (loss) available for
                  common stockholders                  $     251,535   $(10,761,101)  $   135,708
                                                       =============   ============   ===========

Earnings per share                                     $        0.06                  $      0.03
                                                       =============                  ===========

Weighted average number of common
  stock outstanding                                        4,377,593                    5,184,711
                                                          ==========                  ===========

The accompanying notes are an integral part of these statements.

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   APRIL 13, 1995 THROUGH SEPTEMBER 30, 1995,
                  SIX MONTHS ENDED MARCH 31, 1996 (UNAUDITED)


                                             Common Stock      Additional
                                         --------------------
                                          Number                Paid-In    Retained
                                         of Shares  Par Value   Capital    Earnings    Total
                                         ---------  ---------  ----------  --------  ----------
Balance at April 13, 1995                        -  $       -  $        -  $      -  $        -

Issuance of common stock (Note G)        4,931,933     49,319   8,158,576         -   8,207,895

Net income                                       -          -           -   311,535     311,535
                                         ---------  ---------  ----------  --------  ----------

Balance at September 30, 1995            4,931,933     49,319   8,158,576   311,535   8,519,430

Net income                                       -          -           -   275,708     275,708
                                         ---------  ---------  ----------  --------  ----------

Balance at March 31, 1996 (Unaudited)    4,931,933  $  49,319  $8,158,576  $587,243  $8,795,138
                                        ==========  ========== ==========  ========  ==========

The accompanying notes are an integral part of these statements.

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    (Predecessor
                                                                      Company)
                                                      April 13,      Six Months     Six Months
                                                     1995 through       Ended         Ended
                                                    September 30,     March 31,     March 31,
                                                         1995           1995           1996
                                                    --------------  -------------  ------------
                                                                     (Unaudited)   (Unaudited)
Cash flows from operating activities:
 Net income (loss)                                    $   311,535   $(10,761,101)  $   275,708
 Adjustments to reconcile net income (loss)
   to net cash provided by operating activities:
   Depreciation of property and equipment                 197,926      1,652,612       620,099
   Amortization of deferred drydock                             -        841,212             -
   Changes in operating assets and liabilities
     (Increase) decrease in restricted cash              (363,462)      (512,109)      111,386
     (Increase) in investments - restricted            (4,629,000)             -             -
     (Increase) in trade and other receivables            (79,069)      (122,149)     (185,872)
     (Increase) decrease in due from affiliate           (375,950)             -       290,337
     Decrease (increase) in inventory                      69,271       (327,928)     (244,100)
     (Increase) in prepaid expenses and
      other current assets                               (892,663)      (236,217)     (397,885)
     (Increase) in other assets                          (225,000)             -      (200,000)
     Increase in accounts payable                       1,868,415              -     2,158,259
     Increase in accrued liabilities                      219,683              -       672,466
     Increase in due to affiliate                               -     13,758,326             -
     Increase in income taxes payable
      - current                                             4,841              -             -
     Increase in income taxes payable
      - deferred                                            3,617              -             -
     Increase in advance deposits                       4,344,657       (413,571)      690,995
     Increase in accrued interest                         206,336              -      (340,069)
                                                      -----------   ------------   -----------

        Net cash provided by
         operating activities                             661,137      3,879,075     3,451,324

Cash flows from investing activities:
 Capital expenditures                                    (672,960)    (3,789,278)   (4,985,042)
 (Decrease) in capital leases obligation                  (53,079)             -      (132,097)
 Cost of acquisition, net of cash acquired             (4,868,000)             -       461,642
                                                      -----------   ------------   -----------

        Net cash used in investing
         activities                                    (5,594,039)    (3,789,278)   (4,655,497)

Cash flows from financing activities:
 Proceeds from debt                                             -        369,327             -
 Proceeds from initial issuance
   of common stock                                      8,207,895              -      (133,015)
                                                      -----------   ------------   -----------

        Net cash provided by
         financing activities                           8,207,895        369,327      (133,015)
                                                      -----------   ------------   -----------

                                                                     (continued)

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                                                                  (Predecessor
                                                                     Company)
                                                      April 13,     Six Months     Six Months
                                                    1995 through       Ended         Ended
                                                    September 30,    March 31,     March 31,
                                                        1995           1995           1996
                                                    -------------  -------------  ------------
                                                                    (Unaudited)   (Unaudited)
Net increase in cash and cash equivalents           $   3,274,993  $    459,124   $ (1,337,188)

Cash and cash equivalents at beginning of period                -       522,319      3,274,993
                                                    -------------  ------------   ------------

Cash and cash equivalents at end of period          $   3,274,993  $    981,443   $  1,937,805
                                                    =============  ============   ============

Supplemental disclosure of cash
  flow information:
   Cash paid during the period for interest         $           -  $          -   $  1,320,834
                                                    =============  ============   ============
   Cash paid during the period for taxes            $           -  $          -   $         -
                                                    =============  ============   ============

Supplemental schedule of noncash investing and financing activities:

  As part of the purchase price of acquisition (see Note A), the Company issued notes payable totalling $24,500,000 and 1,000,000 shares of redeemable preferred convertible stock totalling $4,000,000.

  QIn 1995 and the six months ended March 31, 1996, the Company capitalized $206,336 and $294,766 of interest to property and equipment, respectively. Interest was not paid as of September 30, 1995 and is recorded in accrued interest.

  In 1995, the Chairman of the Board and a company he controls, paid approximately $1,000,000 of the Company's costs in exchange for 1,000,000 shares of the Company's common stock.

  Simultaneously to the acquisition, the Company assumed a capital lease obligation of $277,039 from a related party (see Note F). The Company recorded $277,039 in equipment and $277,039 in capital lease obligations.


The accompanying notes are an integral part of these statements.

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization
  ------------

  Commodore Holdings Limited ("CHL") and its wholly-owned subsidiary New Commodore Cruise Lines Limited ("NCCL") were organized under the laws of Bermuda on April 13, 1995. Almira Enterprises Inc. ("Almira") and Azure Investments Inc. ("Azure"), owners of the cruise vessels Enchanted Isle and Enchanted Seas (the "Vessels"), respectively, were organized under the laws of the Republic of Panama on January 18, 1995 and are the wholly-owned subsidiaries of NCCL. CHL, NCCL, Almira and Azure are collectively referred to as the ("Company") or ("New Commodore").

  Acquisition of Commodore Cruise Line
  ------------------------------------

  On July 14, 1995, the Company completed an acquisition, through the purchase of the assets, of Commodore Cruise Lines Limited, a business consisting of two ships, certain shoreside assets, trademarks, passenger lists and advance ticket sales, from EffJohn International B.V. ("EffJohn"). The Company completed the transaction, for a total consideration of $33,500,000 by paying $5,000,000 in cash, entering into a loan agreement with EffJohn for $24,500,000 and granting EffJohn 1,000,000 7% Cumulative Convertible Redeemable Series A Preferred Stock at an agreed value of $4.00 per share. Of the $33,500,000 purchase price, $31,600,000 was allocated to the vessels and the remaining $1,900,000 was allocated to cash, inventory, prepaids and shoreside assets.

  At the closing, EffJohn transferred to the Company approximately $5,300,000 of cash representing the balance of customer deposits outstanding for future sailings. Additionally, the Company reimbursed EffJohn for certain advances made prior to the closing and paid EffJohn fees and expenses totaling $150,000.

  The operations of the Enchanted Isle from July 15, 1995 through September 30, 1995, are included in the accompanying financial statements. The Enchanted Seas was undergoing significant renovations and had no operations for that period, and began operations in January 1996.

  Basis of Consolidation
  ----------------------

  The consolidated financial statements include the accounts of CHL and its subsidiaries. All material intercompany balances and transactions have been eliminated.


                                                                     (continued)

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                              SEPTEMBER 30, 1995



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

  Revenue and Expense Recognition
  -------------------------------

  Deposits received on sales of passenger cruises are recorded as customer deposits and are recognized, together with revenues from shipboard activities and all associated direct costs of a voyage upon completion of voyages with durations of 10 days or less and on a pro rata basis for voyages in excess of 10 days. In addition, the Company received non-recurring charter cancellation fees of $425,000 in September 1995, and $425,000 in October 1995. Revenues in the accompanying statement of earnings include the first $425,000. (Note F).

  Cash and Cash Equivalents
  -------------------------

  The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

  Restricted Cash
  ---------------

  As part of the loan agreement with EffJohn, the Company is required to place approximately $181,731 each month in a retention account to be applied to the first principal and interest payment due in January 1997. At September 30, 1995, this amounted to $363,462. In November 1995, the loan agreement was amended to pay the monthly retention amount directly to the lender. The balance of the retention account was paid to the lender in November 1995.

  Inventories
  -----------

  Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first out method.

  Dry-Docking
  -----------

  Costs associated with the dry-docking of the vessels will be charged to prepaid expenses when incurred and expensed over the estimated period until the next scheduled dry-dock (not to exceed two years).



                                                                     (continued)

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                              SEPTEMBER 30, 1995



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

  Other Current Assets
  -------------------

  Other current assets represents a deposit securing the Company's FMC Bond for the Enchanted Seas (See Note E).

  Property and Equipment
  ----------------------

  Ship, property and equipment are stated at cost. Significant vessel refurbishing costs are capitalized as additions to the vessel, while costs of repairs and maintenance are charged to expense as incurred. Depreciation has been provided using the straight-line method over useful lives of 18 years after a reduction for estimated salvage value for vessels and five years for furniture and fixtures, and other property and equipment.

  Investments - Restricted
  ------------------------

  The Company placed $4,629,000 on deposit with a bank, securing its Federal Maritime Commission ("FMC) Bond for the Enchanted Isle (See Note E).

  Advertising Costs
  -----------------

  Advertising costs are expensed as incurred and are included in marketing, selling and administrative expenses.

  Income Taxes
  ------------

  Deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. In addition, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. The former operating entity was not subject to U.S. income taxes. No provision had been recorded in prior years due to an international shipping exemption and no income taxes its country of incorporation.

  Earnings Per Share
  ------------------

  Net earnings (loss) per common equivalent share is based upon the weighted average number of shares and equivalentsF-4 outstanding during each period after giving effect for dividends on the Class A Preference Stock.

                                                                     (continued)

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                              SEPTEMBER 30, 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

  Earnings Per Share - Continued
  ------------------

  The weighted average number of common and common equivalent shares outstanding for the period year ended September 30, 1995 is 4,377,593. Weighted average shares includes the effect of the warrants issued with exercise prices below the IPO price, as calculated under the treasury stock method. The calculation also gives retroactive effect (as if to the beginning of the period) to those shares issued to founders at par value.

  Interim Financial Statements
  ----------------------------

  The interim financial statements included herein have been prepared by Commodore Holdings Limited (the "Company") and S/S Enchanted Seas and S/S Enchanted Isle (Operating Units of EffJohn International B.V. (the predecessor company see Note 1a on page F-25)) and are unaudited, pursuant to the rules and regulations of the Securities and Exchange Commission. All adjustments which are, in the opinion of management, necessary for a fair statement for the results of the six months have been included. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These interim financial statements should be read in conjunction with the financial statements for the year ended September 30, 1995 and the predecessor company's financial statements on F-19 through F-29. The interim financial statements are not comparable to the predecessor company's interim financial statements for the six months ended March 31, 1995 due to the changes in the entity as a result of the acquisition of the vessels by the Company in July 1995. The historical operating results of the six months ending March 31, 1995 were prepared from the books and records of the predecessor company which included certain commingled expenses which were allocated to these vessels on an estimated basis. Also, the Company's cost basis in the vessels and its debt structure is significantly different than that in the previous period.

NOTE B - PROPERTY AND EQUIPMENT

          Vessels                              $   32,272,960
          Equipment and other                         803,839
          Capitalized interest                        206,336
                                               --------------
                                                   33,283,135
          Accumulated depreciation                   (197,926)
                                               --------------

                                               $   33,085,209
                                               ==============

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                              SEPTEMBER 30, 1995



NOTE C - INVENTORIES

          Food, beverage and supplies                      $    482,273
          Fuel                                                  208,728
                                                           ------------

                                                           $    691,001
                                                           ============

NOTE D - LONG-TERM DEBT AND PREFERRED STOCK

  Long-Term Debt
  --------------

  In July, 1995 the Company entered into a loan agreement with an affiliate of EffJohn (the "Lender") in the amount of $24,500,000. The loan is secured by first preferred ship mortgages on both the Enchanted Isle and the Enchanted Seas. In addition the loan is guaranteed by CHL and NCCL. The loan bears interest at LIBOR plus 2% and will be repaid in 12 semi-annual installments beginning in January, 1997. However, the interest is fixed at 7.875% for the first 18 months.

  In the event that the Company is required to pay tax on any interest due to the Lender, the Company has agreed to pay the required amount to be withheld and pay the Lender the full amount of interest due. The loan agreement includes covenants as defined, including a requirement that the Company maintain a minimum amount of $1,000,000 in the operating bank account.

  Preferred Stock
  ---------------

  As part of the consideration for the sale of the cruise line, EffJohn received 1,000,000 7% Cumulative Convertible Redeemable Series A Preferred Stock at a value of $4.00 per share totalling $4,000,000. This payment of the dividend is limited to 10% of the Company's net profits for such year. At September 30, 1995, dividends in arrears amounted to approximately $60,000.

  Preferred Stock is convertible at any time at the option of the holder into common stock at the higher rate of $4.00 or eight times the annual earnings per common share of the Company for the previous fiscal year.



                                                                     (continued)

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                              SEPTEMBER 30, 1995



NOTE D - LONG-TERM DEBT AND PREFERRED STOCK - Continued

  Preferred Stock - Continued
  ---------------

  In the event the Company is not listed on a major exchange, as defined, before January 1997, the holders of the Preferred Stock may submit the shares to the Company for redemption limited to 10 percent of the Company's net profits for each previous fiscal year. During the period between January 7, 1997 and the date the Company is listed on a major exchange as defined the preferred shareholders may submit the Preferred Stock for redemption at the rate of $45,454 per fiscal quarter. Upon the receipt of a redemption notice the Company may arrange for a third party to purchase these shares at a price equal to the redemption price. In addition, for such time as the preferred shareholders have at least 125,000 shares of Preferred Stock the listing shall not be cancelled by the Company without prior approval of the preference shareholder. All redemption rights are terminated when the Company is first listed on said exchange.

  The minimum required principal payments as of September 30, 1995 on long-term debt and Preferred Stock are as follows:

                                           September 30,
                                               1995
                                           ------------
                    1997                   $  4,446,964
                    1998                      4,810,590
                    1999                      4,810,590
                    2000                      4,810,596
                    Thereafter                9,621,260
                                           ------------

                                           $ 28,500,000
                                           ============

NOTE E - COMMITMENTS AND CONTINGENCIES

  Employment Agreements
  ---------------------

  In May 1995, the Company signed employment agreements with four of its executive employees with terms ranging from 2 - 5 years. These agreements contain provisions for compensation, benefits, and covenants not-to-compete for the longer of one year from termination, or the unexpired term of the agreement.



                                                                     (continued)

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                              SEPTEMBER 30, 1995


NOTE E - COMMITMENTS AND CONTINGENCIES - Continued

  Litigation
  ----------

  In September 1995 the Company, along with its vice-chairman and EffJohn were named in a lawsuit brought by an individual who had made an offer to buy the cruise line from EffJohn in 1993. The Company believes that it has no liability in this case and that the lawsuit is frivolous. The Company is vigorously defending itself in this lawsuit and management believes that this case will not have a material impact on the Company's results of operations or financial position.

  The Company is subject to other legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will either be covered by insurance or will not materially affect the financial position of the Company.

  Federal Maritime Commission Bond
  --------------------------------

  In order to operate a passenger cruise vessel from U.S. ports, the Company is required to post a bond with the FMC. The amount of the bonds is $5,329,000. To guarantee its FMC Bonds, the Company has deposited funds in favor of the Company's Protection and Indemnity Club, the Steamship Mutual Underwriting Association (Bermuda) Limited, which has in turn issued its guaranty to the FMC. These deposits are included, on the Company's Balance Sheet under Investments - Restricted and Other Current Assets (See Note A).

  Premises
  --------

  As part of its acquisition, the Company agreed to the assignment, by EffJohn, of its rights to a lease for approximately 16,000 square feet of office space in Hollywood, Florida where the Company maintains its corporate headquarters. Additionally, the Company's computerized reservations system hardware was subleased to the company by EffJohn (see Note F).



                                                                     (continued)

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                              SEPTEMBER 30, 1995



NOTE E - COMMITMENTS AND CONTINGENCIES - Continued

  Premises - Continued
  --------

  Future minimum annual lease commitments at September 30, 1995 are as follows:


                         1996           $    164,166
                         1997                169,760
                         1998                236,120
                         1999                244,268
                         2000                187,920
                                        ------------

                                        $  1,002,234
                                        ============


  Rental and lease expense for the period ending September 30, 1995 amounted to approximately $75,000.

  Port of New Orleans
  -------------------

  As part of the acquisition, the Company had EffJohn assign it the rights to an agreement with the Port of New Orleans. The agreement committed Commodore Cruise Lines Limited to operate a vessel from New Orleans for six years for which the Company received priority use of the cruise terminal on Saturdays and Sundays. In the event the Company does not complete a total of 300 required sailings, it may at its option:

     a) extend the term of the agreement up to one additional year before expiration of the agreement;

     b) pay a cancellation fee equivalent to the Port's principal balance remaining on the capital expenditures of $895,000 incurred to construct the terminal at the Port; or

     c) place another vessel in service in New Orleans.

  The Company had its commitment reduced for each call of other cruise vessels at the terminal. At September 30, 1995, the Company's commitment was approximately $313,000. The Company expects that its commitment will be completed within the next year and a half.


                                                                     (continued)

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                              SEPTEMBER 30, 1995


NOTE E - COMMITMENTS AND CONTINGENCIES - Continued

  Stock Option Plan
  -----------------

  In 1995, the Company adopted a Stock Option Plan (the "Plan") pursuant to which 500,000 shares of Common Stock have been reserved for issuance upon exercise of options designated as "incentive stock options" or "qualified options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Plan is to encourage stock ownership by certain officers and employees of the Company, and give them a greater personal interest in the success of the Company. The Plan is administered by the Board of Directors of the Company, or a committee appointed by the Board of Directors, which determines among other things, the persons to be granted options under the Plan, the number of shares subject to each option and the option price.

  Warrants
  --------

  In July 1995, the Company issued 250,000 warrants to a company controlled by the Chairman of the Board and 250,000 warrants to the Chairman of the Board. These warrants were issued at $6.00 per share and are exercisable through July 14, 2002.

  In May 1995, certain employees were issued warrants to acquire a total of 325,000 shares of the Company's common stock. These warrants were issued with an exercise price of $1.00 per share and become exercisable at various future dates and expire in the year 2002.

NOTE F - RELATED PARTIES

  The Chairman of the Board personally and through a company he controls, invested approximately $1,000,000 in the Company by funding its cash needs prior to and during its formation in exchange for 1,000,000 shares of the Company's common stock.

  Several of the Company's shareholders are principals in International Marine Carriers (IMC), a vessel manager employed by the Company to manage the Enchanted Isle and the Enchanted Seas at a rate of $585,000 and $219,000 per annum, respectively. During the period ended September 30, 1995, this amounted to $130,235.

  The Company used several bank facilities, primarily for credit card processing and deliveries of cash to and from the Company's vessels, that belong to affiliates of EffJohn. Accordingly, the Company has reflected a net receivable from EffJohn under the heading due from affiliate. The Company has since arranged for its own processing services. This receivable has been paid subsequent to year end.

                                                                     (continued)

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                              SEPTEMBER 30, 1995



NOTE F - RELATED PARTIES - Continued

  The Company and EffJohn entered into an agreement that amended certain of the conditions of the original sale of the cruise line from EffJohn. Originally EffJohn was to charter the Enchanted Seas for up to six months at which time the Company would put the Enchanted Seas back into service. EffJohn, in this agreement, agreed to fix certain technical deficiencies in both the Enchanted Seas and the Enchanted Isle and agreed to pay the Company charter fees if EffJohn did not charter the vessel in July or in October. The amount of the charter fee received is included on the Company's statement of operations under Revenues (see Note A).

  As part of the original acquisition agreement, it was agreed that EffJohn would sub-charter the Enchanted Seas to an unrelated third party, and the Company would receive 50% of the charter income. In July 1995, the Company and EffJohn were informed that the sub-chartered had reneged on their offer for the Enchanted Seas. Accordingly, the Company and EffJohn entered into a settlement agreement whereas, EffJohn agreed that if it did not re-charter the vessel by September 1, 1995, it would pay the Company a $425,000 cancellation fee, and if it did not charter the vessel by October 15, 1995, it would pay the Company an additional $425,000 cancellation fee. As EffJohn did not charter the vessel, the Company received $425,000 in September 1995 from EffJohn, and recorded these damages as part of operating income in the 1995 statement of earnings. In October 1995, the Company received the remaining $425,000 and it will be recorded as operating income in fiscal 1996.

  Simultaneously to the acquisition, the Company entered into a sublease agreement with Commodore Cruise Line Limited to lease an IBM AS/400 computer system. The lease is treated as a capital lease for financial statement purposes, and the obligation is $223,960 at September 30, 1995. The related cost of $277,039 and accumulated amortization of $13,852 of computer equipment is recorded in property and equipment at September 30, 1995. The lease expires in 1996.

NOTE G - COMMON STOCK

  The Company issued 3,431,933 shares of Common Stock for a total consideration of approximately $3,012,000 which was used to finance the start-up of the Company. On July 15, 1995, the company closed on its private placement of equity having sold 1,500,000 shares of its common stock for net proceeds of approximately $5,196,000.

                  COMMODORE HOLDINGS LIMITED AND SUBSIDIARIES

                              SEPTEMBER 30, 1995




NOTE H - INCOME TAXES

  Income tax expense consists of the following:

                                   Current       Deferred         Total
                                 -----------    -----------    ----------
       1995
         Federal                 $    4,841     $     3,618    $    8,459
                                 ==========     ===========    ==========

  The temporary differences that gives rise to a significant portion of the deferred tax liability is the excess of tax over book depreciation.

  The provision for federal income taxes for the year ended September 30, 1995 differs from that computed at the statutory federal corporate tax rate as follows:


                                                             Amount
                                                           ----------
       Provision at statutory rate                         $  108,800
       Statutory tax exempted due to foreign source income    (89,625)
       Effect of graduated tax rates                          (10,716)
                                                           ----------

       Total tax provision                                 $    8,459
                                                           ==========


  As of September 30, 1995, the Company has net operating loss carryforwards for federal income tax purposes of $5,244 and alternative minimum tax credits of $1,786 which are available to offset taxable income and income taxes, if any, through the year 2010.

NOTE I - SUBSEQUENT EVENTS

  In October 1995, the Company entered into a joint venture (Sea-Comm) agreement with a Liberian Corporation. The Company has chartered the Universe Explorer (formerly the Enchanted Seas) to the joint venture for a fee equivalent to all operating costs plus principal and interest on its first mortgage.

  The joint venture (Sea-Comm) has chartered the ship to Seawise. The terms of the charter provide that Seawise Foundation has the use of 76% of the cabins in exchange for payment of 76% of the operating costs, including 76% of the labor, 100% of food costs and 76% of the principal and interest due on its first mortgage. Sea-Comm will earn additional revenue from the sale of the 24% of the cabins on the vessel and other onboard revenues. Seawise has guaranteed the sale of 60 adults on each voyage in addition to the 76% of the cabins they will purchase.

                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]




                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
  EffJohn International B.V.:

We have audited the accompanying combined balance sheet of the S/S Enchanted Seas and S/S Enchanted Isle, (operating units of EffJohn International B.V.), as of December 31, 1994, and the related statements of operations, operating units' equity and cash flows for the period from January 1, 1995 through July 14, 1995 and for each of the years in the two-year period ending December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the S/S Enchanted Seas and S/S Enchanted Isle, (operating units of EffJohn International B.V.), as of December 31, 1994, and results of its operations and its cash flows for the period from January 1, 1995 through July 14, 1995 and for each of the years in the two-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in note 3, the Company and EffJohn International B.V. have incurred significant accumulated losses and a working capital deficit. The company and Effjohn will remain economically dependent on its parent for additional advances until they achieve profitable operations.


Fort Lauderdale, Florida                     /s/ KPMG Peat Marwick LLP
May 7, 1996

                              S/S ENCHANTED SEAS
                            AND S/S ENCHANTED ISLE
                (Operating Units of EffJohn International B.V.)

                            COMBINED BALANCE SHEET

                               December 31, 1994

                     Assets
                     ------

Current assets:
   Cash and cash equivalents                                    824,870
   Restricted cash                                              234,966
   Accounts receivable:
     Trade                                                      138,351
     Other                                                      525,699
                                                            -----------
                                                                664,050
                                                            -----------

   Inventories                                                  728,363
   Prepaid expenses and other current assets                    215,431
                                                            -----------

          Total current assets                                2,667,680
                                                              ---------

Property and equipment                                       60,324,248
   Less accumulated depreciation and amortization           (22,759,478)
                                                             ----------

                                                             37,564,770
                                                             ----------

                                                             40,232,450
                                                             ==========
          Liabilities and Operating Units' Equity
          ---------------------------------------

Current liabilities:
   Due to affiliates                                         10,564,903
   Passenger deposits                                         5,231,861
   Current maturities of affiliate long-term debt             7,713,546
                                                             ----------

          Total current liabilities                          23,510,310

Affiliate long-term debt                                     22,306,802
                                                             ----------

          Total liabilities                                  45,817,112
                                                             ----------

Operating units' equity                                      (5,584,662)
                                                             ----------

Commitments and contingencies                                      -
                                                                 ------

          Total liabilities and operating units' equity      40,232,450
                                                             ==========

See accompanying notes to combined financial statements.

                              S/S ENCHANTED SEAS
                            AND S/S ENCHANTED ISLE
                (Operating Units of EffJohn International B.V.)

                           STATEMENTS OF OPERATIONS

              For the years ended December 31, 1993 and 1994 and
             for the period from January 1, 1995 to July 14, 1995

                                                                                     For the period
                                                                                        January 1
                                                    Year ended December 31,          through July 14,
                                                 ----------------------------
                                                      1993         1994                   1995
                                                      ----         ----                   ----
Revenues:
 Passenger fares                                 $  31,660,394   26,493,185            13,241,158
 Port charges                                        3,450,607    3,313,599             1,926,605
 On board revenues                                   8,015,525    7,531,592             3,972,362
 Charter revenue                                     2,420,000    4,511,224                   -
 Miscellaneous revenues                                103,530       10,813                   -
                                                    ----------   ----------                ------
        Total revenues                              45,650,056   41,860,413            19,140,125
                                                    ----------   ----------           -----------

Operating expenses:
 Technical and running costs                        16,951,387   14,201,427            11,188,132
 Ships operating expenses                           14,258,345   12,368,986             6,771,538
 Repairs and maintenance                             3,055,405    1,956,683             2,168,105
                                                    ----------   ----------           -----------

        Total operating expenses                    34,265,137   28,527,096            20,127,775
                                                    ----------   ----------           -----------

        Gross profit (loss)                         11,384,919   13,333,317              (987,650)

Other operating expenses:
 Administrative expenses                             4,664,866    3,798,194             3,175,947
 Marketing expenses                                  2,168,286    2,685,976             2,704,143
 Depreciation and amortization                       4,902,487    3,599,234             1,910,413
 Loss on vessel fire                                       -      1,367,347                   -
                                                        ------   ----------                ------

        Operating income (loss)                       (350,720)   1,882,566            (8,778,153)

Other income (expense):
 Interest income                                        33,984       68,921                41,317
 Interest expense                                   (1,716,329)  (1,362,336)           (2,232,347)
 Write-off of goodwill                              (6,023,118)         -                     -
 Loss on sale of assets                                    -            -              (6,123,866)
                                                        ------       ------            ----------
                                                    (7,705,463)  (1,293,415)           (8,314,896)
                                                    ----------   ----------            ----------

        Net income (loss)                        $  (8,056,183)     589,151           (17,093,049)
                                                    ==========   ==========           ===========

See accompanying notes to combined financial statements.

                              S/S ENCHANTED SEAS
                            AND S/S ENCHANTED ISLE
                (Operating Units of EffJohn International B.V.)

                     STATEMENTS OF OPERATING UNITS' EQUITY

                         Year ended December 31, 1994

Balance at December 31, 1992                                           (8,714,121)

  Net loss                                                             (8,056,183)

  Capital contributions - forgiveness of affiliate debt                10,596,491
                                                                      -----------

Balance at December 31, 1993                                           (6,173,813)

  Net income                                                              589,151
                                                                      -----------

Balance at December 31, 1994                                           (5,584,662)

  Net loss                                                            (17,093,050)
                                                                      -----------
Balance at July 14, 1995                                              (22,677,712)
                                                                      ===========

See accompanying notes to combined financial statements.

                              S/S ENCHANTED SEAS
                            AND S/S ENCHANTED ISLE
                (Operating Units of EffJohn International B.V.)

                             CASH FLOW STATEMENTS

              For the years ended December 31, 1993 and 1994 and
             for the period from January 1, 1995 to July 14, 1995

                                                                                      For The Period
                                                                                         January 1
                                                  Year ended December 31,            through July 14,
                                               ----------------------------
                                                    1993         1994                     1995
                                                    ----         ----                     ----
Net income (loss)                             $   (8,056,183)     589,151            (17,093,049)

Depreciation and amortization                      4,902,487    3,599,234              1,910,413
Loss on sale of assets                                   -             -               6,123,866
Amortization of deferred drydock                   1,778,407    1,116,367              1,254,921
Write-off of goodwill                              6,023,118           -                      -
Changes in:
  Restricted cash                                     (1,158)     (10,404)               234,965
  Accounts receivable                               (293,573)      15,621               (625,476)
  Inventories                                        398,952     (231,094)              (371,637)
  Prepaids and other assets                         (128,267)     (10,145)               215,431
  Passenger deposits                               1,794,478     (676,606)            (5,231,861)
  Due to/from affiliates                             836,339    4,076,254              2,299,934
                                                  ----------   ----------            -----------
        Net cash (used in) provided by
          operations                               7,254,600    8,468,378            (11,282,493)
                                                   ---------   ----------            -----------

Proceeds from sale of assets                         149,415       42,000              5,000,000
Capital expenditures                              (1,177,642)  (2,508,024)            (1,448,017)
                                                  ----------   ----------            -----------
        Net cash provided by (used in)
          investing activities                    (1,028,227)  (2,466,024)             3,551,983
                                                  ----------   ----------            -----------
Proceeds from debt                                 1,021,272      184,126              8,985,735
Repayments of debt                                (7,943,713)  (5,800,202)            (1,127,551)
                                                  ----------   ----------            -----------
        Net cash provided by (used in)
          financing activities                    (6,922,441)  (5,616,076)             7,858,184
                                                  ----------   ----------            -----------
Net change in cash and cash equivalents             (696,068)     386,278                127,674

Beginning cash and cash equivalents                1,134,660      438,592                824,870
                                                  ----------   ----------            -----------

        Ending cash and cash equivalents      $      438,592      824,870                952,544
                                                  ==========   ==========            ===========

See accompanying notes to combined financial statements.

                              S/S ENCHANTED SEAS
                            AND S/S ENCHANTED ISLE
                (Operating Units of EffJohn International B.V.)

                       Cash Flow Statements (Continued)

              For the years ended December 31, 1993 and 1994 and
             for the period from January 1, 1995 to July 14, 1995

Supplemental cash flow disclosure:

The following summarizes non-cash activities related to the sale of the Company's assets:


    Vessels                     $  (36,500,000)
    Inventories                     (1,100,000)
    Liabilities incurred            (2,023,866)
    Promissory note received        24,500,000
    Preferred stock received         4,000,000
    Cash received                    5,000,000
                                    ----------
    Loss on sale of assets      $    6,123,866
                                    ==========

                                     F-24

                              S/S ENCHANTED SEAS
                            AND S/S ENCHANTED ISLE
                (Operating Units of EffJohn International B.V.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                   December 31, 1993 and 1994, July 14, 1995


(1)  BUSINESS ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A)  BUSINESS ORGANIZATION

          Brasil Caribean Shipping, Inc. ("Brasil") and Argentina Caribean Shipping Inc. ("Argentina") (both Panamanian corporations) are wholly-owned subsidiaries of EffJohn International B.V. ("EffJohn") (a Dutch corporation). EffJohn is ultimately owned by Silja OY AB, a Scandinavian publicly held entity.

          Brasil owned the cruise vessel S/S Enchanted Seas ("Seas"), which operated primarily in the Caribbean markets out of New Orleans, Louisiana. Argentina owned the cruise vessel S/S Enchanted Isle ("Isle"), which operated out of San Diego to Mexico through April 1993, in the Caribbean market out of Barbados and out of New Orleans in 1995 and also operated as a hotel in St. Petersburg, Russia from May 1993 through August 1994. Both vessels were operated and managed by Commodore Cruise Line Limited ("Commodore"), a wholly-owned subsidiary of EffJohn. Commodore also operates or operated the vessels Caribe I, Crown Monarch, Crown Jewel and Crown Dynasty.

          These financial statements have been prepared on a combined basis representing the activities of Brasil and Argentina and the revenues and direct and allocated expenses of Commodore from operations of the Seas and Isle. The combined operations are herein referred to as the "Company." All material intercompany balances and transactions have been eliminated in combination.

     (B)  REVENUE AND EXPENSE RECOGNITION

          Passenger ticket revenue, onboard revenues and related expenses are recognized as earned when voyages are completed. Fares received from customers for future voyages are recorded as liabilities. Onboard revenues consist of income from concession agreements (note 9), casino, bar operation and shore tour activities.

          Travel agent commissions, air transportation and land excursions costs, and onboard cost of sales and expenses are included in ships operating expenses in the accompanying combined financial statements.

          Certain expenses common to vessels operated by Commodore have been allocated to the Seas and Isle, primarily based on a pro rata share of the number of traffic days of each vessel. Allocated expenses consist principally of marketing and advertising, shore payroll, benefits, and other administrative costs. See note 6 as to allocation of interest expense.

          Management believes that the methodology used in allocating expenses is reasonable. As all expenses of EffJohn have been subject to allocation, management believes that the expenses of the Company would not be materially different on a stand alone basis.


                                                                     (Continued)

                              S/S ENCHANTED SEAS
                            AND S/S ENCHANTED ISLE
                (Operating Units of EffJohn International B.V.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS




(C)  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

(D)  PROPERTY AND EQUIPMENT

     Vessels, property and equipment are recorded at cost. Major renewals and improvements which extend the useful lives of the assets are capitalized. Drydocking costs are deferred and amortized over 24 months.

(E)  INCOME TAXES

     The operations of the Isle and Seas are not subject to U.S. income taxes due to an international shipping exemption and no income taxes in the country of incorporation. Accordingly, no provision for income taxes has been recorded.

(F)  CASH AND CASH EQUIVALENTS

     Cash includes purser funds, casino cash and bank account used solely for the Seas and Isle. The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

(G)  DUE TO AFFILIATES

     Due to affiliates consists principally of amounts owed to Commodore and EffJohn for various operating and administrative activities. Commodore manages certain cash disbursements, including payments to vendors. Cash balances and transactions recorded through operating cash accounts used by Commodore for the operations of vessels are reflected in due to affiliates.

(H)  RESTRICTED CASH

     The Company placed $234,966 on deposit with a bank to secure a letter of credit with a United States government agency.

(I)  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


                                                                     (Continued)

                              S/S ENCHANTED SEAS
                            AND S/S ENCHANTED ISLE
                (Operating Units of EffJohn International B.V.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS



(2)  SALE OF THE SEAS AND THE ISLE AND RELATED ASSETS

     On July 14, 1995, the Company sold the S/S Enchanted Seas and the S/S Enchanted Isle, certain shoreside assets, trademarks, passenger lists and advanced ticket sales to Commodore Holdings Limited and Subsidiaries, an unrelated entity. Total proceeds received for the transaction were $33,500,000, which consisted of $5,000,000 in cash, a loan made to the purchasers of $24,500,000 and 1,000,000 shares of seven percent cumulative convertible redeemable Series A Preferred Stock at value of $4.00 per share. The loss associated with this sale was $6,123,866.

(3)  LIQUIDITY

     The Company's current liabilities exceed current assets and total liabilities exceed total assets. Although the Company recognized a profit in 1994, it incurred losses in 1995 and 1993 and has received capital contributions and loans from EffJohn to cover its operating cash needs. The parent company of EffJohn has agreed to provide additional cash advances or obtain external financing, if required, in 1996. The Company and EffJohn will remain economically dependent on its parent for additional advances until it achieves sustained profitable operations.

(4)  INVENTORIES

     At December 31, 1994, inventories consist of:

                                                        1994
                                                        ----

          Food, beverage and supplies                 633,952
          Fuel                                         94,411
                                                      -------

                                                      728,363
                                                      =======


(5)  PROPERTY AND EQUIPMENT

     At December 31, 1994, property and equipment consist of:

                                                              Estimated
                                                  1994        Useful Lives
                                                  ----        ------------

          Vessels                              53,839,340       15 years
          Equipment                             2,957,367     3 to 5 years
          Dry/Wet docking                       3,527,541        2 years
                                               ----------

                                               60,324,248
                                               ==========

     Depreciation expense for the years ended December 31, 1993 and 1994 and for the period January 1 through July 14, 1995 amounted to $3,586,654, $3,567,550 and $1,771,035, respectively.


                                                                     (Continued)

                               S/S ENCHANTED SEAS
                             AND S/S ENCHANTED ISLE
                (Operating Units of EffJohn International B.V.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS




(6)  AFFILIATE LONG-TERM DEBT

     EffJohn provides financing to the vessels operated by Commodore through external loans obtained from third parties. Debt amounts have been allocated to the Seas and Isle based on acquisition debt, funding of capital improvements and working capital needs. Debt repayments and interest expense have been allocated based on a pro rata share of outstanding debt and capital contributions made by EffJohn. Certain debt incurred by EffJohn to fund the Company is secured by the Seas and the Isle. Interest rates on the external debt range from 4.18 percent to 7.82 percent.

     The allocated minimum annual repayment requirements as of December 31, 1994, are as follows:

                                                  Long-term
    Year ending December 31,                   debt, affiliate
    ------------------------                   ---------------

             1995                                 7,713,546
             1996                                 7,215,243
             1997                                 6,436,345
             1998                                 4,841,173
             Thereafter                           3,814,041
                                                 ----------

                                                 30,020,348
                                                 ==========

(7)  WRITE-OFF OF GOODWILL

     The Company recorded goodwill in 1989 resulting from the excess of the purchase cost of the Company over fair market value of net assets acquired, which was amortized over ten years on a straight-line basis. The Company continually evaluated the existence of goodwill impairment on the basis of whether goodwill was fully recoverable from projected, undiscounted net cash flows. In 1993, in connection with the anticipated sale of the vessels, the Company determined that goodwill no longer had continuing value based on the expected future cash flows from the sale of the vessel and from operations. Accordingly, the Company recorded a charge to income in the accompanying statement of operations sufficient to fully write-off all goodwill.

(8)  COMMITMENTS AND CONTINGENCIES

     The Company is a defendant in various lawsuits incidental to its operation. Such claims are generally covered by insurance, less a deductible payable by the Company. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company's financial position, results of operations or liquidity.


                                                                     (Continued)

                               S/S ENCHANTED SEAS
                             AND S/S ENCHANTED ISLE
                (Operating Units of EffJohn International B.V.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS



(9)  CONCESSION AGREEMENTS

     The Company had entered into concession agreements with independent third parties for the operations of the gift shop, beauty shop and photography services.

     Fringe revenues from concessions were computed based upon information contained in each specific agreement. Generally, such agreements call for payments to the Company based upon number of passengers or a percentage of sales.

(10) FIRE LOSS ON THE ISLE

     On December 28, 1994, a fire occurred on the S/S Enchanted Isle. The Company incurred expenses for damages arising out of the incident of approximately $1.4 million. The loss is included in other operating expenses in the accompanying statement of operations for the year ended December 31, 1994.

(11) CHARTER REVENUE

     From May 1993 through August 1994, the Isle was chartered to an affiliated company and operated as a hotel in St. Petersburg, Russia. Charter revenue received amounted to $2,420,000 and $4,036,224 and in 1993 and 1994, respectively. Charter revenue from a third-party amounted to $475,000 in 1994.

                  COMMODORE HOLDINGS, LIMITED AND SUBSIDIARIES

                   PRO FORMA CONDENSED STATEMENT OF EARNINGS

                         YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)



                                                                       New           Old
                                                                    Commodore     Commodore        Pro Forma       Pro Forma
Total revenues                                                     -----------   -----------     ------------    -------------
Operating expenses
Marketing, selling and administrative
Depreciation and amortization                                      $ 7,255,830  $ 27,818,934     $         -      $ 35,074,764
Interest expense, net                                                4,940,637    29,763,306               -        34,703,943
Other                                                                1,664,478     8,234,108               -         9,898,586
                                                                       197,926     2,832,666(1)   (1,337,333)(1)     1,693,259
                                                                       132,795     2,700,855        (904,275)(2)     1,929,375
Net earnings (loss)                                                          -         4,000               -             4,000
                                                                    ----------  ------------     ------------      -----------
Discontinued operations
                                                                       319,994   (15,716,001)      2,241,608       (13,154,399)
Provision for taxes
                                                                             -     6,123,866      (6,123,866)(5)             -

Net earnings (loss) before provision for                                 8,459             -          (8,459)(4)             -
  preferred stock dividend                                          ----------  ------------     -----------      ------------

Provision for preferred stock dividend
                                                                       311,535   (21,839,867)      8,373,933       (13,154,399)

Net earnings                                                            60,000             -       220,000(3)          280,000
                                                                    ----------  ------------     -----------      ------------

Net income (loss) per share                                         $  251,535  $(21,839,867)    $ 8,153,933      $(13,434,399)
                                                                    ==========  ============     ===========      ============

Weighted average number of common                                         0.06                                           (2.59)
  stock outstanding                                                 ==========                                    ============


                                                                     4,377,593                                       5,184,711
                                                                    ==========                                    ============

                 COMMODORE HOLDINGS, LIMITED AND SUBSIDIARIES

                  PRO FORMA CONDENSED STATEMENTS OF EARNINGS

                       YEAR ENDED SEPTEMBER  30, 1995
                                 (UNAUDITED)



NOTE A - PROFORMA CONDENSED FINANCIAL STATEMENTS

     The accompanying unaudited pro forma condensed statements of earnings have been derived from the audited statement of earnings of the company for the period from April 13, 1995 (date of inception) through September 30, 1995 and the revenues and expenses of Old Commodore from October 1, 1994 through July 14, 1995 (date of acquisition of Old Commodore by New Commodore). Although the date of inception of New Commodore was April 13, 1995 actual operations of New Commodore began on July 15, 1995.

     The unaudited pro forma condensed financial statements are presented for informational purposes only and do not purport to be indicative of the operating results that actually would have occurred if the acquisition had been consummated as of October 1, 1994, nor which may result from future operations. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The 1994 acquisition has been accounted for using the purchase method of accounting. These pro forma financial statements should be read in conjunction with the historical financial statements in related notes of the Company, the acquisition information included elsewhere in this document.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Earnings Per Share
     ------------------

     Net earnings (loss) per common equivalent share is based upon the weighted average number of shares and common stock equivalents outstanding during each period after giving effect for dividends on the Class A preferred stock.

     The weighted average number of common and common equivalent shares outstanding for the pro forma year ended September 30, 1995 is 5,184,611. Weighted average shares includes the effect of the warrants issued with exercise prices below the IPO price, as calculated under the treasury stock method. The calculation also gives retroactive effect (as if to the beginning of the period) to those shares issued to founders at par value.

                  COMMODORE HOLDINGS, LIMITED AND SUBSIDIARIES

                         YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)



NOTE C - PRO FORMA ADJUSTMENTS

     (1) Adjustment to depreciation expense resulting from the difference in cost basis of the assets acquired by the Company as compared to Old Commodore .

     (2) Adjustment to interest expense for lower borrowings of approximately $4,617,000 of the Company as compared to Old Commodore. The actual interest rate at the time of acquisition was used to determine these amounts.

     (3) Adjustment to reflect the cumulative preferred stock dividend on $4,000,000 of 7% Series A cumulative preferred stock.

     (4) No provision for income taxes is reflected due to the pro forma net operating loss. The Company expects that once it becomes primarily and regularly traded on an established securities market in the U.S. such as NASDAQ, it will be able to claim the shipping exemption under
          Section 883(a) of the Internal Revenue Code. Accordingly, the Company's effective tax rate will then be zero.

     (5) This amount represent the loss on sale of the vessels and has been adjusted to reflect the Company as a going concern.

     Until ____________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ENFORCEABILITY OF CIVIL LIABILITIES UNDER
  UNITED STATES FEDERAL SECURITIES LAWS.....................................   2
PROSPECTUS SUMMARY..........................................................   3
SUMMARY FINANCIAL INFORMATION...............................................   8
RISK FACTORS................................................................   9
USE OF PROCEEDS.............................................................  21
DIVIDEND POLICY.............................................................  21
DILUTION....................................................................  22
CAPITALIZATION..............................................................  24
SELECTED FINANCIAL DATA.....................................................  25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................  27
BUSINESS....................................................................  33
CERTAIN TAX CONSIDERATIONS..................................................  52
MANAGEMENT..................................................................  58
SECURITIES OWNERSHIP OF
PRINCIPAL AND INITIAL SELLING STOCKHOLDERS..................................  64
CERTAIN TRANSACTIONS........................................................  65
DESCRIPTION OF SECURITIES...................................................  67
SHARES ELIGIBLE FOR FUTURE SALE.............................................  74
CERTAIN FOREIGN ISSUER CONSIDERATIONS.......................................  75
UNDERWRITING................................................................  76
CONCURRENT REGISTRATION OF COMMON STOCK.....................................  78
LEGAL MATTERS...............................................................  78
EXPERTS.....................................................................  79
ADDITIONAL INFORMATION......................................................  79
INDEX TO FINANCIAL STATEMENTS..............................................  F-1

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                                1,000,000 UNITS

                          COMMODORE HOLDINGS LIMITED
                            ______________________

                                   PROSPECTUS
                            ______________________
                           ________________________
                              ____________, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS         Subject to Completion, dated May 28, 1996
                                                    --


                          COMMODORE HOLDINGS LIMITED
                               5,338,912 SHARES
                                OF COMMON STOCK

     This Prospectus relates to the sale by certain selling shareholders (the "Selling Stockholders") of 5,338,912 shares of common stock, $.01 par value per share (the "Common Stock") of Commodore Holdings Limited (the "Company"). This amount includes 1,006,979 shares of Common Stock, which presently may be issued upon conversion of the Series A Preference Shares into Common Stock. All the Selling Stockholders have agreed not to sell or otherwise dispose of or exercise any of their shares of Common Stock or shares of Common Stock issuable upon conversion or exercise of securities convertible into Common Stock for a period of one year from the date of this Prospectus without the prior written consent of the Underwriter. None of the proceeds from the sale of the Common Stock by the Selling Stockholders will be received by the Company. The Company will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the Selling Stockholders) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. See "Selling Stockholders."

     Prior to this offering (the "Selling Stockholders Offering"), there has been no public market for the Common Stock, and there can be no assurance that any such market will develop. The Common Stock will be offered by the Selling Stockholders in transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The Selling Stockholders may be deemed to be "underwriters" as defined in the Securities Act of 1933 (the "Securities Act"). If any broker-dealers are used by the Selling Stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of Common Stock as principals, any profits received by such broker-dealers on the resales of the shares of Common Stock, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the shares offered by Selling Stockholders will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the shares will be borne by the Selling Stockholders. The Selling Stockholders may not sell, transfer, or otherwise dispose of any of their of Common Stock for a period of one year without the prior written consent of the underwriter. See "Selling Stockholders" and "Plan of Distribution."

     The Company has applied to the Nasdaq National Market System ("Nasdaq NMS") for inclusion and listing for trading, respectively, of the Common Stock. The proposed trading symbol for the Common Stock is CCLH.

     Concurrently with the commencement of this offering, the Company and the Initial Selling Stockholders offered by separate Prospectus, 1,000,000 units (the "Units") of the Company. Each Unit consists of one share of Common Stock and one redeemable warrant to purchase one-half share of Common Stock (the
"Warrants").   The Warrants are exercisable only in pairs, with each two
Warrants entitling the registered holder to purchase one share of Common Stock for $6.00 per share. The Company's offering (the "Offering") is being offered through First Hanover Securities, Inc. (the "Underwriter").

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is ____________, 1996

             (ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS)

                                 THE OFFERING


Securities offered...........................   4,331,933 shares of Common
                                                Stock, $.01 par value. See
                                                "Description of Securities."


Common Stock Outstanding/(1)/................   4,931,933 shares.

Risk Factors.................................   The securities offered hereby
                                                involve a high degree of risk.
                                                See "Risk Factors."

Proposed Nasdaq NMS Symbol(2)................   Common Stock - CCLH

____________________
/(1)/ Does not include up to 500,000 shares of Common Stock reserved for issuance upon the exercise of options; 500,000 shares of Common Stock underlying the Units being concurrently issued by the Company; 500,000 shares of Common Stock reserved for issuance upon exercise of the Warrants underlying the Units being offered by the Company; 225,000 shares of Common Stock reserved for issuance upon the exercise of the Over-Allotment Option (and the shares of Common Stock underlying the Warrants contained therein); and 150,000 shares of Common Stock reserved for issuance upon the exercise of the Underwriter's Warrants (and the shares of Common Stock underlying the Warrants contained therein).

/(2)/ The proposed symbols do not imply that a liquid and active market will develop or be sustained for the securities upon completion of the offering.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by each Selling Stockholder as of May 1, 1996, without giving effect to the Offering, and as adjusted to reflect the sale of all the Common Stock offered by the Selling Stockholders hereunder. Unless otherwise stated, all shares are held with sole investment and voting power.

                                                                        SHARES
                                           BENEFICIAL OWNERSHIP          BEING    BENEFICIAL OWNERSHIP
                                            PRIOR TO OFFERING          OFFERED     AFTER THE OFFERING
                                            -----------------          -------     ------------------

SELLING STOCKHOLDER                      NUMBER      PERCENT/(1)/                 NUMBER       PERCENT
- -------------------                      ------      -------                      ------       -------
Allen, Alvin B.                          25,000           .5%           25,000       0            0%
Alperin, David                            6,250           .1%            6,250       0            0%
Alu, James M.                            15,000           .3%           15,000       0            0%
American Maple Leaf                     125,000          2.5%          125,000       0            0%
Amoyelle, Biniamine as Trustee           37,500           .7%           37,500       0            0%
Amoyelle, Biniamine as Trustee          125,000          2.5%          125,000       0            0%
  of the Wolfson Family Trust
Ancic, Stipe                              6,250           .1%            6,250       0            0%
Barat, Douglas                            6,250           .1%            6,250       0            0%
Bartolini, Robert R.                    162,500          3.3%          162,500       0            0%

             (ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS)

                                                                        SHARES
                                           BENEFICIAL OWNERSHIP          BEING    BENEFICIAL OWNERSHIP
                                            PRIOR TO OFFERING          OFFERED     AFTER THE OFFERING
                                            -----------------          -------     ------------------

SELLING STOCKHOLDER                      NUMBER      PERCENT/(1)/                 NUMBER       PERCENT
- -------------------                      ------      -------                      ------       -------
Bear Stearns                             12,500           .25%          12,500       0            0%
  Account #7959587812
  FBO Robert J. Heighley IRA
Bear Stearns                             12,500           .25%          12,500       0            0%
  Account #7959585915
  FBO Ron H. Rust IRA
Block, Charles                            6,250            .1%           6,250       0            0%
Bloom, Jonathan and Rachel Nel            6,250            .1%           6,250       0            0%
Brarrison Incorporated                   12,500           .25%          12,500       0            0%
Braun, Elliot                             6,250            .1%           6,250       0            0%
Brooks, John                              6,250            .1%           6,250       0            0%
Buck, Timothy Paul                       12,500           .25%          12,500       0            0%
Button, Richard T.                       10,000            .2%          10,000       0            0%
Campagnuolo, Benjamin                     6,250            .1%           6,250       0            0%
Capital Growth Trust                    155,000           3.1%         155,000       0            0%
Centaur Financial Corp.                 100,000           2.0%         100,000       0            0%
Cliff Associates                         41,250            .8%          41,250       0            0%
Cohen, Susan I.                           5,000            .1%           5,000       0            0%
Colella, John A.                          6,250            .1%           6,250       0            0%
Costa, Neil and Ahren, Lynn              25,000            .5%          25,000       0            0%
Costa, Jose A. and Maria E.               5,000            .1%           5,000       0            0%
Cramer, Gerald B.                        25,000            .5%          25,000       0            0%
Cranbourne Investments                   36,918           .75%          36,918       0            0%
Cruise Finance, Inc.                    150,000           3.0%         150,000       0            0%
CT Partnership                           12,500           .25%          12,500       0            0%
Dumanic, Ivo                              6,250            .1%           6,250       0            0%
Dunn, Arthur L.                          12,500           .25%          12,500       0            0%
Edo, Roje                                 6,250            .1%           6,250       0            0%
Eff-Shipping Ltd./(2)/                1,006,979          17.0%       1,006,979       0            0%
Eugene M. Eisner Pension Trust           12,500           .25%          12,500       0            0%
Etablissement Asamar, Ltd.              100,000           2.0%         100,000       0            0%
Fabrikant, Martin                         6,250            .1%           6,250       0            0%
FAC Enterprises, Inc.                   120,000           2.5%         120,000       0            0%
Farrauto, Charles                        25,000            .5%          25,000       0            0%
Federman, Carole Ann                      3,125             0            3,125       0            0%
Flam, Robert                                100             0              100       0            0%
Forman, Michael                           5,000            .1%           5,000       0            0%
Frankel, Richard G.                      12,500           .25%          12,500       0            0%
Funkey, John P. as Trustee of the         6,250            .1%           6,250       0            0%
  John P. Funkey Revocable Trust
Garnick, Michael & Denise                62,500           1.2%          62,500       0            0%
Geller, Paul                              6,250            .1%           6,250       0            0%
Glicker, Harvey and Harolyn               6,250            .1%           6,250       0            0%

             (ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS)

                                                                        SHARES
                                           BENEFICIAL OWNERSHIP          BEING    BENEFICIAL OWNERSHIP
                                            PRIOR TO OFFERING          OFFERED     AFTER THE OFFERING
                                            -----------------          -------     ------------------

SELLING STOCKHOLDER                      NUMBER      PERCENT/(1)/                 NUMBER       PERCENT
- -------------------                      ------      -------                      ------       -------
Goldberg, Phyllis E.                     19,000           .38%          19,000       0            0%
Goldberg, Paul K.                        11,000           .22%          11,000       0            0%
Gooze, Daniel                            12,500           .25%          12,500       0            0%
Greater Atlantic Casinos, Ltd.           25,000            .5%          25,000       0            0%
Gutfleish, Louis                          6,250            .1%           6,250       0            0%
Haas, David S.                            3,125           .05%           3,125       0            0%
Hickman, Lamoyne W.                      12,500           .25%          12,500       0            0%
I.P. Corp.                               50,000           1.0%          50,000       0            0%
JeMJ Financial Services, Inc./(3)/      500,000          10.2%         500,000       0            0%
Kaplan, Susan                             6,250            .1%           6,250       0            0%
Karp, Florence, Custodian                86,415           1.7%          86,415       0            0%
Kaufman, Adrienne                         3,125           .05%           3,125       0            0%
Kaufman, Elliot                           3,125           .05%           3,125       0            0%
Keenan, Thomas                           75,000           1.5%          75,000       0            0%
Kenlee, Inc.                             42,875           .87%          42,875       0            0%
Klass, Milton                             6,250            .1%           6,250       0            0%
Koutcher, Martin on behalf of the         6,250            .1%           6,250       0            0%
  Koutcher-Ginsberg Pension Plan
Lansker, Rita                            12,500           .25%          12,500       0            0%
Levitin, Eli                              6,250            .1%           6,250       0            0%
Love, Douglas A.                         10,000            .2%          10,000       0            0%
Lozic, Arsen                              6,250            .1%           6,250       0            0%
Manocherian, Fraydun                     25,000            .5%          25,000       0            0%
Marcus, Howard                           12,500           .25%          12,500       0            0%
Masucci, Robert N.                       12,500           .25%          12,500       0            0%
Miller, Alan I.                          75,000           1.5%          75,000       0            0%
Miller, Marc                             12,500           .25%          12,500       0            0%
Miller, Robert A.                         3,125            (1)           3,125       0            0%
Moderski, Joseph C.                       6,250            .1%           6,250       0            0%
Muhlgeier, Jeffrey                        6,250            .1%           6,250       0            0%
Nestico, Pasquale F.                     15,000            .3%          15,000       0            0%
Novak, Sharon                             5,000            .1%           5,000       0            0%
Orvieto, Brad, as Trustee               150,000           3.0%         150,000       0            0%
  for the Merriman Trust
Oswald, Frederick J.                      6,250            .1%           6,250       0            0%
Pavic, Boris                             25,000            .5%          25,000       0            0%
Pavlovic, Ante                            6,250            .1%           6,250       0            0%
Pavlovic, Giorgio Conte                  12,500           .25%          12,500       0            0%
Pearlstein, Alan                         12,500           .25%          12,500       0            0%
Piscitelli, Gene                         12,500           .25%          12,500       0            0%
Prevor Marketing International           12,500           .25%          12,500       0            0%
  Inc.

             (ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS)

                                                                        SHARES
                                           BENEFICIAL OWNERSHIP          BEING    BENEFICIAL OWNERSHIP
                                            PRIOR TO OFFERING          OFFERED     AFTER THE OFFERING
                                            -----------------          -------     ------------------

SELLING STOCKHOLDER                      NUMBER      PERCENT/(1)/                 NUMBER       PERCENT
- -------------------                      ------      -------                      ------       -------
Prudential Securities as Custodian        2,500            (1)           2,500       0            0%
Steven P. Margolis HCG 816744
Rabin, Jeffrey B.                       130,000           2.7%         130,000       0            0%
Radway Investments Limited              145,000          2.95%         145,000       0            0%
Rambler, Louis E.                         6,250            .1%           6,250       0            0%
Reisman, Theodore                         5,000            .1%           5,000       0            0%
Repvic Partners                          52,500           1.0%          52,500       0            0%
Resnick, Michael                          6,250            .1%           6,250       0            0%
Romotski, Emil                           10,000            .2%          10,000       0            0%
Rosen, Kenneth A.                        20,000            .4%          20,000       0            0%
Rosen, Kenneth as Trustee of the         20,000            .4%          20,000       0            0%
  Money Purchase Pension Plan
Rosner, Steven B.                       136,000          2.78%         136,000       0            0%
Rozel International Holdings            155,000           3.1%         155,000       0            0%
 Limited
Saker, Wayne                              6,250            .1%           6,250       0            0%
Salomon, Edward                           6,250            .1%           6,250       0            0%
Sato, Ken                                12,500           .25%          12,500       0            0%
Schimmel, Lawrence                      125,000           2.5%         125,000       0            0%
Sector Associates Ltd.                   10,000            .2%          10,000       0            0%
Shapiro, Allan                           12,500           .25%          12,500       0            0%
Smolen, Eric E.                           6,500            .1%           6,500       0            0%
Some, Aaron                               3,125            (1)           3,125       0            0%
Sorrentino, Andrew                        3,125            (1)           3,125       0            0%
Speziale, Peter J. and Adam               6,250            .1%           6,250       0            0%
  Brostovski, Joint Tenants with
  Rights of Survivorship
Staller, Jerome M.                       12,500           .25%          12,500       0            0%
Stanley, Michael C.                      10,000            .2%          10,000       0            0%
Strassberg, David                         6,250            .1%           6,250       0            0%
Strauss, Elaine J.                        6,250            .1%           6,250       0            0%
Teitelbaum, Naftali and Gale B.,          6,250            .1%           6,250       0            0%
  Joint Tenants with Rights of
  Survivorship
Tidwell, Gerald                           6,250            .1%           6,250       0            0%
Visio, Mirko                             12,500           .25%          12,500       0            0%
Walton, David M.                         75,000           1.5%          75,000       0            0%
Ward, Dean T.                             6,250            .1%           6,250       0            0%
Weisman, Lawrence S.,                    25,000           .25%          25,000       0            0%
  Individual Retirement Account
  Funds
Wellner, Robert G.                       75,000           1.5%          75,000       0            0%
Wolfson, Aaron                           25,000           .25%          25,000       0            0%

             (ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS)

                                                                        SHARES
                                           BENEFICIAL OWNERSHIP          BEING    BENEFICIAL OWNERSHIP
                                            PRIOR TO OFFERING          OFFERED     AFTER THE OFFERING
                                            -----------------          -------     ------------------

SELLING STOCKHOLDER                      NUMBER      PERCENT/(1)/                 NUMBER       PERCENT
- -------------------                      ------      -------                      ------       -------
Wray, Paul E. and Herron, Diane            6,250            .1%           6,250       0             0%
Wyllie, Kevin J.                           6,250            .1%           6,250       0             0%
Yanni, Louis                               6,250            .1%           6,250       0             0%
Yoga Trading Company                       3,125             (1)          3,125       0             0%
Young, Robert                             75,000           1.5%          75,000       0             0%
Zimmerman, Oscar                          18,750           .38%          18,750       0             0%
Zobian, Edward Joseph                      3,125             (1)          3,125       0             0%


                                                                        SHARES          BENEFICIAL
                                           BENEFICIAL OWNERSHIP          BEING          OWNERSHIP
                                            PRIOR TO OFFERING          OFFERED    AFTER THE OFFERING/(4)/
                                            -----------------          -------    ------------------
SELLING STOCKHOLDER
(SHARES OF COMMON STOCK
UNDERLYING WARRANTS                      NUMBER      PERCENT/(1)/                     NUMBER     PERCENT
- -------------------                      ------      ------------                     ------     -------
Binder, Jeffrey I.,                   1,500,000          27.6%     500,000/(5)/   500,000/(7)/      9.2%
 Rosalie G. and
 JeMJ Financial Services, Inc./(6)/
Mayer, Frederick/(8)/                   500,000           9.7%     200,000        300,000           3.7%

____________________
/(1)/ Owns less than .1% of the Common Stock.

/(2)/ Eff-Shipping Ltd is an affiliate of EffJohn, the parent company of Old
      Commodore. The Company acquired certain assets of Old Commodore and its subsidiaries, including the Cruise Ships, in July 1995. See "Business -The Commodore Acquisition" and "Certain Transactions." Eff-Shipping received Series A Preference Shares in connection with the Commodore Acquisition. These Series A Preference Shares may currently be converted into shares of Common Stock at the conversion rate of the higher of US $4.00 or eight times the annual primary earnings per share of Common Stock for the previous fiscal year. See "Description of Securities - Series A Preference Shares." At present, the Series A Preference Shares may be converted into 1,006,979 shares of Common Stock.

/(3)/ JeMJ Financial Services, Inc. is controlled by Jeffrey I. Binder, the
      Chairman of the Board of the Company. This amount excludes warrants to purchase 250,000 shares of Common Stock owned by JeMJ Financial Services, Inc.

/(4)/ Assumes that the 1,000,000 Units in the concurrent offering by the Company are sold, and that neither the Over-Allotment Option nor the Underwriter's Warrant are exercised.

/(5)/ Excludes shares of Common Stock being offered and listed elsewhere herein.

             (ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS)


/(6)/ Jeffrey I. Binder is the Chairman of the Board of the Company. This amount includes 500,000 shares of Common Stock and warrants to purchase 250,000 shares of Common Stock owned by JeMJ Financial Services, Inc. an affiliate of Mr. Binder. This amount also includes warrants to purchase 250,000 shares of Common Stock owned by Mr. and Mrs. Binder.

/(7)/ This amount takes into account shares of Common Stock being offered and listed elsewhere herein.

/(8)/ Frederick Mayer is the Vice-Chairman of the Board of the Company and the Chairman of the Board of New Commodore.

             (ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS)

                             PLAN OF DISTRIBUTION

     All the Selling Stockholders have agreed not to sell or otherwise dispose of or exercise any of their shares of Common Stock or shares of Common Stock issuable upon conversion or exercise of securities convertible into Common Stock for a period of one year from the date of this Prospectus without the prior written consent of the Underwriter. An appropriate legend will be marked on the face of stock certificates representing all such shares of Common Stock. See "Securities Ownership of Principal and Initial Selling Stockholders" and "Certain Transactions."

     After a period of one year from the date of this Prospectus has elapsed, each Selling Stockholder is free to offer and sell his or her shares of Common Stock at such times, in such manner and at such prices as he or she shall determine. Such shares may be offered by the Selling Stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Stockholders may also use Rule 144 under the Securities Act of 1933 (the "Securities Act"), to sell such securities, if they meet the criteria and conform to the requirements of such rule. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.

     The Selling Stockholders have advised the Company that sales of shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed price which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. After a period of one year from the date of this Prospectus has elapsed, the Selling Stockholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnity any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of shares, any Selling Stockholders, any selling broker-dealer and any "affiliated purchasers" may be subject to Rule 10b-7 under the Securities Exchange Act of 1934 which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering. In addition, the State of New Jersey requires that the Selling Stockholders who sell their Common Stock in New Jersey use a registered broker-dealer or conduct their sale in reliance upon an exemption from registration.

             (ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS)

     Until ____________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ENFORCEABILITY OF CIVIL LIABILITIES UNDER
  UNITED STATES FEDERAL SECURITIES LAWS......................................  2
PROSPECTUS SUMMARY...........................................................  3
SUMMARY FINANCIAL INFORMATION................................................  8
RISK FACTORS.................................................................  9
USE OF PROCEEDS.............................................................  21
DIVIDEND POLICY.............................................................  21
DILUTION....................................................................  22
CAPITALIZATION..............................................................  24
SELECTED FINANCIAL DATA.....................................................  25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................  27
BUSINESS....................................................................  33
CERTAIN TAX CONSIDERATIONS..................................................  52
MANAGEMENT..................................................................  58
SECURITIES OWNERSHIP OF
PRINCIPAL AND INITIAL SELLING STOCKHOLDERS..................................  64
CERTAIN TRANSACTIONS........................................................  65
DESCRIPTION OF SECURITIES...................................................  67
SHARES ELIGIBLE FOR FUTURE SALE.............................................  74
CERTAIN FOREIGN ISSUER CONSIDERATIONS.......................................  75
UNDERWRITING................................................................  76
CONCURRENT REGISTRATION OF COMMON STOCK.....................................  78
LEGAL MATTERS...............................................................  78
EXPERTS.....................................................................  79
ADDITIONAL INFORMATION......................................................  79
INDEX TO FINANCIAL STATEMENTS............................................... F-1

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                               5,338,912 SHARES

                          COMMODORE HOLDINGS LIMITED
                             _____________________

                                   PROSPECTUS
                             _____________________

                             _____________________

                              ____________, 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      SEC Registration Fee......................       $   11,469
      NASD Filing Fee...........................       $    3,200
      Listing Fees*.............................       $   31,080
      Transfer and Warrant Agent Fees*..........       $    2,000
      Printing Costs*...........................       $   30,000
      Legal Fees and Expenses*..................       $  100,000
      Accounting Fees and Expenses*.............       $   75,000
      Blue Sky Fees and Expenses*...............       $   55,000
      Additional Underwriting Compensation......       $  138,000
      Miscellaneous*............................       $    3,967

          Total......................................  $  449,716
                                                          =======

____________________
*Indicates expenses that have been estimated for the purpose of filing.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 98 of The Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability, which by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from the willful negligence, willful default, fraud or dishonesty of which such officer, director, or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

          The Company has adopted provisions in its Bye-laws that provide that the Company shall indemnify its officers and directors to the maximum extent permitted under the Act. The Company has also entered into indemnification agreements with certain of its officers and directors. Such agreements provide that each director shall be indemnified to the maximum extent permitted by law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

          In April 1995, the Company issued 12,000 shares of its Common Stock to its initial founder, Mr. Jeffrey I. Binder, for $12,000 in conjunction with the organization of the Company. On April 26, 1995, the Company authorized the split of its Common Stock, and each share of its outstanding Common Stock was exchanged for 100 shares of Common Stock. Subsequent to such date, Mr. Binder contributed approximately an additional $988,000 for such Common Stock and transferred half of such Common Stock to an affiliate. On May 12, 1995, the Company repurchased 200,000 shares from Mr. Binder for par value. The sale of such Common Stock was exempt from registration pursuant to Section 4(2) of the Securities Act.

          In May 1995, the Company issued a total of 2,406,833 shares of its Common Stock to 23 of its initial founders, for the aggregate amount of $2,115,000. These sales of Common Stock were exempt from registration pursuant to Rules 505 and 506 of Regulation D promulgated under the Securities Act.

          In May 1995, the Company granted warrants to purchase a total of 325,000 shares of Common Stock to Messrs. Mayer, Sullivan and Pritzker, who are executive officers of the Company and/or its subsidiaries. Such warrants were issued pursuant to each such officer's respective employment agreement and are exercisable for $1.00 per share, at varying vesting periods. The grant of such warrants was exempt from registration pursuant to Section 4(2) of the Securities Act.

          In connection with a private placement of the Company's securities, the Company issued an additional 1,500,000 shares of Common Stock, for $4.00 per share, to 104 persons. The private placement closed in July 1995. These sales of Common Stock were exempt from registration pursuant to Rules 505 and 506 of Regulation D promulgated under the Securities Act.

          In July 1995, the Company issued 1,000,000 shares of its Series A Preference Shares to Eff-Shipping, at an agreed upon value of $4.00 per share, as partial consideration for the Company's acquisition of the Commodore Assets. The sale of such Common Stock was exempt from registration pursuant to Section 4(2) of the Securities Act.

          On July 14, 1995, the Company issued warrants to purchase 250,000 shares of Common Stock to each of Jeffrey I. Binder and Rosalie Binder jointly, and to JeMJ Financial Services, Inc., a company controlled by Jeffrey I. Binder, in exchange for services provided by each of them in connection with the Commodore Acquisition. The warrants are exercisable at $6.00 per share until July 14, 2002. The grant of such warrants was exempt from registration pursuant to Section 4(2) of the Securities Act.

    On October 30, 1995, the Company issued warrants to purchase 250,000 shares of Common Stock to Seawise, the Company's partner in Sea-Comm, pursuant to the terms of the Agreement. The warrants are exercisable at $6.00 per share until October 30, 2000. The grant of such warrants was exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16.  LIST OF EXHIBITS

          EXHIBIT  DESCRIPTION OF EXHIBIT                              PAGE NO.
          -------  ----------------------                              --------
            1a     Form of Underwriting Agreement. ...................   ___
            3a     Memorandum of Association of the Company,
                   as amended*........................................   ___
            3b     Bye-Laws*..........................................   ___
            4a     Form of Common Stock Certificate*..................   ___
            4b     Series A Preference Share Terms*...................   ___
            4c     Form of Warrant Certificate*.......................   ___
            4d     Form of Warrant Agent Agreement....................   ___
            4e     Form of Underwriter's Warrant Agreement............   ___
            5a     Opinion of Broad and Cassel**......................   ___

          EXHIBIT  DESCRIPTION OF EXHIBIT                              PAGE NO.
          -------  ----------------------                              --------
            10a    Employment Agreement dated May 3, 1995
                   between the Company and Jeffrey I. Binder*.........   ___
            10b    Employment Agreement dated May 3, 1995
                   between New Commodore and Frederick A. Mayer,
                   as amended*........................................   ___
            10c    Employment Agreement dated May 3, 1995
                   between New Commodore and James R. Sullivan,
                   as amended*........................................   ___
            10d    Employment Agreement dated May 3, 1995
                   between New Commodore and Alan Pritzker,
                   as amended*........................................   ___
            10e    USD$ 24,000,000 Loan Facility Agreement,
                   dated July 14, 1995 among the Lender,
                   Almira, Azure, New Commodore and the
                   Company*...........................................   ___
            10f    Agreement for the Sale and Purchase of
                   the Business and Assets of Old Commodore
                   dated April 29, 1995 between Old
                   Commodore, EffJohn and New Commodore*..............   ___
            10g    Master Agreement dated May 28, 1995
                   between EffJohn, BCS, ACS, Old
                   Commodore, New Commodore and the
                   Company*...........................................   ___
            10h    1995 Stock Option Plan*............................   ___
            10i    Joint Venture Agreement dated October
                   30, 1995 between the Company, Seawise
                   and Sea-Comm*......................................   ___
            10j    Management Services Agreement dated July
                   5, 1995 between New Commodore and IMC..............   ___
            10k    Sublease for Office Space at 4000
                   Hollywood Boulevard dated June 30, 1995
                   between EffJohn and New Commodore..................   ___
            10l    Software Agreement between Reservations
                   Technology, Inc. and New Commodore.................   ___
            10m    Sublease of computer equipment and
                   software between Old Commodore and New
                   Commodore (IBM Sublease)...........................   ___
            10n    Assignment of Financing and Berthing
                   Agreement dated June 29, 1995 between
                   New Commodore and Old Commodore as
                   consented to by the Board of
                   Commissioners of the Port of New Orleans...........   ___
            10o    Warrant Certificate for 250,000 Shares
                   of Common Stock of the Company dated
                   July 14, 1995 in favor of JeMJ Financial
                   Services, Inc......................................   ___
            10p    Warrant Certificate for 250,000 Shares
                   of Common Stock of the Company dated
                   July 14, 1995 in favor of Jeffrey and
                   Rosalie Binder.....................................   ___
            10q    Warrant Certificate for 250,000 shares
                   of Common Stock of the Company dated
                   October 30, 1995 in favor of Seawise...............   ___
            10r    First Priority Panamanian Mortgage on
                   the Enchanted Seas dated July 14, 1995
                   between Azure and the Lender.......................   ___

          EXHIBIT  DESCRIPTION OF EXHIBIT                              PAGE NO.
          -------  ----------------------                              --------
            10s    First Priority Panamanian Mortgage on
                   the Enchanted Isle dated July 14, 1995
                   between Almira and the Lender......................   ___
            10t    First Priority Charge over the shares of
                   Azure dated July 14, 1995 between the
                   Lender and New Commodore...........................   ___
            10u    First Priority Charge over the shares of
                   Almira dated July 14, 1995 between the
                   Lender and New Commodore...........................   ___
            10v    First Priority Tripartite Deed in
                   respect of the Enchanted Seas dated July
                   14, 1995 between the Azure, New
                   Commodore and the Lender...........................   ___
            10w    First Priority Tripartite Deed in
                   respect of the Enchanted Isle dated July
                   14, 1995 between the Almira, New
                   Commodore and the Lender...........................   ___
            11     Computation of Earnings per share of
                   Common Stock, as amended...........................   ___
            21     Subsidiaries of the Company*.......................   ___
            23a    Consent of Grant Thornton, LLP.....................   ___
            23b    Consent of KPMG Peat Marwick, LLP..................   ___
            23c    Consent of Broad and Cassel**......................   ___
            23d    Consent of Richards, Francis and Francis**.........   ___
            24     Power of Attorney (included on signature
                   page)*.............................................   ___

____________________
*Previously filed
** To be filed by amendment



ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delay offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Hollywood in the State of Florida on the 23 day of May, 1996.

                                        COMMODORE HOLDINGS LIMITED

                                        By:/s/ Jeffrey I. Binder, Chairman
                                           ----------------------------------
                                           Jeffrey I. Binder, Chairman

                               POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

        SIGNATURE                             TITLE                        DATE
        ---------                             -----                        ----

/s/ Jeffrey I. Binder                  Chairman of the Board           May 23, 1996
- ----------------------------------
Jeffrey I. Binder


/s/ Frederick A. Mayer*              Vice-Chairman of the Board        May 23, 1996
- ----------------------------------
Frederick A. Mayer                  (Principal Executive Officer)


/s/ James R. Sullivan*                       President                 May 23, 1996
- ----------------------------------
James R. Sullivan


/s/ Alan Pritzker*                  Vice President, Finance and        May 23, 1996
- ----------------------------------
Alan Pritzker                         Chief Financial Officer
                                      (Principal Financial and
                                        Accounting Officer)

/s/ Arnold Adolphus Francis, Q.C.*            Director                 May 23, 1996
- ----------------------------------
Arnold Adolphus Francis, Q.C.


/s/ A. Robert Miller*                         Director                 May 23, 1996
- ----------------------------------
A. Robert Miller


*By:/s/ Jeffrey I. Binder
    ------------------------------
Attorney-in-Fact

                          COMMODORE HOLDINGS LIMITED

                              AMENDMENT NO. 1 TO
                                   FORM S-1

                               INDEX TO EXHIBITS

                                                                                                             Sequentially
                                                                                                               Numbered
Exhibit No.                                                                                                      Page
- -----------                                                                                                      ----
   1a      Form of Underwriting Agreement.................................................................        ___
   4d      Form of Warrant Agent Agreement................................................................        ___
   4e      Form of Underwriter's Warrant Agreement.......................................................         ___
   10j     Management Services Agreement dated July 5, 1995 between New Commodore and IMC
   10k     Sublease for Office Space at 4000 Hollywood Boulevard dated  June 30,
           1995 between EffJohn and New Commodore.........................................................        ___
   10l     Software Agreement between Reservations Technology, Inc. and New Commodore.....................        ___
   10m     Sublease of computer equipment and software between Old Commodore and New
           Commodore (IBM Sublease).......................................................................        ___
   10n     Assignment of Financing and Berthing Agreement dated June 29, 1995 between New Commodore and Old Commodore as consented to by the
           Board of Commissioners of the Port of New Orleans..............................................        ___
   10o     Warrant Certificate for 250,000 Shares of Common Stock of the Company
           dated July 14, 1995 in favor of JeMJ Financial Services,  Inc..................................        ___
   10p     Warrant Certificate for 250,000 Shares of Common Stock of the
           Company dated July 14, 1995 in favor of Jeffrey and Rosalie Binder.............................        ___
   10q     Warrant Certificate for 250,000 shares of Common Stock of the Company
           dated October 30, 1995 in favor of Seawise.....................................................        ___
   10r     First Priority Panamanian Mortgage on the Enchanted Seas dated
           July 14, 1995 between Azure and the Lender ....................................................        ___
   10s     First Priority Panamanian Mortgage on the Enchanted Isle dated July 14,
           1995 between Almira and the Lender ............................................................        ___
   10t     First Priority Charge over the shares of Azure dated July 14, 1995
           between the Lender and New Commodore...........................................................        ___
   10u     First Priority Charge over the shares of Almira dated July 14, 1995
           between the Lender and New Commodore...........................................................        ___
   10v     First Priority Tripartite Deed in respect of the Enchanted Seas dates
           July 14, 1995 between the Azure, New Commodore and the Lender..................................        ___
   10w     First Priority Tripartite Deed in respect of the Enchanted Isle dated
           July 14, 1995 between the Almira, New Commodore and the Lender.................................        ___
   11      Computation of Earnings per share of Common Stock..............................................
   23a     Consent of Grant Thornton, LLP.................................................................        ___
   23b     Consent of KPMG Peat Marwick, LLP..............................................................        ___
   27      Selected Financial Data Schedule...............................................................        ___